SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
Intellect Neurosciences, Inc.

(Exact Name Of Registrant As Specified In Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

333-128226	20-8329066

(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011

(Address of Principal Executive Offices)	(Zip Code)
212 448 9300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
EXPLANATORY NOTE
Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
SUMMARY OF THE MERGER AND RELATED TRANSACTIONS
PART I
Item 1. Description of Business
Item 1A. Risk Factors
Item 3. Description of Property
Item 4. Security Ownership of Certain Beneficial Owners And Management

Item 5. Directors, Executive Officers, Promoters and Control Persons
Item 6. Executive Compensation
Item 7. Certain Relationships And Related Transactions
Item 8. Description of Securities
PART II
Item 1. Market Price Of and Dividends On Common Equity And Other Stockholder Matters
Item 2. Legal Proceedings
Item 4. Recent Sales of Unregistered Securities
Item 5. Indemnification of Directors and Officers
PART F/S
PART III
Item 3.02. Recent Sales of Unregistered Securities
Item 3.03. Material Modification to Rights of Security Holders
Item 5.01. Changes in Control of Registrant
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
Item 5.06. Change in Shell Company Status
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Ex-2.1 Agreement and Plan of Merger
Ex-2.2 Sale, Assignment, Assumption and Indemnification Agreement
Ex-3.5 Certificate of Merger of INS Acquisition, Inc.
Ex-3.7 Certificate of Amendment to Certificate of Incorporation
Ex-4.1 Form of Employee Incentive and and Nonqualified Stock Option Agreement
Ex-4.2 Form of Director Stock Option Agreement
Ex-4.3 Form of Notice of Stock Option Award under 2006 Equity Incentive Plan
Ex-4.4 Form of Convertible Note Warrant
Ex-4.5 Form of Convertible Note Warrant
Ex-4.6 Form of Series B Warrant
Ex-4.7 Form of Extension Warrant
Ex-10.1 Form of Indemnification Agreement
Ex-10.2 2005 Employee, Director And Consultant Stock Option Plan
Ex-10.3 2006 Equity Incentive Plan
Ex-10.4 Asset Transfer Agreement, dated as of June 23, 2005
Ex-10.5 License Agreement by and between New York University and Mindset Limited
Ex-10.6 Research and License Agreement
Ex-10.7 Transgenic Animal Non-Exclusive License and Sponsored Research Agreement
Ex-10.8 Assignment Agreement, dated as of June 6, 2000
Ex-10.9 Research License Agreement
Ex-10.10 Lease Agreement, dated as of July 11, 2005
Ex-10.11 English Summary of Israel Lease Agreement
Ex-10.12 Amended and Restated Employment Agreement (Daniel Chain)
Ex-10.13 Amended and Restated Employment Agreement (Elliot Maza)
Ex-10.14 Employment Agreement, dated as of June 25, 2005 (Vivi Ziv)
Ex-10.15 Consulting Agreement dated as of January 3, 2007 (Mark Germain)
Ex-10.16 Consulting Agreement dated as of July 1, 2005 (Harvey Kellman)
Ex-10.17 Consulting Agreement dated as of December 1, 2005 (Kelvin Davies)
Ex-14.1 Code of Ethics and Business Conduct
Ex-21.1 List of Subsidiaries

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This current report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, trends or operating results also constitute such forward-looking statements.
Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider Item 1A of Part I of this current report, “Risk Factors,” on page 31, and various disclosures made by us in our reports filed with the Securities and Exchange Commission, each of which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.
EXPLANATORY NOTE
On January 25, 2007, GlobePan Resources, Inc. entered into an agreement and plan of merger with Intellect Neurosciences, Inc., a privately held Delaware corporation, and INS Acquisition, Inc., a newly formed, wholly-owned Delaware subsidiary of GlobePan Resources, Inc. which we refer to as Acquisition Sub. Pursuant to this agreement and plan of merger, which we refer to as the merger agreement, on January 25, 2007, Acquisition Sub merged with and into Intellect Neurosciences, Inc., Acquisition Sub ceased to exist and Intellect Neurosciences, Inc. survived the merger and became the wholly-owned subsidiary of GlobePan Resources, Inc. We refer to this transaction as the merger.
The following actions were taken in anticipation of the merger:
•	On January 24, 2007, GlobePan Resources, Inc. reincorporated from Nevada to Delaware, which we refer to as the conversion. As a result of the conversion (i) GlobePan Resources, Inc. became governed by the Delaware General Corporation Law; (ii) GlobePan Resources, Inc. adopted a certificate of incorporation and bylaws pursuant to such law; and (iii) each issued and outstanding share of common stock of GlobePan Resources, Inc. (the Nevada corporation) converted into 2.5945572 issued and outstanding shares of common stock of GlobePan Resources, Inc. (the Delaware corporation).

•	On January 25, 2007, immediately prior to consummating the merger, GlobePan Resources, Inc. entered into a sale, assignment, assumption and indemnification agreement with Russell Field. We refer to this agreement as the spin-out agreement and to the transactions effected thereby as the spin-out. Prior to the merger, Mr. Field was GlobePan Resources, Inc.’s sole director, its president, chief executive officer, secretary and treasurer and one of its significant stockholders. Pursuant to the spin-out agreement, immediately prior to the merger on January 25, 2007 (i) GlobePan Resources, Inc. sold Mr. Field all of its assets; (ii) Mr. Field assumed all of GlobePan Resources, Inc.’s liabilities, (iii) Mr. Field agreed to indemnify GlobePan Resources, Inc. for breaches by Mr. Field under the spin-out agreement; and (iv) Mr. Field granted GlobePan Resources, Inc. a general release.

Unless otherwise indicated, all share numbers, per share information and share price information contained in this Current Report on Form 8-K give effect to the conversion.
The following actions were taken in connection with the merger:
•	On January 25, 2007, Intellect Neurosciences, Inc., the surviving entity in the merger, changed its name to Intellect USA, Inc.

•	On January 26, 2007, GlobePan Resources, Inc. changed its name to Intellect Neurosciences, Inc.
Therefore, as of the date of this filing, our name is Intellect Neurosciences, Inc. and the name of our wholly-owned subsidiary is Intellect USA, Inc. Intellect USA, Inc. wholly-owns Intellect Neurosciences (Israel) Ltd., an Israeli company. We refer to Intellect USA, Inc. as Intellect USA and we refer to Intellect Neurosciences (Israel) Ltd. as Intellect Israel.
We refer to the merger, the conversion, the spin-out, and the name changes described above collectively as the transactions. Unless otherwise indicated:
•	the terms “our company,” “we,” “us,” and “our” refer to Intellect Neurosciences, Inc. after giving effect to the transactions, unless the context clearly indicates otherwise;

•	the term “GlobePan” refers to GlobePan Resources, Inc. before giving effect to the merger; and

•	the term “Intellect” refers to Intellect Neurosciences, Inc. before giving effect to the merger.
OXIGON™, RECALL-VAX™, BETA-VAX™ and ANTISENILIN™ are our trademarks. Each trademark, trade name or service mark of any other company appearing in this Current Report on Form 8-K belongs to its respective holder.
Item 1.01. Entry into a Material Definitive Agreement
On January 25, 2007, we entered into and completed the spin-out and the merger. For a description of the spin-out and the merger and the material agreements entered into in connection with each, please see Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
SUMMARY OF THE SPIN-OUT
On January 25, 2007, immediately prior to consummating the merger, GlobePan entered into the spin-out agreement with Russell Field and consummated the spin-out. The spin-out was a condition to the merger. Prior to the merger, Mr. Field was GlobePan’s sole director, its president, chief executive officer, secretary and treasurer and one of its significant stockholders. Pursuant to the spin-out agreement, immediately prior to the merger on January 25, 2007, GlobePan sold Mr. Field all of its assets, including the mineral claim that formed the basis of GlobePan’s business plan and operations prior to the spin-out, and Mr. Field assumed all of GlobePan’s liabilities as of that date, whether any such liabilities were asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted. Mr. Field also assumed the due and prompt performance of any contracts, agreements or arrangements of GlobePan as of the spin-out. Under the spin-out agreement, Mr. Field agreed to indemnify GlobePan for breaches by Mr. Field under the spin-out agreement and he also granted GlobePan a general release. The spin-out agreement is attached as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

SUMMARY OF THE MERGER AND RELATED TRANSACTIONS
On January 25, 2007, GlobePan, Acquisition Sub and Intellect entered into the merger agreement. The merger was consummated on that same date. We ceased the business operations of GlobePan pursuant to the spin-out. Pursuant to the merger, Intellect’s business became our business. We currently anticipate that we will continue to maintain the ownership and operating structure implemented at the time of the merger, i.e., with Intellect Neurosciences, Inc. as a periodic reporting holding company and Intellect USA, Inc. as our U.S. operating Company.
The following summarizes the effects on the stockholdings of GlobePan, Intellect and us as of and immediately following the merger.
Holders of common stock of GlobePan. GlobePan stockholders retained, in the aggregate, 9,000,000 shares of our common stock in connection with the merger.
Holders of Series A Preferred, Series B Preferred and common stock of Intellect. On the closing date of the merger, the holders of Intellect’s issued and outstanding capital stock before the merger exchanged all of their shares in Intellect for the right to receive, in the aggregate, 26,075,442 shares of our common stock, $0.001 par value per share. Specifically:
•	the holders of shares of common stock of Intellect received an aggregate of 21,353,500 shares of our common stock;

•	the holders of shares of Class A convertible preferred stock of Intellect received an aggregate of 128,851 shares of our common stock; and

•	the holders of shares of Class B convertible preferred stock of Intellect received an aggregate of 4,593,091 shares of our common stock.
Holders of Intellect options and warrants. Pursuant to the merger agreement, at the time of the merger each option and warrant for the purchase of shares of Intellect common stock that was issued and outstanding before the merger was assumed by us and converted into an option or warrant, as applicable, to purchase the same number of shares of our common stock on the same terms and conditions as the original Intellect options and warrants. Accordingly, at the time of the merger, options to purchase 1,207,501 shares of Intellect common stock converted into options to purchase 1,207,501 shares of our common stock, and warrants to purchase 5,766,473 shares of Intellect common stock converted into warrants to purchase 5,766,473 shares of our common stock.
The form of our options issued upon conversion of the Intellect options are attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The form of our warrants issued upon the conversion of the Intellect warrants is attached as Exhibits 4.4, 4.5, 4.6 and 4.7 to this Current Report on Form 8-K and is incorporated herein by reference.
2005 Equity Incentive Plan. Also in connection with the merger, we assumed Intellect’s 2005 equity incentive plan, which we refer to as our 2005 plan. An aggregate of 1,246,500 shares were originally reserved for issuance under the 2005 plan. At the time of the merger, options covering 1,207,501 shares had been issued under the 2005 plan, leaving 38,999 shares available for issuance in connection with potential future option grants under the 2005 plan. Immediately following the merger, we granted options to purchase 38,000 shares of our common stock under the 2005 plan, such that, as of the date of filing of this current report, 999 shares remain available for issuance in connection with potential future grants under the 2005 plan.
2006 Equity Incentive Plan. Our board and stockholders approved our 2006 equity incentive plan, which we refer to as our 2006 plan, effective as of the merger. Originally 12,000,000 shares of our common stock were reserved for issuance under the 2006 plan. Immediately following the merger, we granted options to purchase 11,577,548 shares of our common stock under the 2006 plan. Therefore, as of the date of filing of this current report, 422,452 shares remain available for issuance in connection with potential future grants under the 2006 plan.
Convertible Notes. Pursuant to the merger agreement, at the time of the merger each convertible note that was convertible into common stock of Intellect issued and outstanding before the merger became convertible into the same number of shares of our common stock on the same terms and conditions as the original Intellect convertible notes. Accordingly, at the time of the merger, notes convertible into 1,155,973 shares of Intellect common stock became convertible into 1,155,973 shares of our common stock.
Post-merger stockholdings. Following the merger and after giving effect to the options we issued immediately following the merger, there were 35,075,442 shares of our common stock issued and outstanding on an actual basis and 55,244,385 shares of our common stock issued and outstanding on a fully diluted basis. In our determination of the number of shares of our common stock issued and outstanding on a fully diluted basis, we (i) include the aggregate 9,000,000 shares of our common stock retained by existing GlobePan stockholders, (ii) include the aggregate 26,075,442 shares of our common stock received by former holders of Intellect capital stock, (iii) assume the issuance of all shares potentially available for issuance under our 2005 plan and our 2006 plan, regardless of whether such shares are currently covered by options, and (iv) assume the conversion of all outstanding warrants and convertible notes into shares of our common stock.
Therefore, after the merger and after giving effect to the options we issued immediately following the merger:
•	the former holders of GlobePan common stock held 9,000,000 shares of our common stock, which represents approximately 25.66% of our issued and outstanding common stock on an actual basis and approximately 16.29% of our issued and outstanding common stock on a fully diluted basis;

•	the former holders of shares of common stock of Intellect held 21,353,500 shares of our common stock, which represents approximately 60.88% of our issued and outstanding common stock on an actual basis and approximately 38.65% of our issued and outstanding common stock on a fully diluted basis;

•	the former holder of shares of Series A Convertible Preferred stock of Intellect held 128,851 shares of our common stock, which represents approximately 0.37% of our issued and outstanding common stock on an actual basis and approximately 0.23% of our issued and outstanding common stock on a fully diluted basis;

•	the former holders of shares of Series B Convertible Preferred stock of Intellect held 4,593,091 shares of our common stock, which represents approximately 13.09% of our issued and outstanding common stock on an actual basis and approximately 8.31% of our issued and outstanding common stock on a fully diluted basis;

•	the former holders of options to purchase shares of common stock of Intellect held options to purchase 1,245,501 shares of our common stock, which represents approximately 2.25% of our issued and outstanding common stock on a fully diluted basis;

•	the former holders of warrants to purchase shares of common stock of Intellect held warrants to purchase 5,766,473 shares of our common stock, which represents approximately 10.44% of our issued and outstanding common stock on a fully diluted basis;

•	the options to purchase an aggregate of 38,000 shares of our common stock granted immediately following the merger under the 2005 plan represent approximately 0.07% of our issued and outstanding common stock on a fully diluted basis;

•	the options to purchase an aggregate of 11,577,548 shares of our common stock granted immediately following the merger under the 2006 plan represent approximately 20.96% of our issued and outstanding common stock on a fully diluted basis; and

•	the former holders of Intellect convertible notes held notes convertible into 1,155,973 shares of our common stock, which represents approximately 2.09% of our issued and outstanding common stock on a fully diluted basis.

Prior to the consummation of the merger, Mr. Russell Field was GlobePan’s sole director and served as its president, chief executive officer, secretary and treasurer and GlobePan had no other executive officers. At the effective time of the merger, Mr. Field resigned from all of his positions with us and all of Intellect’s directors and officers became our directors and officers. The significant employees and scientific and advisory board members who served Intellect prior to the merger continue to serve us since the consummation of the merger.
In addition to providing for the exchange of securities and management transition described above, the merger agreement contained representations, warranties, covenants and agreements customary to transactions of similar type. Intellect’s representations and warranties did not survive the consummation of the merger. GlobePan’s and Acquisition Sub’s representations and warranties and covenants and agreements survive the merger until January 25, 2008. GlobePan agreed to indemnify Intellect and its stockholders, among other things, against breaches by GlobePan or Acquisition Sub of their representations and warranties under the merger agreement. The liability of GlobePan and Acquisition Sub is limited to $500,000 and any claims must be brought by January 25, 2008.
The conversion was approved by less than unanimous consent of GlobePan’s stockholders and the merger was approved by less than unanimous consent of Intellect’s stockholders. The stockholders who did not consent to the conversion have a right to dissent to the conversion and the stockholders who did not consent to the merger have a right to dissent to the merger and demand appraisal of their shares. The stockholders who choose to exercise such dissenters’ or appraisal rights have a right to demand payment for their shares instead of receiving shares in the conversion or merger. The stockholders of GlobePan who wish to exercise their dissenters’ rights with respect to the conversion, must make such demand within 30 days from the date they received notice of their dissenters’ rights. We expect to provide the GlobePan stockholders with such notice on or about February 2, 2007. The former stockholders of Intellect who wish to exercise their appraisal rights with respect to the merger must make such demand by February 19, 2007 (20 days from the date we mailed them a notice of their appraisal rights). As of the date of the filing of this current report, the period for exercising such dissenters’ or appraisal rights has not yet expired. We have not received notices from any of our stockholders that they intend to exercise such rights. All share numbers in this current report reflecting shares issued and outstanding following the conversion or shares issued and outstanding following the merger assume that no stockholders will validly exercise such rights.
We will treat the merger as a capital transaction or a recapitalization for financial accounting purposes. Intellect will be treated as the acquirer for accounting purposes, whereas GlobePan will be treated as the acquirer for legal purposes. Accordingly, historical financial statements of GlobePan before the merger will be replaced with the historical financial statements of Intellect in this current report and all future filings with the Securities and Exchange Commission, or SEC. The merger agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The parties have taken all actions necessary to ensure the merger is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.
All securities issued in connection with the merger were “restricted” securities and are subject to all applicable resale restrictions specified by federal and state securities laws.
Disclosure
As disclosed elsewhere in this report, on January 25 2007, we acquired Intellect in a reverse merger transaction. Item 2.01(f) of Form 8—K states that if the registrant was a shell company, as GlobePan was immediately before the transaction disclosed under Item 2.01 (i.e., the reverse merger), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 or Form 10-SB, as applicable. Accordingly, we are providing below the information that would be included in such form. Please note that the information provided below relates to the combined company after the spin-out, the conversion and the merger and that information relating to periods prior to the date of the merger only relate to GlobePan or Intellect unless otherwise specifically indicated.
PART I
Item 1. Description of Business
Company Overview

Immediately following the merger, Intellect’s business became our business. Through our operating subsidiary, Intellect USA, we are a biopharmaceutical company specializing in the research and development of drugs to treat Alzheimer’s disease and other major disorders of the central nervous system such as Parkinson’s disease, Huntingdon’s disease, Creutzfeld-Jacob disease, stroke, ischemia and other diseases associated with oxidative stress. We have yet to obtain regulatory approval for sales of any of our product candidates. We incorporated our wholly-owned subsidiary, Intellect Neurosciences (Israel) Ltd., which we refer to as Intellect Israel, in Israel as a private limited company in July 2005 for the purpose of conducting research relating to our drug candidates.
We believe that our scientific approach gives us the potential to develop safe and efficacious disease-modifying products to slow, arrest and ultimately prevent the onset of Alzheimer’s disease. In contrast, many of our competitors, including much larger companies, appear to be focused on products that address the symptoms of Alzheimer’s disease without impacting the underlying cause of the disease. Also, we believe that our competitors are potentially limited in their development of Alzheimer’s disease-modifying therapeutics by our intellectual property portfolio. Based on our own scientific research, published data relating to our drug candidates, pre-clinical studies that we have conducted and clinical studies that other pharmaceutical companies have conducted, we are optimistic that our drug candidates have the potential to result in drug products that ultimately may be used to delay or prevent the onset of Alzheimer’s disease, including the onset of the disease in individuals that are genetically or otherwise predisposed to the disease.
Scientific terms are important to understanding the biopharmaceutical industry and our technology and business. We provide a glossary of certain terms used in this Current Report on Form 8-K on page 29.
History
Intellect was incorporated in Delaware on April 25, 2005 under the name Eidetic Biosciences, Inc. and changed its name to Mindset Neurosciences, Inc. on April 28, 2005, to Lucid Neurosciences, Inc. on May 17, 2005 and to Intellect Neurosciences, Inc. on May 20, 2005. On January 25, 2007, we completed the merger and Intellect became our wholly-owned subsidiary and changed its name to Intellect USA, Inc. Prior to the merger, GlobePan sold substantially all of its assets, including its mineral claims and certain other assets to Mr. Russell Field and thus, as a result of the merger, our sole business is the business operated by Intellect.
The majority of Intellect’s assets, including all but one of our current technology platforms, were acquired in 2005 from Mindset Biopharmaceuticals, Inc., which we refer to as Mindset. Dr. Daniel Chain, our Chairman and Chief Executive Officer, founded Mindset and remains a significant stockholder of Mindset. He had previously served as Mindset’s Chairman and Chief Executive Officer, and currently serves as its President. Dr. Chain spends approximately 5% of his time on matters relating to Mindset. Dr. Vivi Ziv, our Chief Operating Officer, had previously served as Director of Clinical and Regulatory Affairs at Mindset Ltd., Mindset’s Israeli subsidiary. Currently Dr. Ziv has no relationship with Mindset. Dr. Chain and Dr. Ziv bring to Intellect extensive industry and scientific knowledge and established relationships with important leaders in the Alzheimer’s disease field. Mindset continues in existence with assets that were not purchased by Intellect, and Mindset is not involved in any business that competes, directly or indirectly, with the business of Intellect. For further information about Mindset, our purchase of assets from Mindset and Dr. Chain’s ongoing relationship with Mindset, please see “Mindset Asset Transfer Agreement” and “Certain Relationships and Related Party Transactions and Director Independence – Certain Relationships involving Dr. Daniel Chain.”
Since our inception in 2005, we have generated losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. As of September 30, 2006 and December 31, 2005, our accumulated deficit was approximately $9,507,215 and $2,438,109, respectively. Our net loss was $2,438,109 for the period from inception until December 31, 2005 and our net loss for the nine months ended September 30, 2006 was $7,069,106. Our cash outlays from operations were $4,141,061 and $1,238,818 for the period ended September 30, 2006 and December 31, 2005, respectively, and our capital shows a deficit of $4,378,970 and $2,407,966 as of September 30, 2006 and December 31, 2005, respectively.
We currently are in default under certain notes with an aggregate face amount of $150,000 plus interest that were originally due on May 10, 2006, and as to which the maturity date was twice extended. These notes matured and became due on December 20, 2006. None of the noteholders have threatened or instituted any legal proceedings.
We have limited capital resources and operations to date have been funded with the proceeds from equity and debt financings and income earned on investments. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the period ended December 31, 2005 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.
Business Strategy
Our core business strategy is to develop our drug candidates, acquired from Mindset and/or in-licensed from universities and others, through human proof of concept (Phase II) studies both within and outside the

Alzheimer’s disease field. Following completion of Phase II studies, or earlier, if appropriate, we expect to enter into collaboration agreements to complete product development and commercialize the resulting drug products. Our objective is to develop a pipeline that allows us to generate products that can enter human clinical trials in a relatively short timeframe and give rise to multiple product and partnering opportunities. We intend to obtain revenues from sublicensing fees, milestone payments, development fees, royalties and/or sales related to the use of our drug candidates or intellectual property for specific therapeutic indications or applications.
We are led by our Chief Executive Officer and chairman, Dr. Daniel G. Chain, founder and former Chief Executive Officer of Mindset, our Chief Operating Officer, Dr. Vivi Ziv, who has significant senior management experience, including experience in clinical trial design and regulatory issues affecting product development and Elliot M. Maza, J.D., C.P.A., our executive vice president and Chief Financial Officer, who has significant accounting, legal and investment banking experience and who has previously served as CFO of a Nasdaq listed biotechnology company. Our board of directors is comprised of individuals experienced in building successful biotechnology companies with specific experience in areas such as drug development and strategic partnering. Our advisors include a distinguished scientific advisory board chaired by Professor Kelvin Davies (James E. Birren Chair in Gerontology and Professor of Gerontology and Biological Sciences at the University of Southern California) and a clinical advisory board chaired by Dr. Paul Bendheim (Director of Development of the Alzheimer’s disease Research Center of the Banner Good Samaritan Medical Center). In addition, we have retained development and regulatory specialists as consultants in the United States and in Europe.
Product Candidates in Development
Our therapeutic approach to Alzheimer’s disease is based on developing mechanisms to prevent both the accumulation and neurotoxicity of the Alzheimer’s toxin, the so-called amyloid-beta (A-b) protein. Insight as to how amyloid beta may be implicated in Alzheimer’s disease has resulted from remarkable progress in Alzheimer’s research that has occurred over the last two decades. Dr. Chain was among the first in the biotechnology industry to focus on preventing the accumulation and neurotoxicity of amyloid beta as an approach to treating and preventing Alzheimer’s disease. The amyloid beta toxin is produced in most tissues of the body as a normal product of metabolism, but accumulates in the brains of Alzheimer’s disease patients to a point where it reaches toxic concentrations. This accumulation of amyloid beta is thought to start a cascade that leads to neurodegeneration, depletion of essential neurotransmitters and memory loss. Our approach targets the top of this cascade and aims to delay, halt the progression, or prevent the onset of Alzheimer’s disease, whereas existing therapies appear to be directed at the bottom of the cascade, with the aim of causing only symptomatic improvement.
Our products in development include a small molecule, OXIGON, which targets the underlying pathology of the disease through a dual mode of action, and three immunotherapy programs with products in development that aim to promote clearance of the amyloid beta toxin away from the brain and reduce its toxicity. Although there may be some overlap in the patient populations that would qualify for use of these products, we believe that the multiple genetic, biological and environmental causes of Alzheimer’s disease and different stages of the disease may require a diverse set of drug products to successfully delay, halt the progression, or prevent the onset of Alzheimer’s disease in all patients.
We are developing OXIGON, our most advanced drug candidate, based on the theory that amyloidosis and oxidative stress play a major role in the amyloid beta cascade, which leads to neuronal damage and cell death.
In various in vitro and in vivo studies, OXIGON has shown the potential to:
•	Be a potent neuroprotectant against amyloid beta and other toxins;

•	Be a powerful antioxidant without pro-oxidant activity;

•	Inhibit amyloid beta fibril formation;

•	Reduce plaque burden and improve cognition (in Alzheimer’s disease transgenic mice)

•	Protect liver cells membranes from iron-induced oxidative damage;

•	Protect liver cells from a potent metal carcinogen; and

•	Protect DNA from oxidative damage.
These neuroprotective and antioxidant properties make OXIGON a promising therapeutic candidate for development in Alzheimer’s disease and other disorders characterized by oxidative stress. These diseases include central nervous system indications, such as Parkinson’s disease, stroke, traumatic brain injury, Huntington’s disease, ataxia telangiectasia and autism and non-central nervous system indications, such as multiple sclerosis, motor neuron disease, cardiac disease, ionization radiation injury, chemotherapy side-effects and others.
Our three immunotherapy programs are based on monoclonal antibodies and therapeutic vaccines to prevent the accumulation and toxicity of the amyloid beta toxin. All are in pre-clinical development.
The following table sets forth our product candidates, the present stage of clinical development, and the source of the underlying technology.

Product Candidate	Stage of Development	Source of Technology
OXIGON	Completed Phase I	Licensed from NYU and University of South Alabama Medical Science Foundation.

ANTISENILIN	Monoclonal antibody humanization	Assigned to Mindset by its inventor, Dr. Daniel Chain, and by Mindset to Intellect.

RECALL-VAX	Final drug candidate selection	Assigned to Mindset by its inventor, Dr. Benjamin Chain, and by Mindset to Intellect.

BETA-VAX	Early stage	Licensed from NYU.
Mindset Asset Transfer Agreement
Effective June 23, 2005, we entered into an agreement (the “Mindset Asset Transfer Agreement”) with Mindset to acquire from Mindset certain intellectual property related assets (the “Mindset Assets”), including their related patents, patent applications, trademarks, licenses, know-how inventions and certain inventories (the “2005 Asset Transfer”).
Pursuant to the Mindset Asset Transfer Agreement, Mindset sold, assigned, conveyed and transferred to us the Mindset Assets. As consideration for the Mindset Assets, we agreed to:
•	purchase from Mindset’s creditors $1,277,438 of Mindset debt at a discount from the face amount in exchange for a release of the claims against Mindset held by such creditors;

•	purchase from Mindset’s wholly owned Israeli subsidiary, Mindset Biopharmaceuticals, Ltd. (“Mindset Ltd.”), $743,282 of Mindset debt at a price to be determined based on negotiations with the trustee in bankruptcy in Israel of Mindset Ltd.;

•	purchase from certain of our officers and stockholders $1,634,000 of Mindset debt for a nominal amount in exchange for a release of the claims against Mindset held by such officers and stockholders;

•	assume $1,623,730 of Mindset debt owed to third parties;

•	pay $60,405 to third parties for certain research and development costs previously incurred by Mindset; and

•	assume the obligations of Mindset under certain licenses that would be assigned to us pursuant to the 2005 Asset Transfer.
As of December 31, 2005, we acquired the $2,911,438 of Mindset third party debt and; the $1,634,000 of Mindset officers’ and stockholder debt for approximately $385,181 and we paid the $60,405 of research and development costs. During the first quarter of 2006, we entered into an agreement with the trustee in bankruptcy for Mindset Limited to purchase Mindset’s debt for a total payment of $150,000, payable in two installments. We paid $75,000 plus associated legal fees of approximately $14,000 in June 2006 and expect to pay the remaining $75,000 in early 2007.
We purchased all of the $1,623,730 of assumed Mindset debt owed to third parties in 2005 except for certain claims owed to the Institute for the Study of Aging (“ISOA”) in the amount of $570,000 and to Goulston & Storrs, LLP in the amount of $192,095. In January 2006, we entered into a Letter Agreement, Assignment of Claim Agreement and Subscription Agreement with the ISOA. Pursuant to these agreements, the ISOA agreed to settle their Mindset claim in exchange for $193,299, payable in three equal installments through July 28, 2006; the issuance of 2,225 shares of Series A Convertible Preferred Stock; and our agreement to pay a total of $225,500 of milestone payments contingent upon clinical development of OXIGON. Intellect issued the Series A Convertible Preferred Stock upon execution of these agreements in January 2006. The Series A Convertible Preferred Stock was exchanged for shares of our common stock in the merger. See “Summary of Merger and Related Transactions.”
To settle the Goulston & Storrs LLP claim, Intellect issued a warrant for 100,000 shares of our common stock at an exercise price of $0.001 per share valued at $8,890. Goulston & Storrs exercised the warrant in April 2006 and Intellect subsequently issued the underlying shares of Intellect’s common stock to them which shares were exchanged for shares of our common stock in the merger.
The following table sets forth the original Mindset debt, the persons to whom it was owed, the steps that we took to eliminate such debt pursuant to the Mindset Asset Transfer Agreement and the current status of such debt.

Original
Mindset		Intellect		Status and Remaining
Debt	Creditor	Agreement	Intellect Action	Obligation
$1,277,348	Third Parties	Purchase from third party creditors	Purchased during 2005 for $385,178	Mindset owes Intellect 70% of the full amount; collection unlikely; debt is extinguished in January 2014.

$743,282	Mindset Ltd	Negotiate and settle with Israeli trustee in bankruptcy	Agreement reached in 2006 for payment of $150,000 in two installments; paid $75,000 plus legal fees in June 2006	Intellect is required to pay an additional $75,000; Mindset owes Intellect 50% of the full amount; collection unlikely.

$1,634,000	Certain Intellect officers/stockholders	Purchase for nominal amount	Nominal amount paid in 2005	Mindset owes Intellect the full amount; collection unlikely; debt is extinguished in January 2014.

$1,623,730	Third party creditors	Negotiate debt assumption	Debt assumed and repaid in 2005 and early 2006 at discount from face amount	Intellect is required to pay to ISOA $225,500 of milestone payments contingent upon clinical development of OXIGON; Mindset owes Intellect the full amount; collection unlikely.

$60,405	Third party creditors	Repay the debt	Debt repaid in 2005 at full face amount	Mindset owes Intellect the full amount; collection unlikely.
As a result of the transactions described above, we are currently a significant creditor of Mindset. Mindset’s current business plan is to provide transgenic mice for Alzheimer’s disease research through its existing subsidiary, Mindgenix Inc. Although it is possible that Mindset will become a profitable entity in the future, we believe that we are unlikely to recover any significant repayment of amounts due to us from Mindset. Under the Mindset Asset Transfer Agreement, in the event of certain acceleration events, such as the liquidation, dissolution or institution against or by Mindset of bankruptcy proceedings, approximately $2.9 million of Mindset debt owed to us will become immediately due. If no such acceleration event has occurred on or before December 31, 2013, then the $2.9 million of Mindset debt will be extinguished. No such bankruptcy proceedings have been instituted by or against Mindset as of the date of this report and we have no basis to assume that any such proceedings are likely to occur in the foreseeable future.
Overview of Alzheimer’s Disease (Terms that appear in the Glossary below are underlined.)
Alzheimer’s disease is characterized by progressive loss of memory and cognition, declining activities of daily living, neuropsychiatric symptoms or behavioral changes and ultimately complete debilitation and death. Its effects are devastating to the patient as well as caregivers, typically the family, with significant associated health care costs over an extended period of time. It is reported that approximately 30 million people suffer from Alzheimer’s disease worldwide, with the number increasing as the global population ages, to the point where it is expected that if the disease continues on its present course, by the year 2040, approximately 80 million people will suffer from the disease. Alzheimer’s disease is estimated to affect 4.5 million Americans and it is estimated that by 2050, over 16 million Americans will have Alzheimer’s disease. The annual cost of Alzheimer’s disease care in the United States is in excess of $100 billion. Medicare spends $91 billion a year on care for people with Alzheimer’s disease.
Currently available therapies only treat symptoms of Alzheimer’s disease and do not address the underlying neurodegeneration. Currently, the leading therapeutic agents for Alzheimer’s disease include AriceptTM (donepezil), an acetylcholinesterase inhibitor approved in 1996 and marketed by Pfizer, Inc. and Esai, and NamendaTM (memantine), an N-methyl-D-aspartate receptor antagonist marketed by Forest Laboratories in the United States and H. Lundbeck and Merz Pharmaceuticals in Europe. Aricept is the leader among anti-Alzheimer’s disease drugs, with $1.7 billion in estimated worldwide sales in 2005. Namenda is the fastest growing anti-Alzheimer’s disease drug, reaching over $600 million in worldwide sales in 2005 and it is expected that Namenda annual sales will pass $1 billion in 2007. Clearly and sadly, the Alzheimer’s disease space represents a multi-billion dollar market. It is dominated by a handful of companies that have succeeded in launching highly successful but, we believe, relatively ineffective drugs. We believe that our approach, which is to develop anti-Alzheimer’s disease drugs that attack the underlying pathology of the disease, will position us to be a formidable entrant into and participant in this market.
The scientific and medical community generally concurs that Alzheimer’s disease is caused by the formation of highly toxic protofibrils of the amyloid-beta protein that accumulate in the brain and eventually deposit as plaques. The overproduction of the amyloid-beta protein in certain hereditary forms of the disease and the inability of the aging brain to rid itself of the protein after it is formed starts a molecular cascade causing oxidative stress, inflammation and ultimately the death of brain cells, leading to the symptoms of Alzheimer’s disease. In forming our company, Dr. Chain sought to identify complementary technologies that could address the underlying cause of Alzheimer’s disease from a variety of perspectives, recognizing that a single approach is unlikely to work for the entire patient population. At the same time, multiple technologies are attractive because they give rise to multiple product and partnering opportunities both within and outside the Alzheimer’s disease field (i.e., other oxidative stress indications and other diseases of amyloidosis).
We believe many large pharmaceutical companies have gaps in their Alzheimer’s disease pipeline. Consequently, we will seek to enter into drug development collaborations to obtain revenues from signing fees and milestone payments before our products reach Food and Drug Administration (“FDA”) approval and royalties from product sales following such approval. In addition, we may obtain revenues from the licensing of our intellectual property for drug candidates under development by other pharmaceutical companies. The potential of our lead compound, OXIGON, to treat diseases caused by oxidative stress other than Alzheimer’s disease increases the market opportunity for this drug candidate and for various chemical derivatives that could be developed from the molecule.
We believe, based on publicly available information, that our Alzheimer’s disease programs are at the forefront of potential therapeutics being developed in the pharmaceutical industry to treat Alzheimer’s disease with respect to both the technological approach and stage of development.
Our OXIGON Program
Our lead drug candidate, OXIGON, is a chemically synthesized form of a small, potent, dual mode of action, naturally occurring molecule. OXIGON is unique because it exhibits both anti-amyloid and antioxidant properties. It has potential use for Alzheimer’s disease and other diseases caused by oxidative stress and/or amyloidosis. Such diseases include, for example, Parkinson’s disease, Huntington’s disease, diabetes, focal ischemia, stroke, toxic neuropathy, motor neuron disease, heart and cardiovascular diseases, and radiation damage. Some of these diseases are orphan drug indications that could provide a more rapid route to registration than the route required for the Alzheimer’s disease indication.
OXIGON was previously under development at Mindset, partly with federal and private financial support from the National Institute of Aging, the BIRD Foundation, a bi-national quasi-governmental organization sponsored by the United States and Israel and the Institute for the Study of Aging, a philanthropic organization in New York. We acquired the technology from Mindset in 2005. Our rights in the intellectual property underlying OXIGON are licensed from New York University (“NYU”) and the University of South Alabama Medical Science Foundation (“SAMSF”). Under the agreements with these institutions, we have an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses relating to OXIGON. NYU and SAMSF reserve the right to use and practice the licensed patents and know-how for their own non-commercial, educational or research purposes and to distribute certain research materials to third parties for non-commercial uses. Under the agreements, we have the first right to enforce the underlying intellectual property against unauthorized third parties. OXIGON sales are subject to royalties due to NYU and SAMSF, and to a royalty obligation arising from the use of test animals licensed to Mindset in drug discovery under a non-exclusive royalty bearing license from the Mayo Foundation for Medical Education and Research (“Mayo”).
OXIGON was approved for testing in human clinical Phase I trials by the Ethics Committee in Utrecht, the Netherlands, on October, 28, 2005 and entered human Phase I clinical trials on December 1, 2005. The purpose of the first administrations of OXIGON to humans in our Phase I clinical trials was to determine safety and tolerability of OXIGON; identify adverse events associated with the drug and its formulation and determine their possible dose relationship; establish pharmacokinetic and pharmacodynamic profiles of OXIGON; and identify the maximum tolerated dose in single and multiple dose administrations.
We completed our Phase I a trial on March 22, 2006 in a total of 54 subjects. We demonstrated in this clinical trial that OXIGON is safe and well tolerated in healthy elderly subjects in single doses up to 1200 mg; the absorption of OXIGON is rapid; the pharmacokinetics appear to be linear over the dose range studied; and the half life is three to four hours in plasma.
Following successful completion of our Phase Ia trial, OXIGON was approved for testing in human clinical Phase Ib trials by the Ethics Committee in Utrecht, the Netherlands on July 24, 2006, and this study, testing multiple doses of OXIGON over a fourteen day period, commenced on September 1, 2006. The study was completed on November 15, 2006 in a total of 36 subjects and initial data demonstrated that OXIGON is safe and well tolerated in healthy elderly subjects receiving multiple doses of OXIGON of up to 800 mg daily over a fourteen day period and shows linear pharmacokinetics in blood following oral administration. Final reports with respect to the study are expected in February 2007.
We believe that OXIGON’s dual mode of action gives it the potential to treat any disease which is caused by either “amyloidosis,” the toxic accumulation of abnormally sticky proteins, and/or “oxidative stress”, the same process by which apples brown, butter turns rancid and iron rusts. These are everyday signs of oxidative stress, which is destruction caused by what are called “free radical molecules.” None of these nuisances compare, however, to what these unstable free radical molecules can do inside the body, especially to cells of the brain. An imbalance of free radicals wreaks havoc. The source of their devastating action is this molecule’s unpaired electron which makes it unstable and electrically charged. It becomes stable by interacting with the nearest available molecule. Having no prejudices, it targets proteins, fats and DNA. In addition to the disease indications mentioned above, the list of diseases associated with amyloidosis and/or oxidative stress includes: aging disorders, heart and cardiovascular disease, diabetes, gastrointestinal tract diseases, other central nervous system disorders, certain inflammatory diseases, radiation damage, chemotherapy-related cell damage and others. Vitamin E has often been mentioned as a potent antioxidant. Yet its ability to effectively treat oxidative damage has been relatively limited, as has been the case with many other antioxidants that generally have poor bioavailability in the brain and/or adverse effects caused by the formation of damaging metabolites, particularly metabolites that have pro-oxidant activity. In contrast to most other antioxidants, OXIGON appears to be accessible to the brain and does not form any pro-oxidant metabolites. In vitro studies have shown that OXIGON protects cells against several potent neurotoxins, including Alzheimer’s toxin amyloid beta, and protects against DNA damage by oxidation, leading us to believe that OXIGON has the potential to treat Alzheimer’s disease and other diseases caused or promoted by oxidative damage.
In published research, OXIGON (indole-3-propionic acid) was found to be a potent antioxidant both in vitro and in vivo and a protectant of nerve cells from amyloid beta induced toxicity. The measurements obtained in the in-vitro studies indicated that the drug candidate is several orders of magnitude more potent than Vitamin E as a scavenger of so-called OH-radicals, which are a particularly damaging source of free radicals known to cause severe damage to cells. Similar studies also showed that in contrast to such other well-known antioxidants, including close structural analogs such as indole-3-pyruvic acid and indole-3-acetic acid, OXIGON cannot be metabolized to yield pro-oxidant intermediates whereas Vitamin E and many other antioxidants break down into “pro-oxidant” metabolites that tend to neutralize their effect in the body. In other studies carried out by researchers, OXIGON was shown to protect the brain from numerous potent neurotoxins in animal models of Parkinson’s disease, Huntington’s disease, focal ischaemia, toxic neuropathy and Alzheimer’s disease.
In addition to its antioxidant properties, OXIGON shows the potential to have anti-fibrillogenic properties, such as the ability to prevent the formation of the protofibrils and amyloid plaques that cause much of the damage in Alzheimer’s disease patients. OXIGON has been tested for safety across species, including primates, and found safe for testing in humans under applicable European regulatory guidelines. These properties, coupled with its bioavailability, as demonstrated in animal models, and recently in humans, including uptake across the gut and from the blood into the brain, should make OXIGON an ideal candidate to treat Alzheimer’s disease, as well as many of the oxidative stress related diseases. Although primarily we are focused on Alzheimer’s disease, we expect to conduct additional testing, either alone or with partners, in other indications where clinical trials designed to show efficacy may be significantly shorter and less expensive than Alzheimer’s disease.
Pursuant to the 2005 Asset Transfer, we have obtained data from Mindset related to certain initial research activities that were undertaken by Mindset and that were suggestive of efficacy of OXIGON as an anti-Alzheimer’s disease drug in animals. Specifically, OXIGON was previously tested in a so-called double transgenic mouse model of Alzheimer’s disease. The mouse is double transgenic because it contains in its genome two mutant human genes each of which, in humans, gives rise individually to a form of familial early onset Alzheimer’s disease. Several pharmaceutical companies have tested compounds in this model because it is considered relevant to Alzheimer’s disease. A preliminary exploratory study was conducted in these mice to investigate the efficacy of OXIGON in preventing or delaying amyloid beta burden and improving memory. The design of this exploratory study included a wide range of OXIGON doses to find a pharmacologically active dose in this model, as well as multiple assays to determine which, if any, was appropriate to further test the effect of OXIGON. A behavioral test, known as trace conditioning, was used to evaluate the effects of OXIGON on learning/memory in a subset of the transgenic mice enrolled in the study. Use of OXIGON (10 mg/kg) resulted in better cognition than that exhibited by placebo-treated double transgenic mice when tested 24 hours after training following 17 weeks of drug administration. OXIGON also was tested in an enzyme-linked immunosorbent assay using specific antibodies to measure the total amyloid beta peptides extracted from brain homogenates. These assays revealed effects of OXIGON in both the eight and 17-week treatment periods. At certain doses, animals treated with OXIGON showed reductions of more than 80% in the amount of brain amyloid species (1 to 40), and 30% reductions in the amount of brain amyloid species (1 to 42). However, OXIGON was not effective at all doses and we intend to conduct further studies to determine the effective dose. Some of the biological tests applied in this exploratory study failed to show significant changes between treated and untreated animals. We believe that tests which did not show significant changes were of insufficient sensitivity and were unsuited to this type of study, but there is no assurance that our belief will prove accurate.
Our Immunotherapy Programs
Our preclinical immunotherapy programs are based on monoclonal antibodies and therapeutic vaccines to prevent the accumulation and toxicity of the Alzheimer’s amyloid beta toxin. In addition, we believe that some of these technologies could yield products to facilitate the clearance of other protein toxins, such as alpha synuclein, which accumulates in the brain of patients with Parkinson’s disease and other neurodegenerative diseases.
There is growing support in the scientific community for an “immunotherapy” approach to treating Alzheimer’s disease. This approach involves either stimulating the immune system with a vaccine (“active immunotherapy”) to produce antibodies that would help clear and prevent amyloid beta deposition, or to manufacture such antibodies and administer them as a drug (“passive immunotherapy”). The difference between the two approaches is that the active immunotherapy approach relies on the immune system to generate antibodies, while the passive immunotherapy approach creates antibodies outside the body (ex vivo) that are drugs. Another difference is that the active approach is particularly well suited for a vaccine to prevent the onset of the disease whereas the passive approach is particularly well suited for a drug that prevents progression of the disease. Each of these approaches has the potential to be of significant therapeutic and commercial value, provided certain safety concerns can be addressed. Both approaches have been demonstrated in transgenic Alzheimer’s disease mouse models to prevent amyloid beta deposition. In addition, published data from a vaccine trial in Alzheimer’s disease co-sponsored by Wyeth and Elan Pharmaceuticals showed some clinical efficacy, though the trial was terminated prematurely because of safety concerns. We have amassed a portfolio of patents and patent applications in several technologies addressing an immunotherapy approach to treating Alzheimer’s disease in an effective and safe manner. Currently, we are in discussions with large pharmaceutical companies about potentially licensing part or all of our immunotherapy patent portfolio.
Our passive monoclonal antibody platform is called ANTISENILIN. We believe that product candidates emerging from this technology platform will result in:
•	reduced potential to generate an adverse inflammatory reaction in patients; and

•	a high degree of specificity such that the antibodies generated are less likely to bind to and affect the function of physiologically important proteins.
Our active vaccination products include RECALL-VAX and BETA-VAX. We believe these product candidates will result in:

•	reduced potential to generate an adverse auto-immune response in patients;

•	reduced toxicity compared to the natural amyloid beta protein; and

•	with respect to RECALL-VAX, a high degree of specificity such that the antibodies generated are less likely to bind to and affect the function of physiologically important proteins.
The immunodrugs that we are developing are potentially therapeutic as well as prophylactic and therefore have the potential to treat patients already affected by Alzheimer’s disease as well as delay or prevent the onset of Alzheimer’s disease.
Passive Immunotherapy
Our ANTISENILIN Program
We anticipate entering ANTISENILIN, into human Phase I clinical trials in 2008. This passive immunotherapy program involves designing antibodies that attack only the toxic version of amyloid beta. Published material has shown that generation of antibodies against amyloid beta is effective in slowing progression of Alzheimer’s disease. Other pharmaceutical companies are developing or wish to develop monoclonal antibodies of this type and we have commenced discussions with several of these companies regarding a possible licensing transaction. There can be no assurance that any such licensing transaction will be consummated.
The advantages of the passive approach are that it bypasses the need for patients to trigger their own immune response to generate antibodies, which could be particularly difficult for Alzheimer’s disease patients who tend to be elderly and who lack the ability to generate a robust immune response; allows the antibodies to be designed ex vivo with the required specificity rather than relying on the patient’s immune system; and retains the ability to halt treatment if necessary by ceasing the administration of antibodies whereas once the immune system has begun generating the antibodies, it is harder to “turn off” the immune response.
ANTISENILIN is our platform to design and generate “free-end specific” monoclonal antibodies as drugs that bind to the amyloid beta toxin without cross-reacting with physiologically important precursor proteins. This feature is thought to be of major significance since the binding of antibodies to such precursor proteins has a high probability of interfering with their physiological functions. The technology utilizes free-end specific antibodies to inhibit the accumulation of amyloid beta peptides and ameliorate the neurotoxic consequences of amyloid deposition without affecting the important physiological roles of amyloid precursor protein.
The unique specificity of these antibodies, which bind all major classes of circulating and pharmacokinetics profile, makes them ideal candidates for passive immunization. We believe that ANTISENILIN overcomes the two important safety concerns and potential limitations attributed to the vaccine approach: the absence of guaranteed specificity of antibodies generated by the patient’s immune system and the inability to halt the immune reaction if necessary. We have purchased monoclonal antibodies from a third party.
ANTISENILIN was invented by our chairman and CEO, Dr. Daniel Chain. He assigned the underlying patents and patent applications to Mindset and we acquired the technology pursuant to the 2005 Asset Transfer. We are in discussions with several large pharmaceutical companies concerning a potential license of part or all of our ANTISENILIN patent estate.
Active Immunotherapy
Our RECALL-VAX Program
We anticipate entering RECALL-VAX into human Phase I clinical trials by the fourth quarter of 2008.
Other vaccines have shown in animal and limited human studies that antibodies generated by the immune system can help prevent the accumulation of toxic amyloid beta protein in the brain, but that such vaccines produce adverse side-effects thought to be due to the generation of a strong inflammatory auto-immune response. Elan Pharmaceuticals and Wyeth conducted a trial of an amyloid vaccine (AN1972) that was suspended in January 2002 because of safety concerns arising from an autoimmune response in 18 out of 360 patients that triggered post-vaccination mengo-encephalitis. RECALL-VAX is designed to reduce or eliminate an autoimmune response and to ensure that the antibodies produced by the patient’s immune system only attack the amyloid beta protein, thereby significantly reducing the likelihood of side-effects.
We believe the key to inactivation of amyloid beta toxin by vaccination is to stimulate a strong antibody immune response that targets and inactivates the toxin. However, strong antibody responses require parallel stimulation of cellular immunity in the form of antigen-specific T-helper lymphocytes. Although amyloid beta itself contains elements (epitopes) that can stimulate T-cell immunity, such T-cell responses carry the risk of inducing harmful autoimmunity. In our patented RECALL-VAX technology, a safe and well-characterized T-cell epitope polypeptide, such as tetanus toxoid (against which most people have been vaccinated), is combined with a very short fragment of amyloid beta toxin to produce the combined RECALL-VAX vaccine. We believe that our particular combination of human amyloid beta and bacterial (tetanus Toxoid) polypeptides to provide B and T-helper epitopes, respectively, encourages a robust immune response with lessened danger of contamination by potentially harmful human amyloid beta T-cell epitopes. Moreover, by using only very short fragments of the amyloid beta toxin, the immune response is more specific than when using full length or larger pieces of amyloid beta, ensuring that only the toxin and not the amyloid precursor protein is targeted by the antibody. Neither of these features was present in the vaccine used in the Elan Pharmaceuticals and Wyeth trial of their clinical candidate, AN1972. Swiss researchers involved in the trial reported that among the Alzheimer’s disease patients who received the AN1972 vaccine, those whose immune systems made antibodies against the injected amyloid beta preparation demonstrated a clinical benefit. These patients held steady, or slowed their decline, on several different measures of cognitive function and active daily living.
We are planning to screen several different chemical variants for optimal immune responses with the goal of selecting a clinical candidate for development in the fourth quarter of 2007. We have established proof of principle of the approach in animal tests using a proprietary chimeric structure to elicit an antibody response to a fragment protein, which includes a particularly potent form of the toxin that has been observed in neuronal cultures and in the brains of patients who died of Alzheimer’s disease.
RECALL-VAX was developed by Dr. Benjamin Chain of the University College of London. Dr. Benjamin Chain is the brother of our Chairman and Chief Executive Officer, Dr. Daniel Chain. The patents underlying the RECALL-VAX technology were assigned to Mindset in 2000 and were subsequently transferred to us pursuant to the 2005 Asset Transfer.
Our BETA-VAX Program
BETA-VAX is a second vaccine technology targeting the Alzheimer’s toxin. Animal proof of concept has indicated that this approach may prevent amyloid beta protein disposition. BETA-VAX is a patented vaccine technology that is covered by granted patents and patent application and is to be developed by us in collaboration with scientists at NYU. We believe that the BETA-VAX technology has application to a broad range of therapeutic targets and diseases in addition to Alzheimer’s disease, such as human prion disease (Creutzfeld-Jacob disease) and other diseases involving amyloidosis or abnormally sticky proteins, Type-2 Diabetes Mellitus, Parkinson’s disease, Lewy Body disease, multiple system atrophy, ataxia type 1, Huntingdon’s disease and Spinal Muscular Atrophy.
The BETA-VAX vaccine was shown to prevent amyloid plaque deposition in brains of transgenic Alzheimer’s disease mice. BETA-VAX is based on soluble, non-aggregating and highly immunogenic homologs of the amyloid beta protein. In contrast to the potently toxic natural molecule, these homologs did not damage nerve cells in cell cultures. Importantly, Mindset discoveries that we acquired pursuant to the 2005 Asset Transfer relating to RECALL-VAX make it possible to eliminate the regions of the natural toxin that contain potentially harmful T-cell epitopes, adding another important potential safety feature to the vaccine. BETA-VAX technology is licensed under a Research and License Agreement with NYU. The licensed technology is the subject of U.S. patent applications with corresponding international patents and patent applications. In addition, improvements to the technology are the subject of pending patent applications owned by us. The underlying platform technology of BETA-VAX may prove effective as a vaccine in diseases associated with abnormal folding of proteins leading to the formation of toxic aggregates.
Strategic Agreements
New York University (NYU) License Agreement- Melatonin and indole-3-propionic acid (OXIGON)
Effective August 10, 1998 as amended in September 2002, Mindset entered into a license agreement with NYU. On June 17, 2005, in connection with the 2005 Asset Transfer, NYU consented to Mindset’s assignment of the license agreement to us. Under the license agreement, we have an exclusive, worldwide, royalty-bearing license in the field of research, development and testing within pharmaceutical, biotechnological and diagnostic development programs in the field of Alzheimer’s disease and other central nervous system and neurodegenerative diseases, and in the field of all other possible utilities for melatonin analogs, with the right to grant sublicenses, under certain patents and know-how relating to the use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as antioxidants and to the use of indole-3-propionic acid to prevent a cytotoxic effect of amyloid-beta protein, treat a fibrillogenic disease, including Alzheimer’s disease, or generally treat a disease or condition where free radicals and/or oxidative stress contribute to pathogenesis. Under the agreement, we have the first right to enforce the underlying intellectual property against unauthorized third parties. The license agreement is expressly subject to all applicable United States government rights. The license agreement expires upon the expiration date of the last to expire patent or 15 years from the date of first commercial sale of products, whichever is later. We are obligated to make future payments totaling approximately $1,500,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay NYU a royalty based on product sales based on product sales by us or royalty payments that we received from sub-licensees.
University of South Alabama Medical Science Foundation (“SAMSF”) — Research and License Agreement- Melatonin and indole-3-propionic acid (OXIGON)
Effective August 10, 1998, as amended on September 11, 2000 and again on September 1, 2002, Mindset entered into a research and license agreement with SAMSF. On June 17, 2005, in connection with the 2005 Asset Transfer, SAMSF consented to Mindset’s assignment of the license agreement to us. Under the license agreement, we have an exclusive, worldwide, royalty-bearing license, in the field of Alzheimer’s disease and other central nervous system and neurodegenerative diseases, with the right to grant sublicenses, under certain patents and know-how relating to the use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as antioxidants and to the use of indole-3-propionic acid to prevent a cytotoxic effect of amyloid-beta protein, treat a fibrillogenic disease, including Alzheimer’s disease, or generally treat a disease or condition where free radicals and/or oxidative stress contribute to pathogenesis. SAMSF reserves the right to use and practice the licensed patents and know-how for its own non-commercial, educational or research purposes and to distribute certain research materials to third parties for non-commercial uses. Under the license agreement, we have the first right to enforce the underlying intellectual property against unauthorized third parties. The license agreement is expressly subject to all applicable United States government rights. The license agreement expires upon the expiration date of the last to expire patent or 15 years from the date of first commercial sale of products, whichever is later. We are obligated to make future payments to SAMSF totaling approximately $1,500,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay SAMSF a royalty based on product sales by us or royalty payments that we receive from sub-licensees.
Mayo Foundation for Medical Education and Research (“Mayo”) — Transgenic Animal Non-Exclusive License and Sponsored Research Agreement
Effective October 24, 1997 as amended on September 1, 2001 and again on February 1, 2005, Mindset acquired from Mayo a non-exclusive license to use certain transgenic mice and related technologies as models for Alzheimer’s disease and other neurodegenerative diseases. Under the amended agreement with Mayo, Mindset is obligated to pay Mayo a royalty of 2.5% of any net revenue that Mindset receives from the sale or licensing of a drug product for Alzheimer’s disease in which the Mayo transgenic mice were used for research purposes. The Mayo transgenic mice were used by the SAMSF to conduct research with respect to OXIGON and by NYU with respect to BETA-VAX. Pursuant to the Consent to Assignment that we executed with the SAMSF in June 2005 and the license agreement with NYU for BETA-VAX, we agreed to assume all of Mindset’s obligations with respect to these licenses, which include Mindset’s obligations to pay royalties to Mayo. The license agreement with Mayo expires upon the expiration date of the last to expire patent or 10 years from the date of the agreement, whichever is later.
Dr. Benjamin Chain — Chimeric Peptide Assignment Agreement (RECALL-VAX)
Effective as of June 6, 2000, Dr. Benjamin Chain assigned to Mindset all of his right, title and interest in certain of his inventions and patent applications related to the use of chimeric peptides for the treatment of Alzheimer’s disease. Dr. Benjamin Chain is the brother of our Chairman and Chief Executive Officer, Dr. Daniel Chain. In exchange for such assignment, Mindset agreed to pay a royalty to Dr. Benjamin Chain equal to 1.5% of net sales of any drug products sold or licensed by Mindset utilizing technology that would infringe on Dr. Benjamin Chain’s patent. We acquired these patents as part of the asset estate that we acquired from Mindset under the Asset Transfer Agreement and are therefore obligated to make royalty payments to Dr. Benjamin Chain upon successful development of a drug utilizing this chimeric peptide technology. Under the agreement, net sales is the total amount invoiced in connection with sales of the product after the deduction of credits and allowances or adjustments, trade and cash discounts, sales, tariff duties and outbound transportation as detailed in the agreement. The agreement continues on a country-by-country basis, if not previously terminated, until the later of: (i) 15 years from the date the product is first sold, marketed or publicly made available for sale in such country; or (ii) the expiration date of the patent. Dr. Benjamin Chain is the inventor of our RECALL-VAX technology platform, and member of the Scientific Advisory Board.
New York University License Agreement – Vaccines for the mitigation, prophylaxis or treatment of Alzheimer’s disease (BETA-VAX)
On August 31, 2005, we entered into an Option Agreement with New York University for an option to license certain NYU inventions and know-how relating to a vaccine for the mitigation, prophylaxis or treatment of Alzheimer’s disease. Under the Option Agreement, we were entitled to acquire an exclusive, worldwide license to commercially use NYU’s inventions and know-how in the development of products for use in the mitigation, prophylaxis or treatment of Alzheimer’s disease. NYU retained the right to use the inventions and know-how for its own academic and research purposes and to allow other academic institutions to use the inventions and know-how for their academic and research purposes other than clinical trials, as well as any rights of the United States Government. We paid a non-refundable option fee of $50,000 in 2005. On August 31, 2005, we amended the Option Agreement to extend the period to November 2005 and paid NYU $20,000. On November 1, 2005, we amended the Option Agreement to extend the option period and to provide for the offset of certain patent expenses payable by us to NYU by any fees paid by us to extend the option term. We paid NYU $30,000 upon execution of the amendment. In addition, in the first quarter of 2006, we paid NYU $60,000 in option extension fees, which fully offset any patent expenses payable by us to NYU. We exercised the option to acquire the license on April 1, 2006 and entered into a License Agreement with NYU that was ultimately executed on April 21, 2006.
Under the license agreement with NYU, we have an exclusive, worldwide, royalty-bearing license, in the field of prophylaxis, mitigation and/or treatment of Alzheimer’s disease, with the right to grant sublicenses. NYU reserves the right to use, and to permit other non-commercial entities to use the licensed patents and know-how for educational and research purposes other than conducting clinical trials. The license is expressly subject to all applicable United States government rights. Under the terms of the License Agreement, we are obligated to pay non-refundable, non-creditable license fees totaling $200,000, payable in five installments through 2009 and are obligated to pay NYU non-refundable research payments for performance by NYU of certain ongoing research totaling $200,000, payable in eight equal installments of $25,000 every three-months beginning on April 1, 2006. We have made these payments when due except for the payment due on October 1, 2006. Also, we are obligated to make future payments totaling approximately $2,000,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and to pay NYU a royalty based on product sales by us or royalty payments that we receive from sub-licensees. The license agreement expires upon the expiration date of the last to expire patent or 15 years from the date of first commercial sale of products, whichever is later.
Research and Development Costs
We have devoted substantially all of our efforts and resources to scientific research and drug development. Generally, research and development expenditures are allocated to specific research projects. Due to various uncertainties and risks, including those described in “Risk Factors” on page 31, relating to the progress of our product candidates through development stages, clinical trials, regulatory approval, commercialization and market acceptance, it is not possible to accurately predict future spending or time to completion by project or project category. Research and Development costs since inception through September 30, 2006 were $4,228,797.
Patents and Other Forms of Intellectual Property
We seek to utilize trade secrets and the patent system to develop a comprehensive patent portfolio and enhance opportunities for licensing transactions. Our patenting efforts are focused on the United States, Japan, and the key pharmaceutical markets of Europe. We pursue patents in additional countries on a case-by-case basis.
OXIGON is supported by one issued U.S. patent and corresponding international patents and patent applications exclusively licensed to us from NYU and SAMSF (please see discussion of royalty and license agreements in Description of Business – Strategic Agreements, above). Broadly speaking, these patents and patent applications are drawn to the use of indole-3-prop-ronic acid including salts and esters thereof to prevent or reverse Alzheimer’s disease. ANTISENILIN, RECALL-VAX and BETA-VAX technologies are supported by seven pending U.S. patent applications owned by or exclusively licensed to us. In addition, there are corresponding international patents and patent applications. BETA-VAX is supported by one issued U.S. patent and two pending U.S. patent applications and corresponding international patents and patent applications.
The following table summarizes the patent portfolio that we believe is material to an understanding of our business, including the invention, patent duration, and whether the patent is owned or licensed by us:

	Patent or			Owned/
Description	Application Number	Country	Expiration Date	Licensed
3-(3-Indolyl) Propionic Acid Calcium Salt and Method of making 3-(3-Indolyl) Propionic Acid Free Acid Therefrom	60/839,981	USA	Filed on 8/23/2006; application pending.	Owned

Chimeric Peptides as Immunogens, Antibodies thereto, and Methods for Immunization Using Chimeric Peptides or Antibodies	784925	Australia	12/8/2020	Owned

	2,393,763	Canada	Filed on 12/8/2000; application pending.	Owned

	00818137.3	China	Filed on 12/8/2000; application pending.	Owned

	1237930	European Patent	12/8/2020	Owned

	06023081.0	European Patent	Filed on 12/8/2000; application pending.	Owned

	60031792.7	Germany	12/8/2020	Owned

	149976	Israel	12/8/2020	Owned

	1237930	Italy	12/8/2020	Owned

	2001-543601	Japan	Filed on 12/8/2000; application pending.	Owned

	1237930	Netherlands	12/8/2020	Owned

	1237930	Spain	12/8/2020	Owned

	1237930	Sweden	12/8/2020	Owned

	1237930	Switzerland	12/8/2020	Owned

	1237930	United Kingdom	12/8/2020	Owned

	09/731,899	USA	Filed on 12/8/2000; application pending.

DNA Encoding Recombinant Antibody Molecules End-Specific for Amyloid-B Peptides Pharmaceutical Compositions thereof and Method of Preventing or Inhibiting Progression of Alzheimer’s disease	743827	Australia	4/9/2018	Owned

	2,286,305	Canada	Filed on 4/9/1998; application pending.	Owned

	ZL98803546.4	China	4/9/2018	Owned

	98918035.1	European Patent	Filed on 4/9/1998; application pending.	Owned

	133262	Israel	Filed on 4/9/1998; application pending.	Owned

	3816111	Japan	4/9/2018	Owned

	Patent or			Owned/
Description	Application Number	Country	Expiration Date	Licensed
	2005-210196	Japan	Filed on 4/9/1998; application pending.	Owned

	09/402,820	USA	Filed on 10/12/1999; application pending.	Owned

Peptides and Methods of screening Immunogenic Peptide vaccines against Alzheimer’s disease	2003256578	Australia	Filed on 7/16/2003; application pending.	Owned

	2,493,119	Canada	Filed on 7/16/2003; application pending.	Owned

	03764759.1	European Patent	Filed on 7/16/2003; application pending.	Owned

	10/619,454	USA	Filed on 7/16/2003; application pending.	Owned

Recombinant Antibodies Specific for Beta-Amyloid Ends, DNA Encoding and Methods of Use Thereof	2002367734	Australia	Filed on 10/21/2002; application pending.	Owned

	02828857.2	China	Filed on 10/21/2002; application pending.	Owned

	02807019.1	European Patent	Filed on 10/21/2002; application pending.	Owned

	2003-572597	Japan	Filed on 10/21/2002; application pending.	Owned

	10/084,380	USA	Filed on 2/28/2002; application pending.	Owned

Indole-3 Propionic Acids, Salts and Esters thereof Used as Medicaments	PI9908165-2	Canada	Filed on 2/23/1999; application pending.	Licensed

	1056452	Switzerland	Filed on 2/23/1999; application pending.	Licensed

	ZL99803244.1	China	12/232019	Licensed

	005244	Eurasian Patent	12/23/2019	Licensed

	1056452	European Patent	12/23/2019	Licensed

	1056452	Spain	12/23/2019	Licensed

	1056452	France	12/23/2019	Licensed

	1056452	United Kingdom	12/23/2019	Licensed

	137848	Israel	Filed on 12/23/1999; application pending.	Licensed

	193982	India	12/23/2019	Licensed

	1056452	Italy	12/23/2019	Licensed

	2000-532118	Japan	Filed on 12/23/1999; application pending.	Licensed

	1056452	Netherlands	12/23/2019	Licensed

	1056452	Sweden	12/23/2019	Licensed

	005244	Russia	12/23/2019	Licensed

	6,395,768	USA	12/23/2019	Licensed

Method for Delaying the Onset of Alzheimer’s disease and for Treatment or Delaying the Onset of other Amyloidosis-related Diseases/Disorders	6,274,615	USA	3/25/2019	Licensed

	Patent or			Owned/
Description	Application Number	Country	Expiration Date	Licensed
Use of Melatonin to Prevent Cytotoxic Effects of Amyloid Beta	5958964	USA	2/18/2017	Licensed

Synthetic Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid Beta for Induction of an Immune Response to Amyloid Beta and Amyloid Deposits	1284998	Australia	5/22/2021	Licensed

	2,408,925	Canada	Filed on 5/22/2001; application pending.	Licensed

	ZL01810005.8	China	5/22/2021	Licensed

	1284998	France	5/22/2021	Licensed

	152625	Israel	Filed on 5/22/2001; application pending.	Licensed

	1284998	Italy	5/22/2021	Licensed

	1284998	Spain	5/22/2021	Licensed

	1284998	Switzerland	5/22/2021	Licensed

	1284998	United Kingdom	5/22/2021	Licensed

	2001-586993	Japan	Filed on 5/22/2001; application pending.	Licensed

	1284998	Sweden	5/22/2021	Licensed

	6,713,450	USA	5/22/2021	Licensed

	10/666,423	USA	Filed on 5/22/2001; application pending.	Licensed

Synthetic Immunogenic But Non-Deposit-Forming Polypeptides and Peptides Homologous to Amyloid Beta, Prion Protein, Amylin, Alpha-Synuclein, or Polyglutamine Repeats for Induction of an Immune Response	2,466,841	Canada	Filed on 11/21/2002; application pending.	Licensed

	02804046.7	European Patent	Filed on 11/21/2002; application pending.	Licensed

	10/301,488	USA	Filed on 11/21/2002; application pending.	Licensed
In the cases of our pending patent applications, any issued patent will extend through 20 years from filing date and may be eligible for extensions under the provisions of 35 U.S.C. §154(b).
Trademarks. We claim rights to the following trademarks: OXIGON™, RECALL-VAX™, BETA-VAX™ and ANTISENILIN™. Of the foregoing trademarks, ANTISENILIN and OXIGON are registered with the United States Patent and Trademark Office and in Europe.
Assigned Technology. To date, we have assigned rights to the following inventions disclosed in United States and foreign issued patents or pending patent applications:

Recombinant Antibodies Specific for Amyloid-Beta Ends, DNA Encoding and Methods of Use Thereof and Pharmaceutical Compositions and Methods of Use Thereof.
This invention, pertaining to our ANTISENILIN technology, is directed to Alzheimer’s disease monoclonal antibody vaccines and methods of treatment. The patent portfolio related to this invention is directed to amyloid-beta free-end specific antibodies that bind the ends of amyloid-beta peptides, but do not bind the amyloid-beta precursor protein. It is these amyloid-beta free-end precursor proteins from which the amyloid-beta peptides are derived. The patent portfolio also addresses and methods of using such antibodies to treat Alzheimer’s disease. The patent portfolio is also directed to isolated nucleic acid molecules encoding free-end specific antibodies and methods of using such nucleic acids in a vaccine against Alzheimer’s disease.
Chimeric Peptides as Immunogens, Antibodies Thereto and Methods for Immunization Using Chimeric Peptides or Antibodies.
This invention, pertaining to our RECALL-VAX technology, is directed to chimeric immunogens comprising short immunogenic peptides (e.g., 1-4 amino acids) from a target antigen linked to known T-cell epitopes. The short peptides are believed to be effective immunogens which lack a T-cell epitope (because of their short length). The associated portfolio is directed to short peptides derived from the N- or C-terminus of amyloid-beta protein linked T-cell epitopes, e.g., tetanus toxoid and to the use of the chimeric proteins as vaccines for Alzheimer’s disease. The chimeric antibodies are expected to generate antibodies against the amyloid-beta peptide with a reduced deleterious auto-immunity against amyloid-beta protein.
Peptides and Methods of Screening Immunogenic Peptide Vaccines against Alzheimer’s disease.
This invention, pertaining to our BETA-VAX technology, is directed to individualized vaccines for Alzheimer’s disease. The vaccines comprise amyloid beta peptide derivatives that are identified as having reduced T-cell epitope activity for an individual with an identified HLA haplotype. The reduced ability to activate T-cells in the individual is anticipated to lead to reduced toxicity of the vaccine, compared with native amyloid beta peptide based vaccines. Patent applications for this invention are directed to amyloid beta peptide derivatives per se, methods of making them and methods of using them in Alzheimer’s disease vaccines.
Trade Secrets and Confidentiality Agreements
We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all directors, employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.
Manufacturing, Supply and Raw Materials
We expect that manufacturing of our product candidates, including active pharmaceutical ingredients, formulation and drug product will be done by third parties in facilities that have undergone a satisfactory inspection by authorized regulatory authorities.
The FDA and comparable regulatory agencies in foreign countries, as well as pharmacy regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our product candidates and any other products we may in-license from others.
Competition
Alzheimer’s disease therapies under development can largely be divided into two categories: those demonstrating a symptomatic benefit therapy; and those demonstrating a disease-modifying benefit. Although a symptomatic benefit can improve the quality of life of the patient by reducing depression, agitation and anxiety and even delay hospitalization by a few months, the effects are typically transient and do not have the disease-modifying effects that will slow the progression of Alzheimer’s disease, prolong life expectancy and possibly even cure this devastating illness. To date, the FDA has approved five drugs to treat people who have been diagnosed with Alzheimer’s disease. All are drugs that provide symptomatic benefits. None of these medications slows or arrests the progression of Alzheimer’s disease itself.

Four of the five FDA-approved drugs are so-called cholinesterase inhibitors, prescribed for the treatment of mild-to-moderate Alzheimer’s disease. These medications are Razadyne (formerly known as Reminyl) (marketed by Johnson & Johnson), Exelon (Novartis International AG), Aricept (Pfizer Inc. & Eisai Inc.) and Cognex (originally developed by Shire Pharmaceuticals Group plc). The fifth approved medication is Namenda (Forest Laboratories, Inc.) prescribed for the treatment of moderate to severe Alzheimer’s disease.
In March 2000, Elan Pharmaceuticals and Wyeth entered into a collaboration to discover, develop and commercialize immunotherapeutic approaches for the prevention and treatment of Alzheimer’s disease. They are reported to be in clinical development of a humanized monoclonal antibody specific for amyloid beta, which has entered Phase II trials for Alzheimer’s disease. Pfizer is also reportedly developing a humanized monoclonal antibody therapy that targets amyloid beta for the treatment of Alzheimer’s disease. Pfizer acquired the drug candidate, RN 1219, though its acquisition of Rinat Neuroscience. Rinat Neuroscience has suggested that RN 1219 could significantly reduce amyloid plaque formation in preclinical testing. It is reported that Lilly is developing a humanized monoclonal antibody which is being tested in Phase I trials.
In addition to the approved therapies described above, Phase III clinical trials are ongoing for two small molecules that are potentially disease modifying agents: Alzhemed (Neurochem) and Flurizan (Myriad Genetics).
Our summary of the competitive landscape is based on publicly available documents and it is likely that there are projects underway for the treatment of Alzheimer’s disease of which we are currently unaware.
Government Regulation and Required Approvals
The process required by the FDA under the drug provisions of the United States Food, Drug and Cosmetic Act for any of our drug products to be marketed in the United States generally involves the following:
•	preclinical laboratory and animal tests;

•	submission of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•	submission to the FDA of a New Drug Application (“NDA”); and

•	FDA review and approval of a NDA.
The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approval will be granted on a timely basis, if at all.
Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as in-vitro and animal studies, to assess the potential safety and efficacy of the product candidate. Certain preclinical tests must be conducted in compliance with GMP regulations and Good Laboratory Practice (“GLP”) guidelines. Violations of these regulations or guidelines can lead to invalidation of studies, requiring, in some cases, such studies to be replicated. In some instances, long-term preclinical studies are conducted while clinical studies are ongoing.
Results of preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials may begin. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with Good Clinical Practice (“GCP”) regulations. These regulations include the requirement that all subjects provide informed consent. Further, an independent institutional review board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study. The IRB monitors the study and is informed of the study’s progress, particularly as to adverse events and changes in the research. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur.
Human clinical trials typically are conducted in three sequential phases that may overlap:

•	Phase One (I): The drug is typically initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In some instances, the first introduction into humans will be to patients rather than healthy subject, such as in some drugs developed for various cancer indications.

•	Phase Two (II): The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to obtain initial information regarding the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase Three (III): Generally large trials undertaken to further evaluate dosage and clinical efficacy and safety in an expanded patient population, often at geographically dispersed clinical study sites.
With the exception of OXIGON, which has successfully completed Phase I, we cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all.
Concurrent with clinical trials and preclinical studies, we must develop information about the chemistry and physical characteristics of the drug product and finalize a process for its manufacture in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product, and we must develop methods for testing the quality, purity and potency of initial, intermediate and final products. Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf life.
The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a NDA for approval of the marketing and commercial shipment of the product. The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is subject to review before the FDA accepts it for filing. Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA. The FDA has substantial discretion in the approval process and may disagree with interpretations of the data submitted in the NDA. The review process may be significantly extended should the FDA request additional information or clarification regarding information already provided. Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. The FDA is not bound by the recommendation of an advisory committee. Manufacturing establishments often are subject to inspections prior to NDA approval to assure compliance with GMP standards and with manufacturing commitments made in the relevant marketing application.
Under the Prescription Drug User Fee Act, submission of a NDA with clinical data requires payment of a fee. For fiscal year 2006, that fee is $767,400. In return, the FDA assigns a goal of ten months for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. If the FDA approves the NDA, the product becomes available for physicians to prescribe. Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. The FDA may require post-marketing studies, also known as Phase Four (IV) studies, as a condition of approval to develop additional information regarding the safety of a product. In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized and has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.
Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approval for any of our product candidates on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.
Any products manufactured or distributed by us pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with GMP standards, which impose procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.
The FDA regulates drug labeling and promotion activities. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA occasionally will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements. OXIGON may be prescribed for uses unintended in its initial approval because it may prove to be effective in treating other indications caused by oxidative stress. However, due to the FDA Modernization Act of 1997, we would be prohibited from labeling OXIGON for such other indications, which may limit the marketability of the product.
We are subject to a variety of state laws and regulations in those states or localities where our product candidates and any other products we may in-license will be marketed. Any applicable state or local regulations may hinder our ability to market our product candidates and any other products we may in-license in those states or localities. In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country and the time required may be longer or shorter than that required for FDA approval. We may incur significant costs to comply with these laws and regulations now or in the future.
The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
Other Regulatory Requirements
The United States Federal Trade Commission and the Office of the Inspector General of the United States Department of Health and Human Services regulate certain pharmaceutical marketing practices. Also, reimbursement practices and the United States Department of Health and Human Services covering medicine and medical services are important to the success of procurement.
We are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations now or in the future. We cannot assure you that any portion of the regulatory framework under which we currently operate will remain constant and that any change will not have a material adverse effect on our current and anticipated operations.
European Product Approval
Prior regulatory approval to commence studies in human healthy volunteer studies (Phase I studies) is required in member states of the European Union. Following successful completion of Phase I studies, data is submitted in a summarized format to the applicable regulatory authority in the member state in respect of applications for the conduct of later Phase II studies. The regulatory authorities in the European Union typically have 60-90 days to raise any objections to the proposed study. This time period may be extended in the case of gene therapy, somatic cell therapy and all medicinal products containing genetically modified organisms. In addition, a single central Ethics Committee opinion is required from each European Union member state. The Ethics Committee reviews the ethics of conducting the proposed research.
In order to gain marketing approval in the European Union, a dossier must be submitted to the relevant authority for review, which is known in the European Union as a Marketing Authorization Application (“MAA”). The format is specific and in accordance with that laid out in the International Conference of Harmonization (“ICH”) Common Technical Document (“CTD”). In general, the MAA includes information on the chemical, manufacturing and pharmaceutical aspects of the product, as well as non-clinical and clinical data.
In the European Union there is a choice of two different authorization routes for many products; centralized and decentralized. Under the centralized route, one marketing authorization is granted for the entire European Union. Under the decentralized route, a series of national marketing authorizations are granted. In the centralized system, the application is reviewed by members of the Committee for Medicinal Products for Human Use, on behalf of the European Medicines Agency (“EMEA”). Based upon the review of the Committee for Medicinal Products For Human Use (“CHMP”), the EMEA will provide an opinion to the European Commission on the safety, quality and efficacy of the product. The decision to grant or refuse an authorization is made by the European Commission. In circumstances where use of the centralized route is not mandatory, the decentralized route is available, in which case the application will be reviewed by one member state’s regulatory agency. The other concerned member states participate in the review such that mutual agreement should be achieved.
Approval can take several months to several years or can be denied. The approval process can be affected by a number of factors. Additional studies or clinical trials may be requested during the review and may delay marketing approval and involve unbudgeted costs. The regulatory authorities may conduct an inspection of relevant facilities and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining product approval, drug manufacturing facility approvals often must be obtained. Further inspections may occur over the life of the product. An inspection of the clinical investigation sites by a competent authority may be required as part of the regulatory approval procedure. As a condition of marketing approval, the regulatory agency may require post-marketing surveillance to monitor for adverse effects or other additional studies as deemed appropriate. After approval for the initial indication, further clinical studies usually are necessary to gain approval for any additional indications. The terms of any approval, including labeling content, may be more restrictive than expected and could affect the marketability of a product.
Failure to comply with applicable regulatory requirements after obtaining regulatory approval can result in the suspension of regulatory approval, as well as possible civil and criminal sanctions. In the European Union, regulators have the authority to revoke, suspend or withdraw approvals of previously approved products, prevent companies and individuals from participating in the drug approval process, request recalls, seize products, obtain injunctions to close manufacturing plants not operating in conformity with regulatory requirements and stop shipments of products.
Pricing Controls
Before a pharmaceutical product may be marketed and sold in certain foreign countries, the proposed pricing for the product must be approved. The requirements governing product pricing vary widely from country to country and can be implemented disparately at the national level.
The European Union generally provides options for its member states to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. For example, the regulation of prices of pharmaceuticals in the United Kingdom is generally designed to provide controls on the overall profits that pharmaceutical companies may derive from their sales to the United Kingdom National Health Service. The United Kingdom system is generally based on profitability targets or limits for individual companies which are normally assessed as a return on capital employed in servicing the National Health Service market, comparing capital employed and profits.
In comparison, Italy generally establishes prices for pharmaceuticals based on a price monitoring system. The reference price is the European average price calculated on the basis of the prices in four reference markets: France, Spain, Germany and the United Kingdom. Italy typically establishes the price of medicines belonging to the same therapeutic class on the lowest price for a medicine belonging to that category. Spain generally establishes the selling price for new pharmaceuticals based on the prime cost, plus a profit margin within a range established each year by the Spanish Commission for Economic Affairs. Promotional advertising costs are limited.
There can be no assurance that any country that has price controls for pharmaceuticals will allow favorable pricing arrangements for our product candidates and any other products we may in-license in the future.
Third-Party Reimbursements
In the United States, European Union and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability and adequacy of reimbursement to the consumer or the health care provider from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services, and new products that are more expensive than existing treatments may have difficulty finding ready acceptance unless there is a clear therapeutic benefit.
In the United States, the willingness of consumers to choose treatment with a self-administered outpatient prescription drug over a different drug, or over another form of treatment, is often dependent in part upon the success of the manufacturer in obtaining placement of the product on their health plan’s formulary or drug list. Obtaining favorable formulary placement, which results in reduced out of pocket cost for the patient, typically requires that the product be less expensive than what the health plan determines to be therapeutically equivalent products and often requires manufacturers to offer rebates. Federal law also requires manufacturers to pay rebates to state Medicaid programs in order to have their products reimbursed by Medicaid. In addition, the federal Medicare program, which covers most Americans over age 65 and the disabled, currently provides no coverage for self-administered outpatient prescription drugs absent a specific statutory provision. Beginning in the summer of 2004, Medicare sponsored a prescription drug discount card program that is intended to reduce costs for prescription drugs and, beginning in 2006, a new Medicare Part D will offer eligible beneficiaries limited coverage for outpatient prescription drugs. Both of these programs also will rely on formularies. Also effective in 2004, Medicare adopted new payment formulas for prescription drugs administered in a provider setting, such as a hospital or physician’s office, that are generally expected to lower reimbursement for those drugs.
The European Union generally provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement. Member states in the European Union can opt to have a “positive” or a “negative” list. A positive list is a listing of all medicinal products covered under the national health insurance system, whereas a negative list designates which medicinal products are excluded from coverage. The European Union, the United Kingdom and Spain use a negative list approach, while France uses a positive list approach. In Canada, each province decides on reimbursement measures. In some countries, in addition to positive and negative lists, products may be subject to a clinical and cost effectiveness review by a health technology assessment body. For example, in the United Kingdom, the National Institute for Clinical Excellence provides guidance to the National Health Service on whether a particular drug is clinically effective and cost effective. Although presented as “guidance,” doctors are expected to take the guidance into account when choosing a drug to prescribe. In addition, health authorities may not make funding available for drugs lacking a positive recommendation by the National Institution for Clinical Excellence. There is a risk that a negative determination by the National Institution for Clinical Excellence will mean fewer prescriptions. Although the National Institution for Clinical Excellence will consider drugs with orphan status, there is a degree of tension on the application by the National Institution for Clinical Excellence of the standard cost assessment for orphan drugs, which are often priced more highly to compensate for the limited market. It is unclear whether the National Institution for Clinical Excellence will adopt a more relaxed approach toward the assessment of orphan drugs.
We cannot assure you that any of our product candidates and any other products we may in-license will be considered cost effective and that reimbursement to the consumer or the health care provider will be available or will be sufficient to allow us to sell any of our product candidates and any other products we may in-license on a competitive and profitable basis.
Fraud and Abuse Laws
A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit any remuneration that is intended to induce physicians or others either to refer patients, or to acquire or arrange for or recommend the acquisition of health care products or services. Although the federal law applies only to referrals and to products or services for which payment may be made by a federal health care program, state laws often apply regardless of whether federal funds may be involved. Other federal and state laws prohibit anyone from presenting or causing to be presented claims for payment to health care payors that are false, fraudulent or are for items or services not provided as claimed. Several recent and current enforcement actions by federal and state prosecutors have targeted some sales and marketing activities of prescription drug manufacturers under these statutes. As we begin to market our product candidates and any other products we may in-license to health care providers, such as physicians and hospitals, the relationships we form, including compensation of physicians for speaking or consulting services, financial support of continuing medical education or research programs and assisting customers with obtaining third-party reimbursement for our product candidates and any other products we may in-license, could be challenged under these broad laws. A successful challenge could lead to civil or criminal penalties, such as excluding our product candidates and any other products we may in-license from reimbursement under Medicare, Medicaid, United States military health care or other federally funded health care programs. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to and, thus, could have a material adverse effect on our business, results of operations and financial condition. It is our intention when we seek to commercialize any products developed by us to consult with experienced counsel concerning the potential application of these and other laws to our business and to attempt to structure our sales, marketing and other activities to comply with all such laws. However, given the broad reach of these laws and the increasing attention being given to them by law enforcement authorities, we cannot assure you that some of our activities will not be subject to challenge in the future.
Patent Restoration and Marketing Exclusivity
The Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act (“Hatch-Waxman”), permits the FDA to approve an Abbreviated New Drug Application (“ANDA”) for generic versions of innovator drugs, as well as NDAs with new clinical data. Also the Act provides certain patent restoration and exclusivity protections to manufacturers of innovator drugs.
The ANDA process permits competitor companies to obtain marketing approval for a drug with the same active ingredient for the same uses as an innovator drug, but does not require the conduct and submission of clinical studies demonstrating safety and efficacy for that product. Instead of safety and efficacy data, a competitor could make a copy of the drug and need only submit data demonstrating that the copy is bioequivalent to the innovator drug and an appropriate patent certification in order to obtain marketing approval from the FDA to sell their copy of the innovator drug. The ANDA process does not apply to biologicals regulated under the Biologicals License Application process (“BLA”) and would not apply to our vaccine development programs.
Hatch-Waxman requires a competitor that submits an ANDA or otherwise relies in part on data from an already approved drug regarding its safety and efficacy, to notify the manufacturer of the innovator drug of their application and potential infringement of the innovator drug manufacturer’s patent rights, and of their opinion that the patent rights are not infringed or are invalid. The innovator drug manufacturer may bring a patent infringement suit against the competitor that is seeking to violate its patent rights. If such a suit is commenced within 45 days of receipt of the notice, Hatch-Waxman provides a 30-month stay of the determination by the FDA of the competitor’s application for marketing approval. If the litigation is resolved in favor of the generic applicant prior to expiration of the 30-month period, or the challenged patent expires during the 30-month period, the stay is lifted and the FDA may approve the application.
Hatch-Waxman also provides competitors the ability to market copies of innovator products with the submission of significantly less clinical data outside the NDA context. Such applications are known as 505(b)(2) NDAs or Paper New Drug Applications, and may rely upon clinical investigations not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. Such products are subject to the same patent notification procedures as described above for ANDAs.
The Act also provides for the restoration of a portion of the term of a patent that is lost during review of the product by the FDA if the patent is for a product that is the subject of a NDA. Patent term restoration afforded under Hatch-Waxman can return up to five years of patent term for a patent that covers a new product or its use, provided that no extension can extend the total patent life beyond 14 years after the drug approval date. The application for patent term extension is subject to approval by the United States Patent and Trademark Office in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension and there can be no guarantee that the application will be granted.
Hatch-Waxman also provides differing periods of exclusivity for new drugs approved under a NDA. Among the types of exclusivity are those for a new chemical entity and those for a new indication for a previously approved drug. Marketing exclusivity for the OXIGON product (which would be a new chemical entity for FDA purposes), if granted by the FDA, would prohibit the agency from accepting an ANDA for five years from the date OXIGON is approved. This five-year exclusivity prevents a third party from obtaining approval from the FDA to offer a pharmaceutical product containing OXIGON for any pharmaceutical purpose.
Pursuant to the licensing agreements with NYU and SAMSF, we have the first right but not the obligation to bring suit for infringement of the patents under the license agreements with them. See “Risks Related to Our Intellectual Property.”
Employees
As of January 31, 2007, we had 18 full time employees, 10 of whom are engaged in scientific research and technical functions and 7 of whom are performing finance and administrative functions and our chief executive officer. Five of our employees hold Ph.D. degrees. Seven of our employees are located in our New York headquarters and 10 are located at our research facility in Israel. The members of our executive management team, which consists of Dr. Chain, Mr. Maza and Dr. Ziv, have signed employment agreements with us. During the next 12 months, we anticipate hiring an additional 3 employees at our headquarters in New York and 7 employees, mostly scientists and research technicians, in Israel. We believe our relations with our employees are good.
Outsourcing
We expect to outsource most of our development and manufacturing work while retaining in-house resources including scientists and laboratory technicians to conduct research and discovery projects. We have employed a small team of experienced drug development personnel to manage outsourced tasks such as contracting with investigators, recruiting patients, reporting safety matters, collecting and analyzing data in the case of drug development and producing GMP compliant synthesis in the case of drug manufacturing, Also, we have engaged several leading consultants to assist us in ensuring compliance of our subcontractors and advising on development issues. Our consultants include toxicology, pharmacolology, chemistry and manufacturing experts as well as clinical and regulatory specialists both in Europe and the United States. Overseeing our scientific and clinical strategy are two boards of academic and clinical advisors comprised of experts in the field of Alzheimer’s disease research and related disorders. We believe that this outsourcing strategy is the optimal method for developing our drug candidates given our current and anticipated financial resources.
Marketing
Because we are in the process of developing product candidates and do not have a saleable product, we do not have an organization for the sales, marketing and distribution of our product candidates. We will seek to enter into strategic alliances, distribution agreements or other arrangements with third parties to market any products we develop. If we do not do so, we will build sales, marketing, managerial and other non-technical capabilities and develop, train and manage a sales force, all of which would cause us to incur substantial additional expenses. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.
Facilities
We lease approximately 4,400 square feet of office space for our headquarters, which is located at 7 West 18th Street, 9th Floor, New York, New York, 10011. The lease expires on July 31, 2010. Under the lease, we must obtain the owner’s prior written consent if we transfer 50% or more of our common stock to another company, which consent cannot be unreasonably withheld.
Our drug discovery and drug candidate selection groups are located in Nes-Ziona, Israel in leased laboratory and office space in the Weizmann Science Park. This facility has approximately 9,600 square feet of combined office space and non-GMP research laboratories. The lease expires on October 14, 2011 and we have an option to extend the lease for an additional two years. The lease is held by our wholly-owned subsidiary, Intellect Neurosciences (Israel) Ltd.
Insurance Coverage
We have General Liability Insurance and Workers Compensation and Disability policies and Director & Officer Insurance.
Corporate Information
Our principal executive offices are located at 7 West 18th Street, 9th Floor, New York, New York, 10011 and our corporate telephone number is (212) 448-9300. Additional information can be found on our website; www.intellectns.com. Our Internet website and the information contained therein or connected thereto are not a part or incorporated into this Current Report on Form 8-K.

Glossary of Terms
Alzheimer’s disease
A lethal progressive neurodegenerative disorder resulting in the death of nerve cells (neurons) in the brain. The hallmark neurpathological feature of Alzheimer’s disease is the appearance of amyloid plaques in the brain, particularly in regions associated with learning and memory functions. The symptoms of the disease are cognitive changes, for example, loss of memory as well as psychiatric changes such as depression and hallucinations. The average duration of the disease from the onset of symptoms is 8-10 years until death results usually because of loss of mobility.
Amyloid
A general term for an abnormal protein folding causing stickiness and a tendency to aggregate and form clumps which are toxic to cells. Beta-amyloid is a specific example of an abnormally folding protein fragment that accumulates in the brains of Alzheimer’s patients. Beta-amyloid is derived by metabolic processing of a much larger protein which is expressed on the surface of many cell types in the body, called the amyloid precursor protein (APP).
Amyloidosis
The toxic accumulation of beta-amyloid in the brain.
Amyloid plaques
Insoluble clumps on the surface of nerve cells in which the chief constituent is beta-amyloid. Diffuse plaques forming early in the disease convert to more solid neuritic plaques in later stages.
Amyloid precursor protein (APP)
The protein from which beta-amyloid is derived. APP is expressed on the surface of many different cell types in the body. In the brain it is involved in processes including adhesion, growth, and protection of neurons; recycling of synaptic vesicles, regulating programmed cell death, inhibiting proteases, metabolizing calcium, and transcribing genes.
Antibody
A type of protein, called an immunoglobulin, which recognizes and binds to an antigen. Antibodies are produced by white blood cells called B lymphocytes, or B cells. Each B cell produces only one type of antibody that is specific for a single site (called an epitope or antigenic determinant) on a molecule (called an antigen).
Antigen
A molecule that induces an immune response.
Antioxidant
An organic molecule that can counteract the damaging effect of oxygen in tissues. Although the term technically applies to molecules reacting with oxygen, it is often applied to molecules that protect from any free radical i.e., molecule with unpaired electron.
Dementia
The loss, usually progressive, of cognitive and intellectual functions without impairment of perception of consciousness.
Fibrils
A minute fiber or component of a fiber. A fiber is an extracellular filamentous structure such as connective tissue.
Free radicals
One of a type of chemical species called reactive oxygen species (ROS), capable of independent existence and having one or more unpaired electrons. The unpaired electron(s) makes it highly unstable because it “wants” to replace the lost electron(s), which it accomplishes by reacting with organic molecules (e.g., lipids, proteins, DNA). The organic molecule is said to be oxidized, and the free radical is the oxidant. Oxidation of these biological molecules can damage them, which disturbs their normal functions. Free radicals are produced by oxidation-reduction reactions, which are fundamental to cellular metabolism and, thus, to life itself.
Immunization

Protection of susceptible individuals from communicable diseases by administration of a living modified agent (e.g., yellow fever vaccine), a suspension of killed organisms (e.g., pertussis vaccine), or an inactivated toxin (e.g., tetanus vaccine). Synonym: vaccination.
In vitro
Literally, “in the glass”; in culture or a test tube.
In vivo
Literally, “in life”; applies to studies conducted in animals (usually non-human).
Inflammation
A pathologic process that occurs in the blood vessel and nearby tissues in response to injury or abnormal stimulation of white blood cells. The cardinal signs of inflammation are redness, heat, swelling, and pain.
Monoclonal antibodies
A pure population of immunoglobulins with identical structure and specificity that is derived from a single clone of B cells.
Neurofibrillary tangles
Twisted fragments of protein within nerve cells consisting primarily of a protein called tau, which forms part of a structure called a microtubule. The microtubule helps transport nutrients and other important substances from one part of the nerve cell to another. In Alzheimer’s disease, however, the tau protein is abnormal, the microtubule structures collapse, and the tangles clog the cell.
Oxidative stress
An imbalance of super-reactive oxygen species or free radicals that causes damage to tissues.
Pathogen
A disease-causing substance, organism, or virus.
Pathogenesis
The mechanism (pathologic, physiologic, or biochemical) that results in a disease.

Item 1A. Risk Factors
You should carefully read the following risk factors when you evaluate our business and the forward-looking statements that we make in this report, in our financial statements and elsewhere. Any of the following risks could materially adversely affect our business, our operating results, our financial condition and the actual outcome of matters as to which we make forward-looking statements.
Risks related to our lack of liquidity
We have no revenues and have incurred and expect to continue to incur substantial losses. We will not be successful unless we reverse this trend.
Through January 31, 2007, we have not generated any revenues. As a result, we have generated significant operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future. As of September 30, 2006 our accumulated deficit was approximately $9.5 million. Our net loss for the nine months ended September 30, 2006 was approximately $7.1 million. Our cash outflow from operations was approximately $4.1 million for the nine month period ended September 30, 2006 and our capital shows a deficit of approximately $4.4 million as of September 30, 2006. We expect that capital outlays and operating expenditures will increase over the next several years as we expand our infrastructure and research and development activities. For the foreseeable future, we will fund all of our operations and capital expenditures from cash on hand. Our failure to achieve or maintain profitability has and will continue to have an adverse effect our stockholder’s equity, total assets and working capital and could negatively impact the value of our common stock.
Unless and until we receive approval from the FDA and from regulatory authorities in foreign jurisdictions for our product candidates, such product candidates and any other products we may in-license will not generate product revenues. Even if we succeed in developing and commercializing one or more of our product candidates and are able to license our technology to generate income, we still will be operating at a significant loss during the course of our drug development program. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future.
As a result, we will need to generate significant revenues from product sales or the license of our technology in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future.
If we fail to raise additional capital or receive substantial cash inflows from potential partners by March of 2007, we will be forced to cease operations.
As of September 30, 2006, we had cash and cash equivalents of $549,762. We anticipate that our existing capital resources will not enable us to continue operations past mid-March 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. If we fail to raise additional capital or obtain substantial cash inflows from potential partners prior to mid-March 2007, we will be forced to cease operations. We are in discussions with investment bankers concerning our financing options. We cannot assure you that financing will be available in a timely manner, on favorable terms or at all.
We have limited capital resources and operations to date have been funded with the proceeds from equity and debt financings and income earned on investments. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the period ended December 31, 2005 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.
Even if we obtain additional financing, our business will require substantial additional investment that we have not yet secured. We cannot be sure how much we will need to spend in order to develop, manufacture and market new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations at some time in the future, even if we obtain financing in the near term.

We are in default under certain of our Convertible Notes. If the Noteholders are not willing to extend the maturity of the Notes, we may be unable to meet the obligations and face legal proceedings.
As of January 31, 2007, we are in default under certain Notes with an aggregate face amount of $150,000 that were due on May 10, 2006 and extended until December 20, 2006.
Risks related to our business
We are in the early stages of product development and our success is uncertain.
We are a development stage biopharmaceutical company and are in the early stages of developing our products. We have not yet successfully developed any of our product candidates, including OXIGON, our lead product candidate. We may fail to develop any products, to implement our business model and strategy successfully or to revise our business model and strategy should industry conditions and competition change. We cannot make any assurances that any of our product candidates, if successfully developed, would generate sufficient revenues to enable us to be profitable. Furthermore, we cannot make any assurances that we will be successful in addressing these risks. If we are not, our business, results of operations and financial condition will be materially adversely affected.
We have a limited operating history and we may not be able to successfully develop our business.
We were incorporated in Delaware in April 2005 and began operations in June 2005 when we acquired assets from Mindset. Our limited operating history makes predicting our future operating results difficult. As a biopharmaceutical company with a limited history, we face numerous risks and uncertainties in the competitive market for Alzheimer’s disease and central nervous system related drugs and in receiving FDA approval for our drugs. In particular, we have not proven that we can:
•	develop and manufacture drugs in a manner that enables us to be profitable and meet regulatory, strategic partner and customer requirements;

•	develop and maintain relationships with key vendors and strategic partners that will be necessary to optimize the market value of our product candidates;

•	obtain the regulatory approvals necessary to commence selling our product candidates in the United States, Europe or elsewhere;

•	raise sufficient capital in the public and/or private markets; or

•	respond effectively to competitive pressures.
If we are unable to accomplish these goals, our business is unlikely to succeed. Even if we are able to license our technology to generate income we still will be operating at a significant loss during the course of our drug development program.
OXIGON is our only product in clinical trials and if we are not able to proceed with clinical trials for our other product candidates or if the trials are unsuccessful or significantly delayed we may not be able to develop and commercialize our products.
None of our product candidates has reached clinical stages in the United States. On December 1, 2005, we began Phase I clinical trials for OXIGON in the Netherlands. These trials were completed on November 15, 2006. We expect to submit an Investigational New Drug Application to the FDA for OXIGON in the fourth quarter of 2007 and begin Phase II trials in the United States shortly thereafter. The time frame of the OXIGON clinical trials is dependent, among other things, upon us having secured sufficient financing and on the availability of beds at the clinical sites where such trials will be conducted. Additionally, we anticipate starting Phase I trials in 2008 for ANTISENILIN, our monoclonal therapeutic antibody, and in 2009 for RECALL-VAX, our first-generation vaccination product. Successful development and commercialization of our product candidates are dependent on, among other factors:
•	the successful outcome of future studies needed to make a final selection of drug candidates;

•	successful manufacture and formulation of drug products;

•	additional preclinical studies to establish efficacy and safety across species;

•	obtaining regulatory approval for our product candidates;

•	raising additional financing; and

•	establishing any strategic partnerships that would result in a license of our technology.
There can be no assurance that we will successfully develop and commercialize our product candidates.
If we fail to obtain or maintain the necessary United States or worldwide regulatory approvals for our product candidates, we will be unable to commercialize our product candidates.
The success of our business depends on our ability to put products through rigorous, time-consuming and costly clinical testing, and to obtain regulatory approval for those products. Government regulations in the United States and other countries significantly impact our business and the research and development, manufacture and marketing of our product candidates and any other products we may in-license. We will require FDA approval to commercialize our product candidates in the United States and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions.
The FDA and other regulatory authorities have substantial discretion in the drug approval process and may either refuse to accept our application for any of our product candidates or may decide after review of our application(s) that our data is insufficient to allow approval of the relevant product(s). If the FDA or other regulatory authorities do not accept or approve our application(s), they may require us to conduct additional preclinical testing or manufacturing studies and submit those data before it will reconsider our application or require us to perform post-marketing studies. Even if we comply with all FDA and other regulatory requests, the FDA may ultimately reject our product candidates or our New Drug Applications. We cannot be certain that we will ever obtain regulatory clearance of any of our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our potential number of salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates, but also might approve competitors’ products possessing characteristics that offer their own treatment advantages.
In addition, even if our current product candidates and any additional product candidates we pursue in the future are marketed, the products and our manufacturers are subject to continual review by applicable regulatory authorities. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our manufacturing or the manufacturing by third-party manufacturers may result in restrictions on our product candidates and any other products we may in-license, including withdrawal of the product from the market.
Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.
Our product development depends on our ability to successfully in-license technologies. If we are not able to maintain our current license rights or obtain additional licenses, our business will suffer.
We use technologies that we do not own in the development and configuration of our product candidates. There can be no assurance that any of the current contractual arrangements between us and third parties or between our strategic partners and other third parties, will be continued or not breached or terminated early. In the future, we may also require technologies to which we do not currently have any rights. There can be no assurance that we can obtain these technologies on acceptable terms if at all. Any such additional licenses may require us to pay royalties or other fees to third parties, which would have an adverse effect on our potential revenues and gross margin.
If we fail to make payments under or otherwise breach our key license agreements, they could be terminated and we would lose our rights to such technologies. This loss of rights could materially adversely affect our ability to develop and commercialize our product candidates and our ability to generate revenues.
Our license agreements with each of New York University and South Alabama Medical Science Foundation require us to pay royalties and other fees and also to make payments when certain milestones are reached. In addition, our license agreements with each of New York University and South Alabama Medical Science Foundation require us to take steps to commercialize the licensed technology in a timely manner. We have not as of yet generated any revenues or successfully developed or commercialized any of our products. If we are not able to generate revenues or develop and commercialize our products in the future we may be in breach of our key licensing agreements and our licensing parties may terminate the agreements. If a licensor terminates an agreement, we could lose our right to commercially exploit the intellectual property underlying OXIGON or certain of our immunotherapy programs, which would adversely affect our ability to develop commercial products.
Our operating results may significantly fluctuate from quarter-to-quarter and year-to-year.
Through January 31, 2007, we have not generated any revenues. If and when we do, we expect that a significant portion of our revenues for the foreseeable future will be comprised of license fees, royalties and milestone payments. The timing of revenue in the future will depend largely upon the signing of collaborative research and development or technology licensing agreements or the licensing of our product candidates for further development and payment of fees, milestone payments and royalties. In any one fiscal quarter we may receive multiple or no payments from our collaborators. As a result, operating results may vary substantially from quarter-to-quarter and, thus, from year-to-year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.
We have no manufacturing capabilities. If we are not successful in developing our own manufacturing capabilities or entering into third party manufacturing agreements or if third-party manufacturers fail to devote sufficient time and resources to our concerns, our clinical trials and product introductions may be delayed.
Currently, we have no internal manufacturing capabilities for any of our product candidates. Our clinical batch supplies are manufactured by a third party manufacturer based in Switzerland. We have sufficient drug product to perform the necessary non-clinical studies in support of Phase II and have the necessary “know-how” to manufacture our lead product, OXIGON. In order to complete the commercialization process of OXIGON and our other product candidates, however, we must either acquire or build internal manufacturing capabilities or rely on third parties to manufacture these product candidates. We cannot be sure that we will be able to acquire or build facilities that will meet quality, quantity and timing requirements or that we will be able to enter into manufacturing contracts with others on acceptable terms. Failure to accomplish these tasks would impede our efforts to bring our product candidates to market, which would adversely affect our business.
The manufacturing process must comply with the FDA, the Drug Enforcement Administration and other regulatory requirements. Even if the third party manufacturer of our clinical batch supplies currently meets such requirements, manufacture of product candidates on a limited basis for investigational use in animal studies or human clinical trials does not guarantee that large-scale, commercial production is viable. We may be required to complete further studies when we start commercialized manufacturing which would result in additional operating expenses and further delays in the commercialization process.
We currently expect to utilize third-party manufacturers to produce the drug compounds used in clinical trials and for the potential commercialization of future products. Reliance on third party manufacturers could expose us to other risks, such as substandard performance, difficulties in achieving volume production and poor quality control or noncompliance with FDA and other regulatory requirements. If we decide to manufacture one or more product candidates ourselves, we would incur substantial start-up expenses and need to expand our facilities and hire additional personnel.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market products we may develop, we may not be able to generate product revenue.
We do not currently have an organization for the sales, marketing and distribution of pharmaceutical and diagnostic products. We anticipate that we will seek to enter into strategic alliances, distribution agreements or other arrangements with third parties to market any products we develop. If we are unable to enter into such agreements, we would have to build sales, marketing, managerial and other non-technical capabilities and develop, train and or manage a sales force, all of which would cause us to incur substantial additional expenses. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.
Our product candidates are subject to the risk of failure inherent in the development of products based on new and unproved technologies.
Because our product candidates are and will be based on new and unproven technologies, they are subject to risk of failure. These risks include the possibility that:
•	our new approaches will not result in any products that gain market acceptance;

•	a product candidate will prove to be unsafe or ineffective, or will otherwise fail to receive and maintain regulatory clearances necessary for marketing;

•	a product, even if found to be safe and effective, could still be difficult to manufacture on the large scale necessary for commercialization or otherwise not be economical to market;

•	a product will unfavorably interact with other types of commonly used medications, thus restricting the circumstances in which it may be used;

•	proprietary rights of third parties will preclude us from manufacturing or marketing a new product; or

•	third parties will market superior or more cost-effective products.
As a result, our activities, either directly or through corporate partners, may not result in any commercially viable products.
In order for us to successfully sell our product candidates, the product candidates need to be accepted in the healthcare market by healthcare providers, patients and insurers. Lack of such acceptance will have a negative impact on any future sales.
Our future success is dependent upon the acceptance of our product candidates by health care providers, patients and health insurance companies, Medicare and Medicaid. Such market acceptance, if it were to occur, would depend on numerous factors, many of which are not under our control including:
•	regulatory approval;

•	product labeling;

•	safety and efficacy of our products;

•	availability, safety, efficacy and ease of use of alternative products and treatments;

•	the price of our drugs relative to the price of alternative products and treatments; and

•	achieving reimbursement approvals from Medicare, Medicaid and private insurance providers.
We cannot guarantee that any of our product candidates, even after regulatory approval, would achieve market acceptance. Additionally, we cannot guarantee that third-party payors, hospitals or health care administrators would accept any of the products we manufacture or in-license on a large-scale basis. We also cannot guarantee that we would be able to obtain approvals for indications and labeling for our products that will facilitate their market acceptance. Furthermore, unanticipated side-effects, patient discomfort, defects or unfavorable publicity of our drugs or other therapies based on a similar technology, could have a significant adverse effect on our effort to commercialize our lead or any subsequent drugs.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.
Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities, private health maintenance organizations and health insurers, and other health care payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Health care payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other health care payors increasingly attempt to contain health care costs by limiting both coverage and the level of reimbursement for drugs, which may limit our commercial opportunity. Even if our product candidates are approved by the FDA, insurance coverage may not be available and reimbursement levels may be inadequate to cover our drugs. If government and other health care payors do not provide adequate coverage and reimbursement levels for OXIGON or our other product candidates, the post-approval market acceptance of our products could be diminished.
Our product candidates may be subject to future product liability claims. Such product liability claims could result in expensive and time-consuming litigation and payment of substantial damages.
The testing, production, marketing, sale and use of products using our technology is unproven as of yet and there is risk that product liability claims may be asserted against us if it is believed that the use or testing of our product candidates have caused adverse side effects or other injuries. In addition, providing diagnostic testing entails an inherent risk of professional malpractice and other claims. We cannot make assurances that claims, suits or complaints relating to the use of products utilizing our technology will not be asserted against us in the future. If a product liability claim asserted against was successful, we also could also be required to limit commercialization of our product candidates. Regardless of merit or outcome, claims against us may result in significant diversion of our management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and damages and a decreased demand for our products and services. We cannot make any assurances that we will be able to acquire or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us.
We plan to develop our business in part through collaborating with third-parties and we face substantial competition in this endeavor. If we are not successful in establishing such third party collaboration arrangements, we may not be able to successfully develop and commercialize our products.
Our business strategy includes finding larger pharmaceutical companies with which to collaborate to support the research, development and commercialization of our product candidates. In trying to attract corporate partners to collaborate with us in the research, development and commercialization process, we face serious competition from other small biopharmaceutical companies. If we are unable to enter into such collaboration arrangements, our ability to proceed with the research, development, manufacture or sale of product candidates may be severely limited.
Our future collaborators may compete with us or have interests which conflict with ours. This may restrict our research and development efforts and limit the areas of research in which we intend to expand.
Larger pharmaceutical companies that we seek to collaborate with may have internal programs or enter into collaborations with our competitors for products addressing the same medical conditions targeted by our technologies. Thus, our collaborators may pursue alternative technologies or product candidates in order to develop treatments for the diseases or disorders targeted by our collaborative arrangements. Our collaborators may pursue these alternatives either on their own or in collaboration with others, including our competitors. Depending on how other product candidates advance, a corporate partner may slow down or abandon its work on our product candidates or terminate its collaborative arrangement with us in order to focus on these other prospects.
If any conflicts arise, our future collaborators may act in their own interests, which may be adverse to ours. In addition, in our future collaborations, we may be required to agree not to conduct any research that is competitive with the research conducted under our future collaborations. Our future collaborations may have the effect of limiting the areas of research that we may pursue. Our collaborators may be able to develop products in related fields that are competitive with the products or potential products that are the subject of these collaborations.
We do not have control of our outside scientific and clinical advisors. They may pursue objectives which are contrary to our interest, which could impede our research and development efforts.

We work with scientific and clinical advisors at academic and other institutions who are experts in the field of Alzheimer’s disease and other central nervous system disorders and diseases caused by oxidative stress. Our advisors assist us in our research and development efforts and advise us with respect to our clinical trials for OXIGON and our planned clinical trials for our other product candidates. However, our advisors are not our employees and they may have other commitments that would limit their future availability to us. Although we will seek to cause our scientific and clinical advisors and collaborators to agree not to engage in competing work, if a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may delay the clinical development of our drug candidates and impair our reputation in the industry.
If we fail to apply for, adequately prosecute to issuance, maintain, protect or enforce patents for our inventions and products or fail to secure the rights to practice under certain patents owned by others, the value of our intellectual property rights and our ability to license, make, use or sell our products would materially diminish or could be eliminated entirely.
Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for product candidates and any other products we may in-license, as well as for methods, processes and other technologies, preserve our trade secrets, prevent third parties from infringing on our proprietary rights or invalidating our patents and operate without infringing the proprietary rights of third parties.
Our patent position is uncertain and involves complex legal and factual questions for which important legal principles are changing and/or unresolved. Because we rely heavily on patent protection and others have sought patent protection for technologies similar to ours, the risks are particularly significant and include the following:
•	The patent offices may not grant claims of our pending applications or future applications and may not grant patents having claims of meaningful scope.

•	We may not be able to obtain patent rights to compositions, products, treatment methods or manufacturing processes that we may develop or license from third parties.

•	Some of the issued patents we now license or any patents which are issued to us in the future may be determined to be invalid and/or unenforceable, or may offer inadequate protection against competitive products.

•	If we have to defend the validity of the patents that we have in-licensed or any future patents or protect against third party infringements, the costs of such defense are likely to be substantial and there is no guarantee of a successful outcome.

•	In the event any of the patents we have in-licensed are found to be invalid or unenforceable, we may lose our competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements. Further, competitors may be free to offer copies of our products if such patents are found to be invalid or unenforceable.

•	Others may obtain patents claiming aspects similar to those covered by our patents and patent applications.

•	We may be estopped from claiming that one or more of our patents is infringed due to amendments to the claims and/or specification, or as a result of arguments that were made during prosecution of such patents in the United States Patent and Trademark Office, or by virtue of certain language in the patent application. The estoppel may result in claim limitation and/or surrender of certain subject matter to the public domain or the ability of competitors to design around our claims and/or avoid infringement of our patents. If our patents or those patents for which we have license rights become involved in litigation, a court could revoke the patents or limit the scope of coverage to which they are entitled.

•	Several bills affecting patent rights have been introduced in the United States Congress, and significant rule changes are being considered by the Patent and Trademark Office. These bills and rule changes address various aspects of parent law and practice, including, term reexamination, subject matter, prosecution and enforceability. It is not certain whether any of these bills will be enacted into law, what form new laws may take, or what the result of Patent and Trademark Office rule changes will be. Accordingly, the effect of these changes on out intellectual property estate is uncertain.

If we fail to obtain and maintain patent protection and trade secret protection for our drug candidates, proprietary technologies and their uses, we could lose our competitive advantage and the competition we face would increase, thereby reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.
A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly and an unfavorable outcome could harm our business.
There is significant litigation in the biotechnology field regarding patents and other intellectual property rights. Biotechnology companies of roughly our size and financial position have gone out of business from the cost of patent litigation and from losing a patent litigation. We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. Although we try to avoid infringement, there is the risk that we will use a patented technology owned or licensed by another person or entity and/or be sued for infringement of a patent owned by a third party. Under current United States law, patent applications are confidential for 18 months following their priority filing date and may remain confidential beyond 18 months if no foreign counterparts are applied for in jurisdictions that publish patent applications. There are many patents relating to specific genes, nucleic acids, polypeptides or the uses thereof to treat Alzheimer’s disease and other central nervous system diseases. In some instances, a patentee could prevent us from using patented genes or polypeptides for the identification or development of drug compounds. If our products or methods are found to infringe any patents, we may have to pay significant damages or be prevented from making, using, selling, offering for sale or importing such products or from practicing methods that employ such products.
In addition, we may need to resort to litigation to enforce a patent issued or licensed to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. Such litigation could be expensive and there is no assurance that we would be successful. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more fields similar to the fields in which we are working. Either these individuals or we may be subject to allegations of trade secret misappropriation or similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. As a result, we could be prevented from commercializing current or future products or methods.
Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.
Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive technical field of drug discovery, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.
Certain of our product development programs depend on our ability to maintain rights under our licensed intellectual property. If we are unable to maintain such rights, our research and development efforts will be impeded and our business and financial condition will be negatively impacted.
We have licensed intellectual property, including patents, patent applications and know-how, from universities and others, including intellectual property underlying our OXIGON and BETA-VAX product development programs. Some of our product development programs depend on our ability to maintain rights under these licenses. Under the terms of such license agreements, we are generally obligated to, among other things:

•	exercise commercially reasonable efforts in the development and marketing of these technologies;

•	make specified royalty and milestone payments to the party from which we have licensed the technology;

•	reimburse patent costs to the licensors; and

•	pay development milestones, for example, on the commencement of clinical trials and filing of a New Drug Application and pay a royalty on product sales.
Each licensor has the power to terminate its agreement if we fail to meet our obligations under that license. We may not be able to meet our obligations under these license agreements. Furthermore, these obligations may conflict with our obligations under other agreements. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology. Losing marketing and sales rights would have a material negative effect on our business, financial condition and results of operations.
The United States government holds rights that may permit it to license to third parties technology that we currently hold the exclusive right to use. We may lose our rights to such licenses if the government chooses to exercise its rights.
The United States government holds rights in inventions that were conceived or reduced to practice under a government-funded program. This applies to aspects of specific technologies licensed to us by third-party licensors. These government rights include a non-exclusive, royalty-free, worldwide license for the government to practice the invention or to have the invention practiced by a third party for any governmental purpose. In addition, the United States government has the right to grant licenses to others under any of these inventions if the government determines that:
•	adequate steps have not been taken to commercialize such inventions;

•	the grant is necessary to meet public health or safety needs; or

•	the grant is necessary to meet requirements for public use under federal regulations.
The United States government also has the right to take title to a subject invention made with government funding if we fail to disclose the invention within specified time limits. The United States government may acquire title in any country in which we do not file a patent application for inventions made with government funding within specified time limits. If we fail to meet the obligations required by the government, or if the government decides to exercise its rights, we may lose our right to the licensed technologies.
Our rights to certain licensed technologies are limited to use in the United States. This may restrict our ability to expand our business internationally.
Federal law requires any licensor of an invention partially funded by the federal government to obtain a commitment from any exclusive licensee, such as us, to manufacture products using the invention substantially in the United States. Further, these rights include the right of the government to use and disclose technical data relating to licensed technology that was developed in whole or in part at government expense. Our principal technology license agreements contain provisions recognizing these rights. This restriction could impede or even block our ability to find a partner or licensee to assist in commercializing the product or method on the invention.
We may have liabilities associated with our acquisition of the Mindset Assets from Mindset.
Pursuant to the 2005 Asset Transfer, we acquired significant assets from Mindset, which we believe was insolvent at the time of such acquisition. Although, as a result of the 2005 Asset Transfer, we currently are the largest creditor of Mindset, stockholders and other creditors of Mindset may seek to assert various claims against us, such as claims under bulk sales laws and other laws and doctrines designed to protect creditors of an insolvent entity and stockholders generally. Although no such claims have been asserted, there can be no assurance that creditors or stockholders of Mindset will not assert claims against us under such theories or that if they do, they will not be successful.
Conditions in Israel affect the operations of our subsidiary in Israel and may limit our ability to sell our products and services.

Intellect Neurosciences (Israel) Ltd., our wholly-owned Israeli subsidiary, is incorporated under Israeli law and its principal office and its drug discovery and drug candidate selection groups are located in Israel. Political, economic and military conditions in Israel may directly affect Intellect Neurosciences (Israel) Ltd.’s operations. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since September 2000, relations between Israel and the Palestinian Authority have deteriorated and Israel has experienced continuing unrest in the areas administered by the Palestinian Authority, which has resulted in terror attacks against Israeli targets and citizens in both Israel and in the areas administered by the Palestinian Authority and there has been increased military response in Israel. Further deterioration has occurred between Israel and Lebanon recently, which resulted in an armed conflict in July of 2006. There can be no assurance that a full resolution of these problems will be achieved or as to the timing and nature of any such resolution. Furthermore, several countries still restrict trade with Israeli companies, or with companies that do business with Israel, which may limit our ability to make sales in, or purchase components from, those countries. Any future armed conflict, political instability, continued violence in the region or trade restrictions could limit our ability to operate our business and could have a material adverse effect on our business, operating results and financial condition.
Fluctuations in the exchange rate between the United States dollar and foreign currencies may adversely affect our operating results.
Our wholly-owned Israeli subsidiary, Intellect Neurosciences (Israel) Ltd., incurs substantially all of the costs and expenses of its operations in Israel in new Israeli shekels and converts these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, Intellect Neurosciences (Israel) Ltd. may hold foreign currency balances, primarily Israeli shekels, which will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results.
Risks related to our industry
Our technology may become obsolete or lose its competitive advantage.
The pharmaceuticals business is very competitive, fast moving and intense, and we expect it to be increasingly so in the future. Other companies have developed and are developing Alzheimer’s disease drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, there is no assurance that our product candidates and any other products we may in-license will be the best, the safest, the first to market, or the most economical to make or use. If competitors’ products are better than ours, for whatever reason, our sales could decrease, our margins could decrease and our products may become obsolete.
There are many reasons why a competitor might be more successful than we are or will be, including:
•	Some competitors have greater financial resources and can afford more technical and development setbacks than we can.

•	Some competitors have been in the drug business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval and sales and marketing. This experience or their name recognition may give them a competitive advantage over us.

•	Some competitors may have a better patent position protecting their technology than we either have or will have. If we cannot use the proprietary rights that we have licensed to prevent others from copying our technology or developing similar technology, or if we cannot obtain a critical license to another’s patent that we need to make and use our equipment, we would expect our competitive position to lessen. Some companies with competitive technologies may move through stages of development, approval and marketing faster than us. If a competitor receives FDA approval before us, then it will be authorized to sell its products before we can sell ours. Because the company “first to market” often has a significant advantage over latecomers, a second place position could result in less than anticipated sales.

•	Advances in laboratory technology may increase the number of competitors capable of performing assays similar to ours without infringing the patents protecting our product candidates, which may decrease the demand for our product candidates.

•	Our competitors could develop and market Alzheimer’s disease therapeutic products that are more effective, have fewer side-effects or are less expensive than our current or future product candidates which could render our technologies or product candidates obsolete or non-competitive.
Clinical trials are expensive, time-consuming and difficult to design and implement.
Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process also is time-consuming and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. We estimate that clinical trials of our product candidates will take at least several more years to complete. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and any other products we may in-license and delay our ability to become profitable. Product development costs to our potential collaborators and us will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:
•	changes to applicable regulatory requirements;

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness in the clinical trials;

•	lack of sufficient patient enrollment;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•	suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.
In addition, we, or the FDA or other regulatory authorities, may suspend our clinical trials at any time if it appears that participants are being exposed to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application submissions or the conduct of our trials. We may be unable to develop marketable products. In addition, the competition for clinical institutions that act as investigators in clinical trials is intense. There can be no assurance that we will be able to conclude appropriate contracts with such institutions. Even if we are successful, slow recruitment of patients could cause significant delay in our development plans.
Problems during our clinical trial procedures could have serious negative impacts on our business.
FDA approval requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Similar procedures are required in foreign countries. If we experience unexpected, inconsistent or disappointing results in connection with a clinical trial, our business will suffer.
If any of the following events arise during our clinical trials or data review, we expect it would have a serious negative effect on us and could subject us to significant liabilities:

•	Any of our product candidates may be found to be ineffective or to cause harmful side-effects, including death;

•	Our clinical trials for any of product candidates may take longer than anticipated, for any of a number of reasons, including a scarcity of subjects that meet the physiological or pathological criteria for entry into the study, a scarcity of subjects that are willing to participate in the trial, or data and document review;

•	The reported clinical data for any of our product candidates may change over time as a result of the continuing evaluation of patients or the current assembly and review of existing clinical and preclinical information;

•	Data from various sites participating in the clinical trials for each of our product candidates may be incomplete or unreliable, which could result in the need to repeat the trial or abandon the project; and

•	The FDA and other regulatory authorities may interpret our data differently than we do which may delay or deny approval.
The results of our clinical trials may not support our product candidate claims.
Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or government authorities will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure could cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our New Drug Applications with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.
If our competitors produce generic substitutes of our product candidates, we may face pricing pressures and lose sales.
The United States Food, Drug and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringed versions of a drug in order to facilitate the approval of an Abbreviated New Drug Application for generic substitutes. These same incentives also encourage manufacturers to submit New Drug Applications, known as 505(b)(2) Applications, which rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our product candidates and any other products we may in-license are commercially successful, other manufacturers may submit and gain successful approval for either an Abbreviated New Drug Application or a 505(b)(2) Application that will compete directly with our products. Competitors may be able to offer such generic substitutes at a discount to the prices for our products.
Physicians and patients may not accept and use our drugs.
Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product candidates, or any of our future drugs, will depend upon a number of factors including:
•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs and the use of controlled substances;

•	cost-effectiveness of our drugs relative to competing products;

•	availability of reimbursement for our product candidates and any other products we may in-license from government or other health care payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.
Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.
Risks related to management
We rely on key executive officers and scientific and medical advisors as well as skilled employees and consultants, and their knowledge of our business and technical expertise would be difficult to replace.
We are highly dependent on Dr. Daniel G. Chain, our chief executive officer, chairman of the board and director, Elliot Maza, our executive vice president and chief financial officer, and Dr. Vivi Ziv, our chief operating officer and chief operating officer of our wholly-owned Israeli subsidiary, Intellect Neurosciences (Israel) Ltd. We do not have “key person” life insurance. We have entered into employment agreements with each of the foregoing employees. The loss of Dr. Chain, Elliot Maza, or Dr. Ziv may have an adverse effect on our ability to develop and commercialize the technologies in a timely manner.
In addition, we rely on the members of our Scientific Advisory Board and our Clinical Advisory Board to assist us in formulating our research and development strategy. All of the members of our Scientific Advisory Board and our Clinical Advisory Board have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.
Although we intend to outsource our development programs, we also may need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. Attracting and retaining qualified personnel is critical to our success. We will require experienced scientific personnel in many fields in which there are a limited number of qualified personnel and we compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions and other emerging entrepreneurial companies. Competition for such individuals, particularly in the New York City area, where our United States offices are headquartered, is intense and we cannot be certain that our search for such personnel will be successful. Furthermore, we are competing for employees against companies that are more established than we are and have the ability to pay more cash compensation than we do. As a result, depending upon the success and the timing of clinical tests, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.
Our operations could be disrupted as a result of the obligations of personnel in Israel to perform military service.
Certain of Intellect Neurosciences (Israel) Ltd.’s officers and employees in Israel, including certain key employees, may be obligated to perform annual reserve duty in the Israeli army for varying periods of time, depending on rank and position, and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. The absence of one or more of Intellect Neurosciences (Israel) Ltd.’s officers and key employees for significant periods of time due to military service could be disruptive to our operations and could adversely affect our business.
Certain of our directors and scientific advisors have relationships with other biotechnology companies that may present potential conflicts of interest.
Our board members or certain of any officers or directors hereafter may serve, from time to time, as officers or directors of other biotechnology companies and, accordingly, from time to time, their duties and obligations to us may conflict with their duties and obligations to other entities. In addition, our board members have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.

Risks related to our common stock
There is no public market for our common stock, nor is there any assurance that a public market will ever develop. Our stockholders may not be able to resell their shares at or above the purchase price paid by such stockholders, or at all.
Our common stock is not currently listed or quoted on any exchange or national trading system, nor is it quoted through various market makers on the Pink Sheets Electronic Quotation Service published by the National Quotation Bureau. We intend to apply for a trading symbol and seek to qualify for listing on the Over the Counter Bulletin Board trading system (OTC.BB) as soon as practicable. There can be no assurance that we will obtain such listing. Even if we are successful in obtaining such listing, an investment in our stock may be highly illiquid and subject to significant market volatility. This volatility may be caused by a variety of factors including low trading volume; and market conditions.
In addition, the value of our common stock could be affected by:
•	actual or anticipated variations in our operating results;

•	changes in the market valuations of other similarly situated companies providing similar services or serving similar markets.;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products or services by us or our competitors;

•	sales of our common stock or other securities in the open market;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the market in which we operate;

•	changes in our earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations; and

•	other events or factors, many of which are beyond our control.
Stockholders may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a stockholder from obtaining a market price equal to the purchase price such stockholder paid when the stockholder attempts to sell our securities in the open market. In these situations, the stockholder may be required either to sell our securities at a market price which is lower than the purchase price the stockholder paid, or to hold our securities for a longer period of time than planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using common stock as consideration or to recruit and retain managers with equity-based incentive plans.
We cannot assure you that our common stock will become listed on the American Stock Exchange, Nasdaq or any other securities exchange.
We plan to seek listing of our common stock on the American Stock Exchange or Nasdaq as soon as practicable. However, there are no assurances that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. Until our common stock is listed on the American Stock Exchange or Nasdaq or another stock exchange, we expect that our common stock would be eligible to trade on the Over-The-Counter Bulletin Board, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it difficult to dispose of our shares of common stock or obtain accurate quotations as to the market value of the common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital after the Merger.
The concentrated ownership of our capital stock may have the effect of delaying or preventing a change in control of our company.
Immediately following the merger, our directors, officers, principal stockholders and their affiliates beneficially own approximately 69.63% of our outstanding capital stock. The interests of our directors, officers, principal stockholders and their affiliates may differ from the interests of other stockholders. Our directors, officers, principal stockholders and their affiliates will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions. Please see “Principal Stockholders.”
We will incur increased costs as a result of being an operating public company, compared to the historical operations of Intellect.
As a public operating company, we will incur significant legal, accounting and other expenses that Intellect did not incur as a private company and that GlobePan did not incur as a non-operating company. In addition, the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), as well as new rules implemented by the SEC, require changes in corporate governance practices of public companies. If our stock becomes listed on Nasdaq or another major exchange, we will also incur additional compliance expenses. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act and exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. In addition, we will incur additional costs associated with our public company reporting requirements which will significantly increase as a result of us becoming an operating public company with a larger group of stockholders. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board or as executive officers.
The regulatory background of the spouse of one of our founding principal stockholders may make it more difficult for us to obtain listing on Nasdaq or another securities exchange.
Margaret Chassman is one of our founding principal stockholders and is the spouse of Mr. David Blech. Mr. Blech has provided significant consulting services to us as described in “Certain Relationships and Related Transactions, and Director Independence — Certain Relationships Involving Margaret Chassman and David Blech.” David Blech, has been subject to certain regulatory proceedings which may make our listing on a securities exchange difficult. In May 1998, David Blech pled guilty to two counts of criminal securities fraud and, in September 1999, he was sentenced by the United States District Court for the Southern District of New York to five years probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the SEC in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was president and the sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No. 10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter entitled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (NASD) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000. This regulatory background may delay or impede access to listing our common stock on a securities exchange.
Our common stock will likely be considered “a penny stock.”
The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following the merger, the market price of our common stock is likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares. In addition, because our common stock is not traded on any quotation system, investors will find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.
There may be issuances of shares of preferred stock in the future that could have superior rights to our common stock.
We have provisions authorizing “blank check” preferred stock and we are therefore authorized to issue shares of preferred stock. Accordingly, our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders and the right to the redemption of such shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of the common stock could be impaired thereby, including without limitation, with respect to liquidation.
If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.
Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our 2007 fiscal year, we will be required to furnish a report by our management on our internal control over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of 2007. Compliance with Section 404 is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting in the future. Failure to achieve and maintain an effective internal control environment or to complete our Section 404 certifications could have a material adverse effect on our stock price. Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
We have never paid nor do we expect in the near future to pay dividends.
We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends for the foreseeable future.

Item 2. Management’s Discussion And Analysis And Plan of Operation
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this Form 8-K. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk factors” and elsewhere in this Form 8-K report. See “Special note regarding forward-looking statements” and “Risk factors.” We undertake no obligation to update publicly any forward looking statements for any reason, even if new information becomes available or other events occur in the future.
Overview
On January 25, 2007, GlobePan, its wholly-owned subsidiary, and Intellect entered into an agreement and plan of merger, pursuant to which Intellect merged with a wholly-owned subsidiary of GlobePan. As a result of the merger, Intellect became our wholly-owned subsidiary, and the stockholders of Intellect received an aggregate of 26,075,442 shares of our common stock. See “Summary of the Merger and Related Transactions.” This Management Discussion and Analysis covers the plan of operation of Intellect prior to the merger and of the combined company following the merger.
Liquidity and Capital Resources
As of September 30, 2006, total cash and cash equivalents were $549,762. We anticipate that our existing capital resources will not enable us to continue operations past early March 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. These circumstances may adversely affect our ability to raise additional capital. If we fail to raise additional capital or obtain substantial cash inflows from existing partners prior to March 2007, we will be forced to cease operations. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. We are in discussions with investment bankers concerning our financing options. We cannot assure you that financing will be available on favorable terms or at all.
We have limited capital resources and our operations to date have been funded with the proceeds from private equity and debt financings and income earned on investments. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the period ended December 31, 2005 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.
Since our inception in 2005, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. As of September 30, 2006, our accumulated deficit was approximately $9.5 million. Our net loss was approximately $7.1 million for the nine months ended September 30, 2006 and approximately $2.4 million for the period from inception until December 31, 2005. Our cash outlays from operations was approximately $4.1 million for the nine month period ended September 30, 2006 and approximately $1.2 million for the period ended December 31, 2005. Our capital shows a deficit of approximately $4.4 million as of September 30, 2006.
Even if we obtain additional financing, our business will require substantial additional investment that we have not yet obtained. We cannot be sure how much we will need to spend in order to develop, manufacture and market new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations at some time in the future, even if we obtain financing in the near term.
We have been informed by certain of our stockholders, who also were shareholders of GlobePan prior to the merger, that they would provide us with up to $4.5 million of financing in the form of senior unsecured convertible notes. During January 2007, we received $479,000 in proceeds from such shareholders.
Cash Sources and Uses
Cash inflows during 2005 include proceeds from the issuance of Convertible Promissory Notes to accredited investors, shares of common stock to Intellect’s founders and proceeds from stockholder loans. Cash inflows during 2006 include proceeds from the sale of Series B Convertible Preferred Stock and additional issuances of Convertible Promissory Notes. The primary uses of cash have been the purchase of the Mindset debt, which is included in operating activities, repayment of Convertible Promissory Notes, repayment of stockholder loans and funding current operations. In connection with the merger, all shares of Series B Convertible Preferred Stock were converted into shares of our common stock and we assumed all of Intellect’s outstanding convertible notes. The following table summarizes cash flow activity for the nine month period ending September 30, 2006 and the period ended December 31, 2005:

	Nine Months	Year
	ended Sept. 30,	ended Dec. 31,
	2006	2005
	(in thousands)
Cash Sources
Proceeds from issuance of equity securities	$6,486	$21
Proceeds from issuance of notes payable	250	1,650
Borrowings of Stockholders	125	252

Total cash sources	$6,861	$1,923

Cash Uses
Cash used in operating activities	$4,141	$1,239
Repayment of debt obligations	475	252
Increase in restricted cash	43	144
Investment in Ceptor Corporation	150
Financing costs	815	114
Capital improvements	801	61

Total cash uses	$6,425	$1,810

Decrease in cash	$(436)	$(113)

Financing Activities
Convertible Promissory Note Investment Units. During the period from May 10, 2005 through December 22, 2006, Intellect issued convertible promissory note investment units through private placements to accredited investors to raise funds for working capital and other general corporate purposes. Each investment unit consisted of a convertible promissory note (“Convertible Note”) and a warrant to purchase shares of our common stock (“Convertible Note Warrant”). From September 13, 2006 to December 7, 2006, Intellect issued additional Convertible Notes, with no accompanying warrants, through a private placement to certain accredited investors in order to raise additional funds for working capital and continuation of operations. Intellect incurred placement fees and other legal expenses of approximately $114,666 in connection with the issuance of Notes in 2005 and $11,440 of legal expenses in connection with the issuance of Notes in 2006. Upon the merger, we assumed Intellect’s obligations with respect to the Convertible Notes, which are now convertible into shares of our common stock. As of the date of the merger, Intellect had issued Convertible Notes in the aggregate principal amount of $3,580,000. As of the date of the merger, Convertible Notes in the aggregate principal amount of $1,980,000 remained outstanding, which are convertible into an aggregate of 1,195,573 shares of our common stock. For a description of the terms of the Convertible Notes, please see “Description of Securities.” For a description of the terms of the Convertible Note Warrants, please see “Description of Securities.”

2007 Convertible Notes. During January 2007 , we received from third party investors, some of whom were shareholders of GlobePan prior to the merger, $479,000 towards the purchase of convertible notes to be issued together with convertible note warrants. We anticipate that we will issue the notes and warrants to the investors shortly following the date of filing of this Current Report. We expect that the notes will (i) bear an annual interest of 10%, (ii) have a conversion price of $1.75 and (iii) will mature upon the earlier of 12 months from the date cash was received for the Notes, the closing of a next equity financing or the closing of a licensing transaction with a collaborative partner resulting in an upfront payment to us of not less than $4 million.
Series B Convertible Preferred Stock Investment Units. In February 2006, Intellect’s board of directors authorized the issuance of up to 7,164,445 shares of convertible preferred stock to be designated as Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”). Subsequently, from February 8, 2006 through September 30, 2006, Intellect issued Series B Preferred investment units in a private placement to accredited investors in order to raise funds for working capital and other general corporate purposes. Each Series B investment unit consisted of (i) a share of Series B Preferred and (ii) a warrant to purchase 0.5 shares of our common stock (each, a “Series B Warrant”). As of September 30, 2006, we had issued 4,493,091 shares of Series B Preferred.

As partial consideration for the issuance of Series B Preferred investment units, Intellect accepted the cancellation of certain Convertible Notes with an aggregate principal amount of $1,200,000 plus accrued interest in an aggregate amount of $76,766, as follows:
•	On February 9, 2006, Convertible Notes in the aggregate principal amount of $500,000 (plus $37,778 of accrued interest) were converted as partial consideration for 1,450,159 Series B Preferred investment units;
•	On April 8, 2006, Convertible Notes in the aggregate principal amount of $500,000 (plus $24,766 of accrued interest) were converted as partial consideration for 585,580 Series B Preferred investment units;

•	On May 13, 2006, Convertible Notes in the aggregate principal amount of $100,000 (plus $4,750 of accrued interest) were converted as partial consideration for 117,000 Series B Preferred investment units; and

•	On August 10, 2006, Convertible Notes in the aggregate principal amount of $100,000 (plus $9,472 of accrued interest) were converted as partial consideration for 62,556 Series B Preferred investment units.

The resulting total proceeds from Intellect’s issuance of the Series B Preferred through September 30, 2006, including the value of the cancellation of Convertible Notes, were $7,862,910. Total issuance costs associated with the issuance of the Series B Preferred were $918,045, of which $869,948 was allocated to the Series B Preferred and $48,097 was allocated to the Series B Warrants. Net proceeds from the Series B Preferred investment units equaled approximately $6,944,871 after taking into account legal fees of $143,045, fees in the amount of $700,000 associated with the limited guarantees and placement agent fees in the amount of $75,000, considering the cancellation of the Convertible Notes as proceeds. From September 30, 2006 to the date of the merger, Intellect issued an additional 100,000 shares of Series B Convertible Preferred Stock and 50,000 Series B Warrants for $175,000 of total gross proceeds. Upon the merger, all of the 4,493,091 issued and outstanding shares of Intellect’s Series B Preferred were converted into an aggregate of 4,493,091 shares of our common stock. Simultaneously, we assumed Intellect’s obligations with respect to the Series B Warrants. As of January 30, 2007, Series B Warrants exercisable for an aggregate of 2,296,754 shares of our common stock remain outstanding. For a description of the terms of the Series B Warrants, please see “Description of Securities.”
     As a result of discussions we have had with certain of the former holders of Intellect Series B Preferred stock since the date of the merger, in the near future we anticipate exchanging the shares of our common stock received by the former holders of Intellect Series B Preferred stock in the merger for shares of a new series of our preferred stock. We expect that this new series of preferred stock, which has yet to be designated, would have designations, preferences, special rights and qualifications, limitations or restrictions with respect to our capital stock substantially similar to the designations, preferences, special rights and qualifications, limitations or restrictions that the Intellect Series B Preferred stock had with respect to Intellect’s capital stock.

Overview of Operations
Research and Development – Research and development costs increased during 2006 compared to 2005 as we prepared for and completed a Phase 1b multiple dose trial for OXIGON.
Research and Development Plans for the Next Twelve Months
OXIGON
Our plans with respect to OXIGON during the next twelve months and beyond include: continuation of long term (3-month) toxicology studies in rats and primates; completion of our design for our planned Phase II trial; the manufacture of sufficient clinical supplies (approx 40 kilograms) to initiate Phase II; the filing of a US IND for Phase II; initiation of pre-clinical testing in other indications through academic and industry collaborations; and conducting additional research and further characterizing new calcium salt variations of OXIGON. In addition, we will validate various analytical methods that we plan to use later in our Phase II clinical trials to test the effect of OXIGON on putative biomarkers in samples of blood and cerebrospinal fluid of patients. We anticipate that these steps will require approximately $6.2 million during the next twelve months.
Immunotherapy Programs
Our next steps with respect to our immunotherapy programs during the next twelve months and beyond are as follows:
ANTISENILIN: Our next steps include humanizing one or more monoclonal antibodies, developing stable manufacturing cell lines for cGMP manufacture of the antibodies and performing in vitro and in vivo detailed characterization of the antibodies in transgenic models of AD and other models to select for final drug candidates. In addition, we intend to continue discussion with potential corporate partners.
RECALL-VAX: Our next steps include continued design and testing of different synthetic chimeric peptide constructs in animals to select optimal drug candidates for development of a vaccine for use in human AD patients. We aim to select at least one drug candidate by the end of 2007.
BETA-VAX: Our next steps are to obtain additional proof of concept concerning the broad application of the technology to different forms of amyloidosis.
We anticipate that these steps will require approximately $3 million during the next twelve months.

Results of Operations

	Nine month	Inception
	period ended	through
	September	December 31,
	30, 2006	2005	Change	% Change
	(In thousands)	(In thousands)	(In thousands)
Research and development	$2,910	$1,319	$1,591	121.70%
General and administrative expenses	2,058	996	1,062	107.63
Operating expenses	4,968	2,315	2,653	115.60
Operating loss	(4,968)	(2,315)	(2,653)	(115.60)
Other income (expense)	$(2,101)	$(123)	$(1,978)	(1,608)%

Net loss	$(7,069)	$(2,438)	$(4,631)	(92)%
Research and development costs increased during the period ending September 30, 2006 by $1.6 million compared to the period ended December 31, 2005. This increase is partly the result of an increase of $1.1 million in clinical trial activity; specifically, payments related to the Phase I Single Dose OXIGON along with an increase in costs related to expanding our research and development facility.
General and administrative expenses increased by $1.1 million compared to the period ended December 31, 2005. The increase reflects an increase in financing related fees, specifically guaranty fees paid to Margie Chassman and legal and accounting fees.
Other expense and income increased compared to 2005 as a result of the evaluation of derivative instruments associated with the Series B Preferred Stock and convertible promissory notes along with an increase interest expense due to the repayment of convertible notes.
As a result of the above factors, we sustained a net loss of $7,069,106 for the year to date ended September 30, 2006, compared to a net loss of $2,438,109 for the period ended December 31, 2005.
Critical Accounting Estimates and New Accounting Pronouncements
Critical Accounting Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if:
•	it requires assumptions to be made that were uncertain at the time the estimate was made, and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition.
Derivative Instruments. We have issued and outstanding certain instruments with embedded derivative features which we analyze in accordance with the pronouncements relating to accounting for derivative instruments and hedging activities to determine if these instruments are derivatives or have embedded derivatives that must be bifurcated. Under the applicable accounting literature, the estimated value of the embedded derivative, if any, is bifurcated from its host instrument on the date of sale or issuance of the securities or debt based on a valuation utilizing the appropriate valuation model. The embedded derivative liability is classified as such and is marked-to market and adjusted to fair value at each reporting date and the change in fair value is recorded to other (income) expense, net.
In addition, freestanding warrants are accounted for as equities or liabilities in accordance with the provisions of the applicable accounting literature. As the conversion rate or exercise price of our outstanding instruments vary with the fair value of our common stock, they are recorded as an obligation at fair value, marked-to-market at each reporting date, and are carried on a separate line of the accompanying balance sheet. If there is more than one embedded derivative, their value is considered in the aggregate.
We estimate the fair value of these instruments using the Black-Scholes option pricing model which takes into account a variety of factors, including historical stock price volatility, risk-free interest rates, remaining maturity and the closing price of our common stock. Changes in the assumptions used to estimate the fair value of these derivative instruments could result in a material change in the fair value of the instruments. Although we believe that the assumptions used to estimate fair values of the warrants are reasonable. See item 2A, “Quantitative and Qualitative Disclosure about Market Risk” for additional information on the volatility in market value of derivative securities.

Equipment and Leasehold Improvements. Equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided for on a straight-line basis over the estimated useful life of the asset. Leasehold improvements are amortized over the life of the lease or of the improvements, whichever is shorter. Expenditures for maintenance and repairs that do not materially extend the useful lives of the respective assets are charged to expense as incurred. The cost and accumulated depreciation or amortization of assets retired or sold is removed from the respective accounts and any gain or loss is recognized in operations.
Clinical Trial Accrual Methodology. Clinical trial expenses represent obligations resulting from our contracts with various research organizations in connection with conducting clinical trials for our product candidates. We account for those expenses on an accrual basis according to the progress of the trial as measured by patient enrollment and the timing of the various aspects of the trial. Accruals are recorded in accordance with the following methodology: (i) the costs for period expenses, such as investigator meetings and initial start-up costs, are expensed as incurred based on management’s estimates, which are impacted by any change in the number of sites, number of patients and patient start dates; (ii) direct service costs, which are primarily on-going monitoring costs, are recognized on a straight-line basis over the life of the contract; and (iii) principal investigator expenses that are directly associated with recruitment are recognized based on actual patient recruitment. All changes to the contract amounts due to change orders are analyzed and recognized in accordance with the above methodology. Change orders are triggered by changes in the scope, time to completion and the number of sites. During the course of a trial, we adjust our rate of clinical expense recognition if actual results differ from our estimates.
New Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The revised statement, SFAS 123(R), “Share-Based Payment”, establishes standards for share-based transactions in which an entity receives employee’s services for (a) equity instruments of the entity, such as stock options, or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the option of accounting for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires that companies expense the fair value of stock options and similar awards, as measured on the awards’ grant date. For public companies, SFAS 123(R) is effective at the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted SFAS 123(R) on January 1, 2006. SFAS 123(R) applies to all awards granted after the date of adoption, and to awards modified, repurchased or cancelled after that date. We have elected to apply SFAS 123(R) using a modified version of prospective application, under which compensation cost is recognized only for the portion of awards outstanding for which the requisite service has not been rendered as of the adoption date, based on the grant date fair value of those awards calculated under SFAS 123 for pro forma disclosures. We have also elected to continue to use the Black-Scholes model to value our share-based payments. We are currently evaluating the other requirements of SFAS 123(R). We expect the adoption of SFAS 123(R) will have a significant impact on our financial statements, but have not determined the extent of the impact. During the period ended December 31, 2005, and the period ending September 30, 2006, we did not grant any options and accordingly did not record any compensation expense under SFAS 123(R).
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”). SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and addresses the application SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our consolidated financial condition or results of operations.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS No. 156”) which also amends SFAS No. 140. SFAS No. 156 provides guidance on the accounting for servicing assets and servicing liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our consolidated financial condition or results of operations.
In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. This interpretation also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for us beginning January 1, 2007. We do not anticipate that the adoption of FIN 48 will have a material impact on our financial position, results of operations or cash flows.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” (“SFAS No. 157”) Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. We are evaluating the impact of SFAS No. 157 on our financial position and results of operations.
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (“SFAS No. 158”). SFAS No. 158 requires the recognition of an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in the statement of financial position, measurement of the funded status of a plan as of the date of its year-end statement of financial position and recognition for changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur as a component of other comprehensive income. The provisions of SFAS No. 158 will be effective for the Company beginning with its fiscal year 2007. We do not expect that the adoption of SFAS No. 158 to have an impact on our financial position, results of operations or cashflows.
Off-Balance Sheet Arrangements
As of December 31, 2005 and September 30, 2006, we had no material off-balance sheet arrangements other than operating leases and obligations under various strategic agreements as follows:
•	Under a License Agreement with New York University (“NYU”) and a similar License Agreement with University of South Alabama Medical Science Foundation (“SAMSF”) related to our OXIGON program, we are obligated to make future payments totaling approximately $1.5 million to each of NYU and SAMSF upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay each of NYU and SAMSF a royalty based on product sales by Intellect or royalty payments received by Intellect.

•	Under an agreement with the Mayo Foundation for Medical Education and Research (“Mayo”), we are obligated to pay Mayo a royalty of 2.5% of any net revenue that we receive from the sale or licensing of a drug product for AD in which the Mayo transgenic mice were used for research purposes. The Mayo transgenic mice were used by the SAMSF to conduct research with respect to OXIGON and by NYU with respect to BETA-VAX.

•	Under an assignment agreement with Dr. Benjamin Chain related to our RECALL-VAX program, we are obligated to pay a royalty to Dr. Benjamin Chain equal to 1.5% of net sales of any drug products sold or licensed by us that would infringe upon his patents.

•	Under a License Agreement with NYU related to our BETA-VAX program, we are obligated to make future payments totaling approximately $2 million upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and to pay NYU a royalty based on product sales by us or royalty payments that we receive from sub-licensees.
In the ordinary course of business, we enter into agreements with third parties that include indemnification provisions which, in our judgment, are normal and customary for companies in our industry sector. These agreements are typically with business partners, clinical sites, and suppliers. Pursuant to these agreements, we generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to our product candidates, use of such product candidates, or other actions taken or omitted by us. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, we have no liabilities recorded for these provisions as of December 31, 2005 or September 30, 2006.
In the normal course of business, we may be confronted with issues or events that may result in a contingent liability. These generally relate to lawsuits, claims, environmental actions or the actions of various regulatory agencies. We consult with counsel and other appropriate experts to assess the claim. If, in our opinion, we have incurred a probable loss as set forth by accounting principles generally accepted in the United States, an estimate is made of the loss and the appropriate accounting entries are reflected in our consolidated financial statements. After consultation with legal counsel, we do not anticipate that liabilities arising out of currently pending or threatened lawsuits and claims will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Item 2A. Quantitative and Qualitative Disclosures About Market Risk
Fair Value of Warrants and Derivative Liabilities. As of September 30, 2006, the value of warrants and derivative liabilities was $1.06 million. We estimate the fair value of these instruments using the Black-Scholes option pricing models, which takes into account a variety of factors, including historical stock price volatility, risk-free interest rates, remaining maturity and the closing price of our common stock. We believe that the change in value from period is most significantly impacted by closing price of our common stock at each reporting period. The following table illustrates the potential effect on the fair value of derivative securities of changes in certain assumptions made:

Increase/(Decrease)
In thousands
10% increase in stock price	$212
20% increase in stock price	430

10% decrease in stock price	(207)
20% decrease in stock price	(407)
Item 3. Description of Property
We describe our properties on page 28 under “Description of Business—Facilities.”
Item 4. Security Ownership of Certain Beneficial Owners And Management
The following table sets forth certain information as of January 30, 2007, regarding the beneficial ownership of shares of our common stock by each person known to us to be the beneficial owner of more than 5% of our common stock, each of our named executive officers, each member of our board of directors, and all members of our board of directors and executive officers as a group.
Beneficial ownership is determined in accordance with rules promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options, warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days, are deemed to be issued and outstanding.

	Amount and Nature of
Name and Address of Beneficial Holder (1)	Beneficial Owner		Percent of Class(2)
Margery Chassman	5,095,644	(3)	14.37%
465 W 23rd Street Suite 12J New York, New York 10011
Margaret Germain	5,215,753	(4)	14.87%
8 Olmstead Street Scarsdale, NY 10583
Mark Germain, J.D.	5,215,753	(5)	14.87%
Harvey L. Kellman	600,000	(6)	1.71%
Kelvin Davies, Ph.D.	37,500	(6)	0.11%
Kathleen P. Mullinix, Ph.D.	37,500	(6)	0.11%
Eliezer Sandberg	37,500	(6)	0.11%
David Woo, Ph.D.	37,500	(6)	0.11%
Daniel G. Chain, Ph.D.	12,190,816	(7)	28.84%
Elliot Maza	3,090,791	(8)	8.10%
Vivi Ziv, Ph.D.	391,123	(9)	1.11%
Directors and officers as a group (10 persons)	21,638,483	(10)	55.06%

(1)	Except as otherwise noted, the address of record of each of the following individuals is: c/o Intellect Neurosciences, Inc., 7 West 18th St. 9th Fl., New York, New York 10011.

(2)	Percentages based on 35,075,442 shares of common stock issued and outstanding as of January 30, 2007, including, as applicable, those shares that may be acquired within 60 days upon the exercise of stock options, warrants and/or the conversion of convertible securities by the relevant stockholder.

(3)	Includes 234,596 shares of common stock which may be acquired within 60 days upon the conversion of convertible promissory notes, 449,100 shares owned by the Wood River Trust, a trust of which Ms. Chassman’s son is a beneficiary and 159,448 shares of common stock which may be acquired within 60 days upon the conversion of convertible promissory notes by Harbor Trust, a trust for which Ms. Chassman serves as Trustee and of which Mr. Blech’s son is a beneficiary. Ms. Chassman expressly disclaims beneficial ownership of the shares owned by the Wood River Trust and The Edward Blech Trust.

(4)	Includes 2,065,753 shares of common stock owned by Ms. Germain’s spouse, Mark Germain, who is one of our directors, and an aggregate of 1,350,000 shares of common stock which are owned by two of Ms. Germain’s children. Ms. Germain expressly disclaims beneficial ownership of the shares owned by her spouse and children.

(5)	Includes 1,800,000 shares of common stock owned by Mr. Germain’s spouse, Margery Germain, and an aggregate of 1,350,000 shares of common stock which are owned by two of Mr. Germain’s children. Mr. Germain expressly disclaims beneficial ownership of the shares owned by his spouse and children.

(6)	Includes 37,500 shares of common stock which may be acquired within 60 days upon the exercise of stock options.

(7)	Includes 7,190,816 shares of common stock which may be acquired within 60 days upon the exercise of stock options.

(8)	Includes 3,090,791 shares of common stock which may be acquired within 60 days upon the exercise of stock options.

(9)	Includes 110,243 shares of common stock which may be acquired within 60 days upon the exercise of stock options.

(10)	Includes 10,610,600 shares of common stock which may be acquired within 60 days upon the exercise of stock options.
Item 5. Directors, Executive Officers, Promoters and Control Persons
The following table sets forth the name, age and position of our directors, executive officers and significant employees as of the filing of this current report on Form 8-K. Each such person has served us since the consummation of the merger on January 25, 2007 and, prior to the merger, served Intellect for the periods indicated in the narrative following the table. Prior to the consummation of the merger, Mr. Russell Field was GlobePan’s sole director and served as its president, chief executive officer, secretary and treasurer and GlobePan had no other executive officers. At the effective time of the merger, Mr. Field resigned from all of his positions with us and all of Intellect’s directors and officers became our directors and officers. The significant employees and scientific and advisory board members identified in the narrative below served Intellect prior to the merger and continue to serve us since the consummation of the merger.

Name	Age	Title
Daniel G. Chain, Ph.D.	49	Chief Executive Officer, Chairman and Director
Elliot M. Maza, J.D., C.P.A.	51	Executive Vice President and Chief Financial Officer
Vivi Ziv, Ph.D., M.B.A.	44	Chief Operating Officer
Kelvin Davies, Ph.D.	55	Director
Mark S. Germain, J.D.	54	Director
Harvey L. Kellman	63	Director
Kathleen P. Mullinix, Ph.D.	62	Director
Eliezer Sandberg	44	Director
David Woo, Ph.D.	57	Director

Daniel G. Chain, Ph.D., Chief Executive Officer. Dr. Chain formed Intellect in April 2005 and has served as our Chief Executive Officer since October 2005. In July 1999, Dr. Chain founded Mindset Biopharmaceuticals USA, Inc., a biopharmaceutical development stage company, and Mindset Ltd., an Israeli research and development subsidiary of Mindset Biopharmaceuticals USA. In 2001, Dr. Chain founded MindGenix Inc., a contract drug testing company, as a subsidiary of Mindset Biopharmaceuticals USA. He served as Chief Executive Officer of Mindset Biopharmaceuticals USA from July 1999 until October 2005, when he resigned as the Chief Executive Officer of Mindset Biopharmaceuticals USA and joined Intellect. Dr. Chain continues to serve Mindset BioPharmaceuticals USA and MindGenix as president of both companies. Under his employment agreement with us, he is permitted to spend up to 5% of his time in his capacity of president of Mindset Biopharmaceuticals and Mindgenix.
During his tenure as Chief Executive Officer at Mindset Biopharmaceuticals USA, Dr. Chain’s accomplishments included successfully negotiating technology licenses from major academic organizations; recruiting and managing a team of approximately 35 professional employees; obtaining approval to initiate human Phase I clinical trials; and obtaining more than $10 million in equity financing and other funding from various United States governmental and private agencies, including the National Institute of Aging, the Bird Foundation, the Britech Foundation, and the Institute for the Study of Aging.
Dr. Chain is the author of several scientific research publications in peer-reviewed journals in various fields. Dr. Chain’s interest in biology of the human brain led to his invention of antibody-based therapies for the prevention and treatment of Alzheimer’s disease and to the invention of insulin sensitizers to increase glucose utilization in the aging brain as a method to improve age-related cognitive impairment. Dr. Chain is a member of the Society for Free Radical Biology and Medicine, a member of the Royal Society of Medicine and the Society for Neuroscience. Dr. Chain obtained his B.Sc., with honors, in Biochemistry from the Institute of Biology in London and obtained his Ph.D. in Biochemistry from the Weizmann Institute of Science in Israel. He trained as a post-doctoral research fellow at the Center for Neurobiology and Behavior at Columbia University College of Physicians and Surgeons in New York.
Dr. Chain’s brother, Dr. Benjamin Chain, serves as a member of our Scientific Advisory Board.
Elliot M. Maza, J.D., C.P.A., Executive Vice President and Chief Financial Officer. Mr. Maza has served as our Executive Vice President and Chief Financial Officer since May 2006. Prior to joining us, Mr. Maza was Chief Financial Officer of Emisphere Technologies, Inc., a NASDAQ listed biopharmaceutical company specializing in oral drug delivery, from December 2003 to May 2006. He was a partner at Ernst and Young LLP from March 1999 to December 2003 and a Vice President at Goldman Sachs, Inc., JP Morgan Securities, Inc. and Bankers Trust Securities, Inc. from March 1991 to March 1999. Mr. Maza was an investment banking associate at Goldman Sachs, Inc. from April 1989 to March 1991. Mr. Maza practiced law at Sullivan and Cromwell in New York from September 1985 to April 1989. Mr. Maza serves on the Board of Directors and is Chairman of the Audit Committee of Tapestry Pharmaceuticals, Inc., a NASDAQ listed biopharmaceutical company focused on developing proprietary therapies for the treatment of cancer. Mr. Maza received his B.A. degree from Touro College in New York and his J.D. degree from the University of Pennsylvania Law School. He is a licensed C.P.A. in the states of New Jersey and New York and is a member of the New York State Bar.
Vivi Ziv, Ph.D., M.B.A., Chief Operating Officer. Dr. Ziv has served as our Chief Operating Officer since August 2005. She manages our operations in the United States and Israel. Prior to joining us, Dr. Ziv served as Director of Clinical and Regulatory Affairs of Compugen from January 2004 to July 2005. Dr. Ziv was employed as Director of Clinical and Regulatory Affairs at Mindset Ltd. from December 2000 to March 2003, where her responsibilities included the set up of the company’s clinical and quality assurance operations, including the preparation of a clinical development plan, and obtaining regulatory approvals for the initiation of Phase I clinical trials. From October 1998 to October 2000, Dr. Ziv was the business development manager of the Israeli branch of Quintiles Transnational Corp., where her activities involved clinical development programs and conduct of clinical trials, both in Israel and abroad. Dr. Ziv obtained her B.Sc. in Food Engineering and Biotechnology from the Technion Institute in Israel, her M.Sc. and Ph.D. from the Department of Structural Biology at the Weizmann Institute of Science in Israel in an area combining biology, chemistry and material science, and her M.B.A. from Bar-Illan University in Israel.
Kelvin Davies, Ph.D., Director and Chairman of Scientific Advisory Board. Dr. Davies has served on our Board of Directors since April 2006. He is also the Chairman of our Scientific Advisory Board, in which capacity he has served since December 2005. Dr. Davies is the James E. Birren Chair in Gerontology and is a Professor of Molecular and Computational Biology and Associate Dean for Research at the University of Southern California. Dr. Davies’ research centers on the role of free radicals and oxidative stress in biology. Dr. Davies became a Fellow of the Oxygen Society in 1989, a Fellow of the American Association for the Advancement of Science in 1996, a National Parkinson’s Foundation Fellow in 1996, and a Fellow of the Gerontological Society of America in 2003. He was President of the Oxygen Society from 1992 to 1995, President of the Oxygen Club of California from 2002 to 2004, and President of the International Society for Free Radical Research from 2003 to 2005. Dr. Davies began his undergraduate studies in the UK, at Liverpool and Lancaster Universities, and continued with a B.S. and M.S. in Physiology and Biophysics from the University of Wisconsin, and a C.Phil. and Ph.D. in Biochemistry and Physiology from the University of California-Berkeley. Dr. Davies undertook postdoctoral studies at Harvard Medical School/Harvard University, and has held faculty positions at the Albany Medical College and the University of Southern California (current). Dr. Davies has received medals and honorary degrees from several academic institutions, including the University of Moscow (Russia), the University of Gdansk (Poland), and the University of Buenos Aires (Argentina). Among other honors and awards, Dr. Davies received the Harwood Belding Award from the American Physiological Society and the Lifetime Scientific Achievement Award from the Society for free Radical Biology & Medicine in 2006.
Mark Germain, J.D., Director. Mr. Germain has served as the vice-chairman of our Board of Directors since our inception in 2005 and is one of our founders. He is the Managing Director of the Olmsted Group, L.L.C., a merchant bank serving primarily the biotech and life sciences industries. He has been involved as a founder, director, chairman and investor in over 20 biotechnology companies. He has assisted many of these companies in arranging corporate partnerships, mergers, acquisitions, financings and acquisition of technology. Among the biotechnology companies which Mr. Germain assisted are Incyte Genomics Corporation, Alexion Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., GeneMedicine (now Valentis, Inc.), Bio-Technology General Corp., Pharmos Corporation, Cell Therapeutics, Inc., NeoRx Corporation, Epoch Biosciences (now Nanogen, Inc) and Savient Pharmaceuticals, Inc. Among public biotech companies, Mr. Germain is a director of Wellford Real Properties, Inc. and chairman of its audit committee. Mr. Germain received his J.D. from the New York University School of Law.
Harvey L. Kellman, Director. Mr. Kellman has served on our board of directors since April 2006. Mr. Kellman has been the Managing Director of Wind River Partners, L.L.C. since 1996. He has served as a Founding Director of BioMimetic Therapeutics, Inc. (formerly BioMimetic Pharmaceuticals, Inc.) from 2000 to 2004, a Director of Cardiome Pharma Corporation (formerly Nortran Pharmaceuticals, Inc.) and a Director of Inflazyme Pharmaceuticals Ltd from April 1996 to April 2004. From January 1969 to April 2004, Mr. Kellman was the co-founder and/or senior executive at the following companies: BioMimetic Therapeutics, Inc., Sheffield Medical Technologies, Inc., Redox Pharmaceutical Corporation, DNA Pharmaceuticals, Inc., CIBA Pharmaceuticals (a division of CIBA-Geigy Corporation (now Novartis International)), Bausch & Lomb Soflens and Scientific Optical Products Divisions, G. D. Searle & Co, Standard Oil Company (Indiana), and Amoco. Mr. Kellman received his B.Sc. from Purdue University in Indiana, his M.Sc. degree from Illinois Institute of Technology, and his M.B.A. from the Kellogg School at Northwestern University in Illinois.
Kathleen P. Mullinix, Ph.D., Director. Dr. Mullinix has served on our board of directors since April 2006. In September 2006, Dr. Mullinix was appointed to the position of President and Chief Executive Officer of WellGen, Inc., a biotechnology company using nutrigenomics to discover and develop food ingredients for wellness products. Prior to joining WellGen, Dr. Mullinix advised investors on biotechnology and pharmaceutical business opportunities with her company Kathleen P. Mullinix & Associates, which she founded in December 2002. In October 1987, Dr. Mullinix joined Synaptic Pharmaceutical Corporation as a founder and served as its chairman, CEO and president until shortly before it was sold to Lundbeck Pharmaceuticals in December 2002. Dr. Mullinix served as Vice Provost of Columbia University from July 1981 to October 1987. Dr. Mullinix worked at the National Institute of Health in Bethesda, Maryland as a Research Chemist and as Assistant Director of the Intramural Program from September 1972 until July 1981. She obtained her B.A. in

Chemistry from Trinity College in Washington, D.C., her Ph.D. in Chemical Biology from Columbia University in New York and was a National Institutes of Health Postdoctoral Fellow at Harvard University.
Eliezer (“Moodi”) Sandberg, Director. Mr. Sandberg has served on our board of directors since April 2006. Mr. Sandberg served as the former Minister of Science and Technology and Minister of National Infrastructures in Israel from February 2003 to November 2004. During this period, he served as the chairman of the cabinet minister’s committee for science and technology. Mr. Sandberg has been a member of the Israeli Parliament (Knesset) for fourteen years, where he has served in numerous functions and positions: Deputy Speaker; Deputy Chairman of the Elections Committee; Chairman of Parliamentary Groups; Head of Israeli Delegation and Political Advisor to the Science and Technology Committee of the Council of Europe; Founder and Chairman, Subcommittee on Hi-Tech. Mr. Sandberg received his LL.B. from Tel Aviv University in Israel.
David Woo, Ph.D., Director. Dr. Woo has served on our board of directors since April 2006. Since 2005, Dr. Woo has served as Medical Director; US Medical Oncology at Pfizer, Inc. Dr. Woo is a medical affairs and clinical research consultant with extensive biotechnology industry experience in Phase I-IV trial development and investigator-initiated trials. Dr Woo served as Senior Director of Medical Affairs at Ligand Pharmaceuticals from October 2002 to June 2005; Associate Director of Medical Affairs at Amgen Inc from September 1995 to June 2002; and was the Co-Founder and Director of Immunotherapy Corporation in Tustin, California from September 1994 to September 1995. Dr. Woo was the Associate Director of Biopharmaceutical Research, R&D Cancer Division at Centocor, Inc. from October 1991 to June 1993; an Associate Professor in the Department of Radiation Oncology and Nuclear Medicine at Hahnemann University School of Medicine in Philadelphia, Pennsylvania, from September 1981 to October 1991; and a Research Staff Scientist at Union Carbide Medical Products Division in Tuxedo, New York, from September 1975 to September 1981. Dr. Woo received his education at Purdue University in Illinois, where he obtained his B.S. and M.S. in Biological Sciences and his Ph.D. in Nuclear Sciences and Pharmacology.
Scientific Advisory Board.
Our scientific advisory board consists of leading scientists with specific with expertise in the field of Alzheimer’s disease and other neurodegenerative diseases. The scientific advisory board generally advises us concerning long-term scientific planning, research and development, and also evaluates our research programs, recommends personnel to us and advises us on specific scientific and technical issues.
Kelvin Davies, Ph.D., Director and Chairman of Scientific Advisory Board. (see above)
Benjamin Chain, Ph.D. Dr. Chain has been a member of the Scientific Advisory Board since its formation in April 2006. Since 1996, he has been the Professor of Immunology at UCL in London, where he previously held positions as Senior Lecturer in the Department of Biology and Immunology from 1990-1993 and Reader in Immunology in the Department of Immunology from 1993-1996. Dr. Chain has a B.A. in Natural Sciences and a Ph.D. in Zoology from the University of Cambridge in the United Kingdom. Dr. Chain obtained his postdoctoral training at the Sloan Kettering Institute in New York and in the Department of Zoology at UCL in London. Dr. Chain is the inventor of our RECALL-VAX technology platform. Dr. Chain is the brother of Dr. Daniel G. Chain, our Chief Executive Officer.
Zelig Eshhar, Ph.D. Dr. Eshhar has been a member of the Scientific Advisory Board since its formation in April 2006. Dr. Eshhar has held several positions at the Weizmann Institute of Science in Israel since 1976, most recently as Chairman of the Department of Immunology from 2002 through 2005. Dr. Eshhar serves on several editorial boards, including Cancer Gene Therapy, Human Gene Therapy, Gene Therapy, Expert Opinion on Therapeutics, European Journal of Immunology and the Journal of Gene Medicine. Dr. Eshhar obtained his B.Sc. in Biochemistry and Microbiology and his M.Sc. in Biochemistry from the Hebrew University. He obtained his Ph.D. in the Department of Immunology from the Weizmann Institute of Science. He was a Research Fellow in the Department of Pathology at Harvard Medical School from 1973 to 1976 and the Department of Chemical Immunology at the Weizmann Institute of Science in Israel from 1976 to 1978.
Alfred L. Goldberg, Ph.D. Dr. Goldberg has been a member of the Scientific Advisory Board since its formation in April 2006. Dr. Goldberg currently is Professor of Cell Biology at the Harvard Medical School. He

has held academic positions in numerous institutes, since joining the Harvard Medical School as Assistant Professor of Physiology in 1969, including visiting Professor at the University of California-Berkeley in 1976 and Visiting Professor at the Institute Pasteur of the University of Paris in 1995. Dr. Goldberg has served on numerous advisory boards of companies, including Biogen Inc., Tanox Inc., ProScript Network Inc., Point Therapeutics, Inc. and the Michael J. Fox Foundation. Throughout his career, he has served on many editorial boards, including the Journal of Biological Chemistry, the New England Journal of Medicine, and Basic and Applied Myology. Dr. Goldberg obtained his A.B. degree in Biochemistry from Harvard University in 1963 and his Ph.D. in Physiology from Harvard University in 1968.
Donald L. Price, M.D. Dr. Price has been a member of the Scientific Advisory Board since its formation in April 2006. After training in neurology, neuropathology, and neurobiology in Boston, he was appointed Assistant Professor of Neurology and Pathology at Harvard Medical School and Director of the Neuropathology Laboratory at Boston City Hospital. Since 1971, he has been on the faculty at the Johns Hopkins Medical Institutions (JHMI) where he is Professor in the Departments of Pathology and Neurology (since 1978) and Neuroscience (since 1983). He is the founding Director of the Alzheimer’s Disease Research Center at Hopkins. Dr. Price’s research focuses on: human neurodegenerative diseases (Alzheimer’s disease, amyotrophic lateral sclerosis, and parkinsonism); the generation and characterization of genetically- engineered models of these diseases; the identification of therapeutic targets for these illnesses; and experimental treatments in model systems. The recipient of many awards for his research, Dr. Price is a Past President of the Society for Neuroscience and is a member of the Institute of Medicine (National Academy of Science).
Bruce Dobkin, M.D. Dr. Dobkin has been a member of the Scientific Advisory Board since its formation in April 2006. Dr. Dobkin has been the Professor of Clinical Neurology, UCLA School of Medicine since1989; the Co-director, UCLA Stroke Center, since 1994; the Medical Director, UCLA Neurologic Rehabilitation and Research Unit, since 1994; and the Director, Neurologic Rehabilitation Program, Department of Neurology, UCLA, since 1988. Previously, Dr. Dobkin served as Associate Director, UCLA Department of Neurology Outpatient Clinic (1989 – 1991); Director, UCLA Cerebrovascular Service (1982-88); Medical Director, Stroke/Neurologic Rehabilitation Unit, Daniel Freeman Memorial Hospital (1977-89); Director, UCLA General Internal Medicine resident training program in neurology (1977-87); and Assistant, Associate, then Professor of Neurology and of Medicine, UCLA (1977-89). Dr. Dobkin received his B.A. in Chemistry from Hamilton College, Clinton, New York, and his M.D. from Temple University School of Medicine, Philadelphia, Pennsylvania.
Cheryl Fitzer-Attas, Ph.D. Dr. Fitzer-Attas has been a member of the Scientific Advisory Board since its formation in April 2006. Currently, Dr. Fitzer-Attas is Associate Director of Scientific Affairs in the Global Marketing Division for Teva Pharmaceutical Industries, Ltd. After leaving academia in 1998, Dr. Fitzer-Attas has held varied positions in the biotechnology and pharmaceutical sectors including Senior Scientist and Group Leader at Bio-Technology General (Israel) Ltd. (now Savient Pharmaceuticals, Inc.) from 1998 to 2001, and Vice President, Research & Development at Mindset BioPharmaceuticals Ltd. from 2001 to 2004. Dr. Fitzer-Attas received her Ph.D. in Biology from the Weizmann Institute of Science.
Clinical Advisory Board.
Our Clinical Advisory Board is comprised of renowned experts in the field and is intended to help guide us in our drug discovery and development programs. The Board focuses on providing guidance and advice to Intellect in many areas involving the company’s current and planned clinical studies.
Paul Bendheim, M.D. Chairman. Dr. Bendheim has been the chairman of the Clinical Advisory Board since its formation in April 2006. Dr. Bendheim is Chairman and Founder, and Chief Medical and Scientific Officer of BrainSavers LLC, a company he founded in 2004. Also, since 2004, he has served as Medical Director of Development and a Research Neurologist of the Banner Alzheimer’s Institute of Banner Health located at Banner Good Samaritan Medical Center in Phoenix, Arizona. Prior to founding BrainSavers and his appointment at the Banner Good Samaritan Medical Center, Dr. Bendheim was executive vice president and chief medical officer of Mindset BioPharmaceuticals, Inc. from 1999 to 2003; medical director of the Copaxone Division of Teva Pharmaceuticals Industries, Ltd. from 1995 to 1997; and Head of the Laboratory of Neurodegenerative Diseases and the Geriatric Neurology Clinic at the NYS Institute for Basic Research from 1985 to 1991. Dr.

Bendheim obtained his B.A. from Pomona College and his M.D. degree from the University of Arizona, College of Medicine.
Steven H. Ferris, Ph.D. Dr. Ferris has been a member of the Scientific Advisory Board since its formation in April 2006. He has held several academic appointments in the department of Psychiatry at the NYU School of Medicine since 1975, where he currently is the Gerald J. & Dorothy R. Friedman Professor of the NYU Alzheimer’s Disease Center. Since 1973, Dr. Ferris has served as the Executive Director of the Aging and Dementia Research Center, and since 2001, has served as the Executive Director, Silberstein Institute for Aging and Dementia, at the NYU School of Medicine. He is currently directing a national, NIH consortium study designed to improve the efficiency of primary prevention trials for Alzheimer’s disease. Dr. Ferris obtained his B.A. in Psychology at Rensselaer Polytechnic Institute in New York, his M.A. in Psychology at Queens College in New York, and his Ph.D. in Experimental Psychology at the City University of New York.
Douglas R. Galasko, M.D. Dr. Galasko has been a member of the Clinical Advisory Board since its formation in April 2006. Since 1990, Dr. Galasko has been a member of the Department of Neurosciences at the School of Medicine, University of California-San Diego and has been a Professor in Residence since 2000. Dr. Galasko has been Attending Physician, Department of Neurology, University of California, San Diego since 1987 and Staff Physician, Neurology Service, Veterans Affairs Medical Center, San Diego, CA, since 1990. His specific areas of investigation include biological markers and genetic risk factors for Alzheimer’s disease, heterogeneity in Alzheimer’s Disease, and subtypes and variants. Dr. Galasko obtained his M.D. degree from University of the Witwatersrand Medical School, Johannesburg, South Africa.
Eric Reiman, M.D. Dr. Reiman has been a member of the Clinical Advisory Board since its formation in April 2006. Dr. Reiman has served as the Executive Director of the Banner Alzheimer’s Institute of Banner Health located at Banner Good Samaritan Medical Center in Phoenix, Arizona since 2005; Adjunct Professor, Department of Biomedical Infomatics at Arizona State University since 2006; Clinical Director of the Neurogenomics Program at Translational Genomics Research Institute (TGen), Pheonix, Arizona, since 2003; Director, Arizona Alzheimer’s Disease Consortium since 1998; Professor, Department of Psychiatry, and Associate Head for Research and Development, Department of Psychiatry, University of Arizona College of Medicine , Tucson, Arizona, since 1998 and 1997, respectively. Dr. Reiman obtained his B.S. and M.D. degrees from Duke University. He did his residency at Duke University and Washington University Schools of Medicine.
Leon J. Thal, M.D. Dr. Thal has been a member of the Clinical Advisory Board since its formation in April 2006. He has been the Chair of the Neurosciences department at the University of California-San Diego (UCSD) School of Medicine since 1993 and has been a professor or assistant professor at the University since 1985. Previously, Dr. Thal held positions at the Albert Einstein College of Medicine from 1975 to 1985. He has also held numerous hospital appointments at UCSD Medical Center and San Diego Veterans Affairs Medical Center since 1985 and before then at Bronx Municipal Hospital Center (1975-1978); St. Barnabas Hospital (1977-1985); Bronx Municipal Hospital Center (1978-1985); Lincoln Hospital (1977-1979); Hospital of the Albert Einstein College of Medicine (1978-1982); and Bronx Municipal Hospital and HAECOM (1982 – 1985). Dr. Thal has served on many editorial boards, including the Neurobiology of Aging since 1992, Alzheimer’s Disease Review since 1995, Journal of Neural Transmission, since 1996 and International Journal of Geriatric Psychopharmacology since 1996. Dr. Thal obtained his B.S. from Tufts University in Massachusetts and his M.D. from Downstate Medical Center, State University of New York.
Board Committees
Our board of directors has established the following committees to assist it in discharging its responsibilities: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee is governed by a committee charter and reports to the board following its meetings. The board may add new committees or eliminate existing committees as it deems advisable. Applying Nasdaq’s director independence definition, the board has determined that Harvey Kellman, Kelvin Davies, Kathy Mullinix, David Woo and Eliezer “Moodi” Sandberg are independent directors. In making this determination, the board considered, among other things, compensation we may pay to such directors otherwise than in their capacity as directors, including, without limitation, compensation payable under consulting agreements, as consideration for participating on our advisory boards, or otherwise. We do not currently have an “audit committee financial expert” but intend to appoint one in the near future. The members of the board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees consist solely of independent directors and are set out below:

Audit Committee(1)
•	David Woo

•	Kathleen Mullinix
Compensation Committee
•	Eliezer Sandberg, Chair

•	Kelvin Davies

•	Harvey Kellman
Nominating & Governance Committee(1)
•	Kathleen Mullinix, Chair

•	Harvey Kellman

(1)	We anticipate appointing an additional independent director in the near future who will serve as the Chair of the Audit Committee and as a member of the Nominating & Governance Committee.
Family Relationships
None of the members of our board of directors or officers is related to each other, however, as noted above, Dr. Daniel Chain, our Chief Executive Officer, and Dr. Benjamin Chain, a member of our Scientific Advisory Board, are brothers.
Involvement in Certain Legal Proceedings
For a description of certain legal proceedings involving the spouse of one of our sponsors, see “Item 7— Certain Relationships and Related Transactions, and Director Independence”.
Code of Ethics and Business Conduct
We have adopted a written code of ethics and business conduct that applies to our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The code is publicly available on our website at www.intellectns.com/corporate-governance.php.
Item 6. Executive Compensation
     Prior to the merger, Russell Field was GlobePan’s sole director and executive officer. Mr. Field did not earn, nor was he paid or awarded any compensation for services rendered for GlobePan during its last two fiscal years or for the period ended December 31, 2006 in his capacity as a director or officer of GlobePan. Mr. Field resigned as GlobePan’s sole director and executive officer in connection with the merger and we appointed Dr. Daniel Chain, who had served as Intellect’s principal executive officer during Intellect’s fiscal year ended December 31, 2006, as our principal executive officer. We also appointed Elliot Maza our chief financial officer and Dr. Vivi Ziv our chief operating officer. Each of Mr. Maza and Ms Ziv served in such capacities at Intellect prior to the merger and were the two most highly compensated executive officers of Intellect as of the end of Intellect’s fiscal year ended December 31, 2006. None of these officers were executive officers or employees of GlobePan as of GlobePan’s last fiscal year end or prior to the merger. As a result of the merger, the business of Intellect became our business and Intellect became our wholly owned subsidiary. Accordingly, we present below in tabular and narrative format executive compensation information for Intellect for its fiscal year ended December 31, 2006 because we believe this information to be meaningful to investors.

Name and
principal		Salary		Bonus
position	Year(1)	($)(2)		($)		Total ($)
Daniel G. Chain, Ph.D. Chief Executive Officer, Chairman and Director	2006	250,000		—		$250,000
Elliot Maza Chief Financial Officer, Executive Vice President	2006	240,000		25,000	(3)	$265,000
Vivi Ziv, Ph.D. Chief Operating Officer	2006	96,850	(4)	—		$96,850

(1)	The year reported in this table reflects compensation paid during Intellect’s fiscal year ended December 31, 2006. Our fiscal year currently ends June 30, but the information in the above table reflects compensation paid by Intellect prior to the merger. As we expect to amend our fiscal year to end December 31, we find disclosure for Intellect’s fiscal year to be more meaningful.
(2)	Annualized base salary paid by Intellect during its fiscal year ended December 31, 2006. None of the executives were executive officers of GlobePan prior to the merger.

(3)	One time sign-on bonus paid in connection with executive’s original employment agreement in May 2006.

(4)	Dr. Ziv also receives use of a company provided car.
Employment Agreements
     Dr. Daniel G. Chain. In connection with the merger, we approved an amended and restated employment agreement with Dr. Chain, which Intellect had entered into prior to the merger. The amendment and restatement was effective as of January 15, 2007. Prior to the amended and restated agreement, Dr. Chain’s annual compensation included a salary of $250,000 and a right to receive an annual bonus as agreed to between the parties (which bonus Dr. Chain agreed to forego in anticipation of the amended and restated agreement). The original agreement had a term of three years and was terminable for cause during such term.
     Under the terms of the amended and restated agreement, Dr. Chain agreed to continue as Intellect’s Chief Executive Officer and Chairman of the Board and as a result of the merger he became our Chief Executive Officer and Chairman of the Board. Dr. Chain is permitted to continue as President of Mindset and Mindgenix provided that he spends no more than 5% of his time in such capacity. Pursuant to the amended and restated agreement, Dr. Chain will receive an annual base salary of not less than $450,000 per year, plus reimbursement of all ordinary and reasonable out-of-pocket business expenses he incurs. Dr. Chain is eligible to participate in an annual incentive plan which we are required to establish by July 13, 2007 and is entitled to reimbursement of up to $10,000 for individual life insurance annually. Under the agreement, Dr. Chain is entitled to receive a grant of stock options in an amount that when combined with his existing shares, will increase his ownership interest to 20% of our outstanding shares of common stock on a fully diluted basis. These options were fully granted on January 25, 2007 and were fully vested on date of grant. The agreement also provides that Dr. Chain is entitled to participate in pension and welfare plans as are made available to senior level executives and six weeks vacation.
     The agreement is for an initial term ending November 30, 2011 and automatically renews each year thereafter unless terminated by either party by written notice given at least 180 days prior to the expiration of the agreement. We may terminate the agreement for cause (as defined in the amended and restated employment agreement).
     If we terminate Dr. Chain’s employment without cause or if Dr. Chain terminates his employment for good reason (as defined in the agreement), we will, in addition to paying him earned and unpaid salary, vacation pay and other benefits as well as incentive awards earned as of December 31 of the prior year, be obligated to continue Dr. Chain’s benefits and pay Dr. Chain a monthly payment for 18 months from the date of his termination equal to one-twelfth of his annualized salary plus one twelfth of accrued annual incentives, if any. We will also be obligated to accelerate all unvested options which Dr. Chain has been granted and to provide Dr. Chain with benefits for the earlier of 18 months from the date of termination or the date on which he obtains comparable benefits from a subsequent employer.
     If Dr. Chain’s employment is terminated within 2 years of a change of control of our company (as such term is defined in the agreement), by us without cause or by Dr. Chain for good reason, Dr. Chain will, in addition to receiving earned and unpaid salary, vacation pay and other benefits as well as incentive awards earned as of December 31 of the prior year, be entitled to receive 200% of his annualized base salary and actual annual incentive, if any, as well as benefits for the lesser of 24 months from the date of termination or the date on which he obtains comparable benefits from a subsequent employer, and we will be obligated to accelerate the vesting of any options and restricted stock which he has been granted. The amended and restated agreement also contains a non-competition provision that prohibits Dr. Chain, if he ceases working for us, from working for our competitors for up to 24 months. We are also obligated to indemnify Dr. Chain if he is made a party, or is threatened to be made a party, to any action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of ours to the fullest extent legally permitted or authorized by our governing documents.
     Elliot Maza. In connection with the merger, we approved an amended and restated employment agreement with Mr. Maza which Intellect had entered into prior to the merger. The amended and restated agreement was effective as of January 15, 2007. Mr. Maza’s original employment agreement with Intellect was entered into May 16, 2006. Prior to the amended and restated agreement, Mr. Maza’s annual salary was $240,000 and in connection with entering into the original agreement in May 2006, Mr. Maza received a one time signing bonus of $25,000. In addition, Mr. Maza was entitled to an option to purchase 400,000 shares of Intellect’s common stock, which grant Mr. Maza agreed to forego in anticipation of the amended and restated agreement. The original agreement had a term ending May 21, 2008 and provided that upon termination without cause by Intellect, Mr. Maza was entitled to receive his base salary for the lesser of twelve months from the termination or the remainder of the agreement term.
     Under the terms of the amended and restated agreement, Mr. Maza agreed to continue his employment with Intellect and as a result of the merger became our Executive Vice President and Chief Financial Officer. Pursuant to the amended and restated agreement, Mr. Maza will receive an annual base salary of not less than $300,000 per year, plus reimbursement of all ordinary and reasonable out-of-pocket business expenses he incurs and reimbursement for automobile expenses, up to $1,000 each month and reimbursement of up to $10,000 for individual life insurance annually. Mr. Maza is eligible to participate in an annual incentive plan which we are required to establish by July 13, 2007. Under the amended and restated agreement, Mr. Maza is entitled to receive a grant of stock options equal to 5% of our outstanding shares of common stock on a fully diluted basis. These options were granted January 25, 2007 and were fully vested as of the date of grant. The agreement also provides that Mr. Maza is entitled to six weeks vacation and to participate in pension and welfare plans as are made available to senior level executives.
     The amended and restated agreement is for an initial term of five years and automatically renews each year thereafter unless terminated by either party by written notice given at least 180 days prior to the expiration of the agreement. We may not terminate the agreement without cause until the end of the initial term. Mr. Maza may terminate this agreement on 10 days prior written notice to us.
     The agreement may be terminated for cause (as defined in the agreement). If we terminate Mr. Maza’s employment without cause or if Mr. Maza terminates his employment for good reason (as defined in the agreement), we will be obligated to, in addition to paying him earned and unpaid salary, vacation pay and other benefits as well as incentive awards earned as of December 31 of the prior year, continue Mr. Maza’s benefits and pay Mr. Maza a monthly payment for 18 months from the date of his termination equal to one-twelfth of his annualized salary plus one twelfth of accrued annual incentives, if any. We will also be obligated to accelerate all unvested options which Mr. Maza has been granted and to provide Mr. Maza with benefits for the earlier of 18 months from the date of termination or the date on which he obtains comparable benefits from a subsequent employer.
     If Mr. Maza’s employment is terminated within 2 years of a change of control of our company (as such term is defined in the agreement), by us without cause of by Mr. Maza for good reason, within 2 years of a change in control, Mr. Maza will, in addition to receiving earned and unpaid salary, vacation pay and other benefits as well as incentive awards earned as of December 31 of the prior year, be entitled to receive 200% of his annualized base salary and actual annual incentive (if any) as well as benefits for the lesser of 24 months from the date of termination or the date on which he obtains comparable benefits from a subsequent employer, and we will be obligated to accelerate the vesting of any options and restricted stock which he has been granted.
     The agreement also contains a non-competition provision that prohibits Mr. Maza, if he ceases working for us, from working for our competitors for up to 24 months. We are also obligated to indemnify Mr. Maza if he is made a party, or is threatened to be made a party, to any action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of ours to the fullest extent legally permitted or authorized by our governing documents.
     Dr. Vivi Ziv. Effective as of August 1, 2005, Intellect entered into an employment agreement with Dr. Vivi Ziv under which she agreed to serve as Intellect’s Chief Operating Officer and as Chief Operating Officer of Intellect’s wholly-owned Israeli subsidiary, Intellect Neurosciences (Israel) Ltd. The agreement, which we assumed in connection with the merger, provides that Dr. Ziv spend one week of each month at our corporate headquarters in New York. Dr. Ziv is entitled to a gross salary of $96,850 per year, plus other benefits, including vacation time, recreation pay, sick leave and a company car. In addition, we are obligated to contribute an additional amount equal to 7.5% of Dr. Ziv’s gross salary toward a continuing professional education fund, provided that Dr. Ziv also contributes 2.5% of her gross salary to such fund. No funds have been contributed to date. Under the terms of the agreement, we were required to either provide Dr. Ziv with a bank guarantee or to place in escrow funds that are sufficient to cover Dr. Ziv’s gross salary for 18 months as security for the payment of her salary. In the case of an escrow, the escrowed amount may be reduced each month by the amount of each monthly gross salary payment made to Dr. Ziv. We established the required escrow account and subsequently, pursuant to a waiver executed by Dr. Ziv and us, we are not currently obligated to continue to place in escrow additional funds and instead are only required to maintain the current balance of the account of $46,226. This waiver was effective through January 1, 2007.
     The agreement is for an initial term of two years. After the initial two year term, Dr. Ziv’s employment may be terminated by either party upon at least 90 days prior written notice. The agreement also may be terminated for cause (as defined in the agreement). In the event of a termination including a termination by us for gross negligence or willful misconduct or a material breach. Dr. Ziv is entitled to receive the lump sum severance payment pursuant to the Israeli Severance Payment Law, 1963. In the event of termination by us for dishonesty, breach of trust or felony conviction, Dr. Ziv is not entitled to receive any such severance payment.
     The agreement also contains a non-competition provision that prohibits Dr. Ziv, if she ceases working for us, from directly competing with us or working for our competitors whose main business is the development of therapeutics for Alzheimer’s disease for up to 12 months. The agreement also prohibits Dr. Ziv, while employed by us and for up to 12 months after such employment, from working for our competitors. Under the agreement, we are obligated to obtain and maintain a manager’s insurance policy for Dr. Ziv’s benefit, and to contribute funds to the policy that equal 5% of Dr. Ziv’s salary and 8.33% of severance obligations that we could become obligated to pay Dr. Ziv pursuant to the terms of the agreement.
Potential Termination
     The termination payments set forth in this table are based on the original agreements of Dr. Chain and Mr. Maza prior to us entering into the amended and restated agreements with such executive officers.

Potential Severance
Name	Payments ($)
Daniel Chain	375,000(1)
Elliot Maza	240,000(2)

(1)	Assumes that Dr. Chain is terminated pursuant to his original agreement at December 31, 2006, i.e. 18 months prior to the expiration of the term of such agreement.

(2)	Assumes that Mr. Maza is terminated pursuant to his original agreement at December 31, 2006.
Outstanding Equity Awards
     Option Grants prior to the merger. GlobePan had no outstanding equity awards prior to the merger. In connection with the merger, we assumed 1,207,501 options granted by Intellect under Intellect’s 2005 Equity Incentive Award Plan (including options granted to directors as disclosed below). None of such awards had been made to our named executive officers.
     Option Grants following the merger. Immediately following the merger, we granted a total of 38,000 options under the 2005 option plan, which we assumed in connection with the merger. In connection with the merger we also adopted a 2006 Equity Incentive Plan pursuant to which we may grant options to purchase a total of 12,000,000 shares of our common stock. Subsequent to the adoption of such plan, we granted 11,577,952 options to purchase shares of our common stock under such plan, including the following number of shares to our named executive officers:

Executive Officer	Number of Shares
Daniel Chain	7,190,816
Elliot Maza	3,090,791
Vivi Ziv	881,941
Employee Benefit Plans
Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan.
     The following summary of the Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan (the “2005 Plan”), which we assumed in connection with the merger, is qualified by its entirety to the complete text of the 2005 Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2.
     The 2005 Plan was approved by our stockholders in April 2005. The purposes of the 2005 Plan are to attract and retain employees, directors and consultants, to induce them to work for our benefit in achieving long-range performance goals, and to motivate optionees under the 2005 Plan to work for our benefit.
     Under the 2005 Plan, we may grant incentive stock options intended to qualify under Section 422 of the Code and nonqualified stock options. Non-qualified options may be granted to any employee, director or consultant. Pursuant to a delegation of authority by our board of directors, the 2005 Plan is currently administered by the Compensation Committee (the “committee”). For purposes of this section, we refer to both the board of directors and the committee as the “board.” Our board is authorized to interpret the 2005 Plan, specify terms and conditions upon which options may be granted, adopt any sub-plans to facilitate the administration of the 2005 Plan.
     The maximum aggregate number of shares of common stock authorized for issuance under the 2005 Plan is 1,246,500 shares, subject to adjustment for any stock split, stock dividend, combination, recapitalization or similar transaction. Shares issued may consist in whole or in part of authorized but unissued shares. Shares subject to an option that expires or is terminated, unexercised or forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded will again be available for award under the 2005 Plan. As of the date of this Current Report on Form 8-K, an aggregate of 999 shares are available for future awards under the 2005 Plan.
2006 Equity Incentive Plan.
     The following summary of the our 2006 Equity Incentive Plan (the “2006 Plan”) is qualified by its entirety to the complete text of the 2006 Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.3.
     The 2006 Plan was approved by our stockholders in January 2007. As with the 2005 Plan, the purposes of the 2006 Plan are to attract and retain employees, directors and consultants, to induce them to work for our benefit in achieving long-range performance goals, and to motivate optionees under the 2006 Plan to work for our benefit. Under the 2006 Plan, we may grant incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options and awards of restricted stock. We may also award other awards based on our common stock, including (i) conditional grants of stock, (ii) convertible securities, (iii) stock appreciation rights, (iv) phantom stock awards, or (v) stock units. Pursuant to a delegation of authority by our board of directors, the 2006 Plan is currently administered by the Compensation Committee (the “committee”). For purposes of this section, we refer to both the board of directors and the committee as the “board.” The board is authorized to grant and amend stock options, stock issuances and other equity interests, to adopt, amend and repeal rules relating to the 2006 Plan, to interpret and correct the provisions of the Plan and any award.
     The maximum aggregate number of shares of common stock available for issuance under the 2006 Plan is 12,000,000 shares, subject to adjustment for any stock split, reverse stock split stock dividend, stock combination, recapitalization or similar transaction. No participant may be granted awards during any one fiscal year to purchase more than 8,000,000 shares of common stock. Shares issued may consist in whole or in part of authorized but unissued shares. Shares subject to an option or award that expires or is terminated, surrendered or forfeited, in whole or in part, for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded will again be available for award under the 2006 Plan. As of the date of this Current Report on Form 8-K, 11,577,548 options or awards have been granted or awarded under the 2006 Plan and 422,475 remain available for future grants.
United States Federal Income Tax Consequences of our 2005 and 2006 Plans
     The following general discussion of the Federal income tax consequences of the issuance and exercise of options granted under the 2005 and 2006 Plans is based upon the provisions of the Code as in effect on the date hereof, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the 2005 and 2006 Plans or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed herein may be applicable, depending upon the personal circumstances of individual holders of securities, each holder of an award should consider his personal situation and consult with his tax advisor with respect to the specific tax consequences applicable to him. Neither the 2005 nor the 2006 Plan is qualified under Section 401 of the Code, nor are they subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The tax treatment of each kind of award under the 2005 and 2006 Plans is as follows:
     Incentive Stock Options. Incentive stock options granted under the 2005 and 2006 Plans are intended to qualify as incentive stock options under Section 422 of the Code. A participant generally will not recognize taxable income upon the grant or exercise of an incentive stock option. Under certain circumstances, however, there may be alternative minimum tax or other tax consequences, as described below. If an option holder does not make a “disqualifying disposition” (as defined below), then the option holder will not recognize any taxable income until shares are sold or exchanged, and any gain recognized upon disposition of shares will be taxable as long-term capital gain. A “disqualifying disposition” means any disposition of shares acquired on the exercise of an incentive stock option where such disposition occurs within two years of the date the option was granted or within one year of the date the shares were transferred to the option holder. The use of the shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another stock option is treated as a disposition for this purpose.
     In general, if the option holder makes a disqualifying disposition, then the excess of (a) the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount realized upon disposition of the shares over (b) the option exercise price will be taxable to the option holder as ordinary income. In the case of a gift or certain other transfers, the amount of taxable ordinary income is not limited to the gain that would have resulted from a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. In the case of a disqualifying disposition, if the amount realized on disposition of the shares exceeds the fair market value of the shares on the date of exercise, the excess will be taxed as either long-term or short-term capital gain depending on the option holder’s holding period for the shares. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.
     Despite the general rule, in the case of a substantial risk of forfeiture, the option holder may make an election pursuant to Section 83(b) of the Code, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.
     In general, the fair market value of the shares on the date of exercise, less the exercise price, will be included in the option holder’s alternative minimum taxable income in the year the option is exercised. However, if in the same year, the shares are disposed of at a lower price, then alternative minimum taxable income is calculated using this lower price instead of the shares’ fair market value on the date of exercise. The application of the alternative minimum tax rules for option holders who receive shares that are not “substantially vested” is more complex and may depend upon whether such holders are entitled to and make a Section 83(b) election. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of such tax to any particular option holder. An option holder may owe alternative minimum tax even though he has not disposed of the shares or otherwise received any cash with which to pay the tax. The alternative minimum tax rate is higher than the rate applicable to long-term capital gains.
     We will not be entitled to any deduction with respect to the grant or exercise of incentive stock options. In addition, no deduction will be allowed to us upon the disposition of stock acquired upon the exercise of an incentive stock option, unless the disposition is a disqualifying disposition. In the case of a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income that is recognized by the employee as a result of the disqualifying disposition.
     Nonqualified Stock Options. A recipient of a nonqualified stock option generally will not recognize any income for federal tax purposes with respect to the option until the option is exercised. At that time, subject to certain limited exceptions, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date acquired over the option exercise price.
     The application of the tax rules to an option holder who receives shares that are subject to a substantial risk of forfeiture (for example, if the shares must be returned to us if the recipient does not work for us for a period of time specified in the award) are more complex. In that case, the recipient generally will not recognize income until the date the shares are no longer subject to the substantial risk of forfeiture, unless a Section 83(b) election (described below) is made.
     Despite the general rule, in the case of a substantial risk of forfeiture, the option holder may make an election pursuant to Section 83(b) of the Code, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.
     When an option recipient recognizes income, we will generally be entitled to a compensation deduction for federal income tax purposes in an amount equal to the taxable income recognized by the recipient, provided that we report the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.
     Upon a subsequent sale of shares acquired by the exercise of a nonqualified stock option, a recipient generally will recognize capital gain (or loss) equal to the amount by which the selling price of the shares exceeds (or is exceeded by) their fair market value on the date of exercise. The capital gain or loss will be short-term or long-term depending upon how long the shares were held. Any capital gain or loss would be long-term if the holding period for the shares was more than twelve months. The holding period for the shares generally would begin on the date the shares were acquired, and would not include the period of time during which the option was held.
     Restricted Stock. The recipient of restricted stock will be treated in the same manner as a person who has exercised a nonqualified stock option, as described above, for which we have imposed restrictions on the shares received, and for which the exercise price is either zero or a nominal amount. In general, this means that the holder may either wait until the restrictions have elapsed (or the performance goals have been met), and then pay tax at ordinary income tax rates, based upon the fair market value of the shares at that time, or he or she can file a Section 83(b) election, and pay tax based on the fair market value of the shares at the time they are received. Again, we will get a deduction that corresponds to the income recognized by the recipient.
     Deductibility of Awards. Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by us paid to certain of our executives. The limit, however, does not apply to performance-based compensation. We believe that awards under the 2005 and 2006 Plans will qualify for the performance-based compensation exception to the deductibility limit.
Compensation of Directors
     Prior to the merger, Russell Field was our sole director. Mr. Field did not earn, nor was he paid or awarded any compensation for services rendered as a director for GlobePan’s during its last two fiscal years or for the period ended December 31, 2006. Mr. Field resigned as GlobePan’s sole director in connection with the merger and we appointed Dr. Chain, Mr. Kellman, Ms. Mullinix, Mr. Sandberg, Mr. Woo, Mr. Germain and Mr. Davies as our directors effective upon the merger, each of whom had served directors of Intellect prior to the merger. None of such directors were directors of GlobePan as of GlobePan’s last fiscal year end or prior to the merger. As a result of the merger, the business of Intellect became our business and Intellect became our wholly owned subsidiary. Accordingly, we present below in tabular and narrative format the director compensation information for Intellect for its fiscal year ended December 31, 2006 because we believe this information to be meaningful to investors. The disclosure of option grants in the below table reflects option grants by Intellect under its 2005 Equity Incentive Plan, which plan and options we assumed in connection with the merger.

	Fees Earned or Paid	Option Awards	Total
Name	in Cash ($)	($) (1)	($)
Daniel Chain (2)	—	—
Harvey Kellman(3)	42,500	63,000	105,000
Kathleen Mullinix(4)	24,000	63,000	87,000
Eliezer Sandberg(4)	24,000	63,000	87,000
David Woo(4)	24,000	63,000	87,000
Mark Germain(5)	120,000		120,000
Kelvin Davies(6)	42,000	63,000	105,000

(1)	Options to purchase 100,000 shares of Intellect’s common stock were granted effective September 8, 2006. As of the date of the grant, 16,667 options were immediately vested. The value of each option was determined to be $0.63 per share by an independent valuation consultant. We assumed the options in connection with the merger.

(2)	Mr. Chain is our principal executive officer and does not receive additional compensation for serving as our director.

(3)	Mr. Kellman’s compensation of $3,500 per month includes compensation for his services as director and consultant.

(4)	Constitutes a monthly retainer of $2,000. In addition, each director is entitled to reimbursement for out-of-pocket expenses and pre-approved travel expenses.

(5)	The amounts reported hereunder include compensation to the director pursuant to a consulting agreement under which he provides services in addition to those provided in his capacity as a director. Of the total payment, $34,069 was paid as coverage for health insurance premiums.

(6)	Kelvin Davies receives a total monthly retainer of $3,500 which includes $1,500 for serving as Chairman of the Scientific Advisory Board.
     Consulting Agreement with Mark Germain. On December 1, 2006, Intellect entered into a consulting agreement with Mark Germain, who served as a director of Intellect prior to the merger and who became one of our directors effective upon the merger. The agreement was entered into to ratify Intellect’s pre-existing oral agreement with him. We assumed the agreement in connection with the merger. Under the agreement, Mr. Germain is entitled to annual consulting fees of $120,000 with monthly payments of $10,000. The outstanding balances of the yearly fees accrue on a monthly basis without interest. In addition, Mr. Germain is entitled to receive cash payments in an amount equal to 2.5% of all revenues received by us (excluding revenues from the issuance of securities) and we shall provide Mr. Germain and his family with health insurance to the extent permitted under our plan. Mr. Germain is also entitled to reimbursement for his business expenses incurred in the performance of his services under the agreement. The amounts payable under the consulting arrangement may not exceed $1 million, at which time the consulting agreement will terminate. Fees previously paid to Mr. Germain, as well as the value health insurance provided by us to Mr. Germain and his family and revenue participation payments are accounted for as fees paid toward the $1 million cap.
     Consulting Agreement with Harvey Kellman. On July 1, 2005, Intellect entered into a consulting agreement with Harvey Kellman, who served as a director of Intellect prior to the merger and who became one of our directors effective upon the merger. Pursuant to this agreement Mr. Kellman agrees to allocate a reasonable amount of his business time to provide to us certain services, including, without limitation, services related to strategic planning, organizing and managing our business operations, obtaining additional financing for us, engaging other corporate partners to enter into related collaborative arrangements with us and such other services as we may reasonably request or require from time to time. The agreement is for an initial term of three years and automatically renews each year thereafter unless terminated by either party by written notice given at least 60 days prior to the expiration of the agreement. Pursuant to the agreement, (which we assumed in connection with the merger) Mr. Kellman will receive a consulting fee of $3,500 per month, which includes his fee for serving as a member of our board of directors. In addition, under the consulting agreement, Mr. Kellman is eligible for reimbursement of all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Mr. Kellman. The agreement may be terminated by either Mr. Kellman or us for a material breach of the agreement, as detailed in the agreement. In the event of a termination by us for a material breach by Mr. Kellman, he will be entitled to receive all fees accrued through the date of such termination.
     Consulting Agreement with Kelvin Davies. On December 1, 2005, Intellect entered into a consulting agreement (which we assumed in connection with the merger) with Kelvin Davies, who served as a director of Intellect prior to the merger and who became one of our directors effective upon the merger, pursuant to which Mr. Davies agrees to serve as the Chairman of our Scientific Advisory Board. Mr. Davies is entitled to a monthly fee of $2,000 for such services and he was granted 100,000 options pursuant to the agreement. The agreement is in effect until terminated by either party with 90 days notice.
Scientific Advisory Board and Clinical Advisory Board Compensation
     Each member of our Scientific Advisory Board and Clinical Advisory Board receives per diem fees of $2,500 for each board meeting attended in person, 50,000 options that vest over 24 months and reimbursement for pre-approved travel expenses. In September 2006, Paul Bendheim, Chairman of our Clinical Advisory Board, received 100,000 options that vest ratably over 24 months. We assumed these options in connection with the merger.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
We describe below any transactions, arrangements or relationships of which we are aware, as of the date of filing of this current report, which occurred since our inception or are currently proposed:
•	to which we are or will be a participant (as defined in Item 404 of Regulation S-B);
•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any related person (as defined in Item 404 of Regulation S-B) has or will have a direct or indirect material interest.
We include in the description below transactions involving certain of our founders and control persons.
Certain Relationships Involving Russell Field
Prior to the consummation of the merger, Mr. Field was GlobePan’s sole director and served as its president, chief executive officer, secretary and treasurer and GlobePan had no other executive officers. At the effective time of the merger, Mr. Field resigned from all of his positions with us and all of Intellect’s directors and officers became our directors and officers.
•	Spin-out. See “Summary of the Spin-Out,” above.
•	Cancellation. We have been notified that on January 25, 2007, Mr. Field and other GlobePan stockholders, including family members of Mr. Field, entered into an escrow agreement with third parties pursuant to which, in consideration of, among other things, $50,000 to be paid to such GlobePan stockholders by such third parties and Mr. Field’s agreement to enter into the spin-out agreement, Mr. Field and those GlobePan stockholders irrevocably agreed, upon the effectiveness of the merger, to transfer all of their GlobePan shares to us for cancellation. This escrow arrangement closed on January 25, 2007 and, following the effectiveness of the merger, the GlobePan shares previously owned by Mr. Field and those GlobePan stockholders were canceled. We refer to these transactions collectively as the cancellation. Prior to the merger, Mr. Field beneficially owned 48.0% of GlobePan’s issued and outstanding capital stock, including shares held by his wife. Collectively, Mr. Field and those GlobePan stockholders beneficially owned 56.2% of GlobePan prior to the merger. The canceled shares represented 33.0% of our issued and outstanding capital stock following the merger and prior to their cancellation.
Certain Relationships Involving Margie Chassman and David Blech
Ms. Margie Chassman is one of our founding principal stockholders and is the spouse of Mr. David Blech.
•	David Blech Consulting Services. David Blech has provided significant consulting services to us. Specifically, he has assisted us in arranging the merger and has arranged for third parties to invest the majority of the funds that we have raised to date. Mr. Blech has also introduced us to potential placement agents, investors and merger partners, including GlobePan. Mr. Blech also introduced us to almost all of the institutional investors that purchased the Series B Preferred Stock and Convertible Notes issued by Intellect prior to the merger. Mr. Blech also assisted us in structuring these transactions. Several of these investors have co-invested with Ms. Chassman in other transactions. Other than to the extent Mr. Blech may profit from the other transactions described herein, neither we nor Intellect nor, to our knowledge, GlobePan, compensated or plan to compensate Mr. Blech in exchange for his consulting services, including his introduction of GlobePan to Intellect. We have been informed that Ms. Chassman has operated a small graphic design business for at least fifteen years and, for at least the last seven years, has invested in numerous early stage biotechnology and information technology companies. Ms. Chassman has also informed us that her portfolio of investments, exclusive of her investment in Intellect, is currently worth in excess $25,000,000.
•	Mr. Blech’s background. In May 1998, David Blech pled guilty to two counts of criminal securities fraud and, in September 1999, he was sentenced by the United States District Court for the Southern District of New York to five years probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the SEC in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was president and the sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No. 10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter entitled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (NASD) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000. Since 1980 Mr. Blech has been a founder of companies and a venture capital investor in the biotechnology sector. His initial venture investment, Genetic Systems Corporation, which he helped found and served as treasurer and a member of the board of directors, was sold to Bristol Myers in 1986 for $294 million of Bristol Myers stock. Other companies he helped found include DNA Plant Technology, Celgene

Corporation, Neurogen Corporation, Icos Corporation, Incyte Pharmaceuticals, Alexion Pharmaceuticals and Neurocrine Biosciences. He was also instrumental in the turnaround of Liposome Technology, Inc. and Biotech General Corporation. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. See “Risk factors—The regulatory background of the spouse of one of our founding principal stockholders may make it more difficult for us to obtain listing on Nasdaq or another securities exchange.”
•	Significant stockholder. Prior to the merger, Ms. Chassman beneficially owned 17.55% of Intellect’s common stock, including shares issuable upon the conversion of convertible notes held by Ms. Chassman and by a trust, for which Ms. Chassman serves as Trustee and of which one of Mr. Blech’s sons is a beneficiary. Immediately following the merger, Ms. Chassman beneficially owned, as determined under applicable SEC rules, approximately 14.37% of our common stock, including shares issuable upon the conversion of convertible notes held by Ms. Chassman, the trust which Ms. Chassman serves as Trustee and of which one of Mr. Blech’s sons is a beneficiary, and another trust of which a son of Ms. Chassman and Mr. Blech is a beneficiary. Ms. Chassman has expressly disclaimed beneficial ownership of certain of the shares that applicable SEC rules deem her to beneficially own. See “Item 4—Security ownership of certain beneficial owners and management.”
•	Pre-merger escrow arrangements. We have been notified that, prior to the merger, a number of GlobePan’s stockholders transferred their stockholdings in GlobePan to third parties pursuant to escrow arrangements. We are not aware of the final terms of the transfers. As a result of these transfers, family members of Ms. Chassman and Mr. Blech, among other parties, became stockholders of GlobePan prior to the merger. Collectively, these family members beneficially owned 11.0% of GlobePan’s issued and outstanding common stock prior to the merger and 12.07% of our issued and outstanding common stock following the merger. Based on information available to us, under applicable SEC rules for determining beneficial ownership, we do not believe that any of the shares of our common stock that is beneficially owned by any of these family members is deemed to be beneficially owned by Ms. Chassman or Mr. Blech.
•	Cancellation. See “—Certain relationships involving Russell Field,” above. We have been notified that, with regard to the escrow arrangements between Mr. Field and third parties that resulted in the cancellation, the third parties to those escrow arrangements were the same parties that, prior to the merger, received shares of GlobePan common stock pursuant to the escrow arrangements described above under “—Pre-merger escrow arrangements.”
•	Stockholder loans in connection with formation and operation. During the period from our inception on April 25, 2005 through December 31, 2005, Intellect borrowed a total of $252,000, which we refer to as the 2005 loans, and during the first quarter of 2006, Intellect borrowed an additional $25,000, which we refer to as the 2006 loans, from Ms. Chassman to fund costs related to the formation and operation of Intellect. The loans were non-interest bearing and were unsecured. Intellect repaid the 2005 loans prior to December 31, 2005, except for $121 that was outstanding at year end. Intellect repaid the 2006 loans during the first quarter of 2006, including amounts in excess of such loans by $7,000. In addition, Intellect reimbursed Ms. Chassman for $112,081 of expenses she incurred on Intellect’s behalf prior to Intellect’s formation. During September through December 2006, Intellect borrowed an additional $1,050,000 from Ms. Chassman and certain other investors through the issuance of convertible promissory notes in order to fund the continuation of our operations. These convertible promissory notes are unsecured liabilities, payable within one year and bear 8% interest.
•	Administrative services. On December 2, 2005, we paid $35,000 to a company controlled by Mr. Blech for administrative services provided to us during the period from May 1, 2005 to November 30, 2005
•	Series B preferred stock limited guarantee and share escrow agreement. In connection with Intellect’s issuance of its Series B Preferred stock, Ms. Chassman submitted 1,000,000 shares of free-trading, unlegended common stock of Novelos Therapeutics, Inc. (OTC BB: NVLT) and 3,042,932 shares of our restricted legended common stock to escrow as collateral to secure several limited guarantees made by Ms. Chassman in favor of certain Series B Preferred stock investors. The limited guarantee was made to induce the investors to purchase Series B Preferred investment units, and, to the extent of the value of the pledged securities, protects such investors against any losses arising from their investment in the Series B Preferred investment units. An investor is entitled to make a claim against the escrowed collateral if following conversion of the Series B Preferred stock into common stock, the investor suffers loss as a result of the sale of the common stock on the open market. For each investor, the limited guarantee terminates upon the earlier of (i) the investor disposing of all preferred stock or warrants for common stock and (ii) thirteen months after the date of escrow agreement. Upon termination of all limited guarantees secured by the stock subject to escrow, such stock will be returned to Ms. Chassman. As compensation for providing this limited guaranty, we paid Ms. Chassman a total of $700,000 during the first half of 2006.
Certain Relationships Involving Dr. Daniel G. Chain
Dr. Daniel G. Chain is one of our founders and significant stockholders and serves us as Chairman of the Board and Chief Executive Officer.
•	Stockholder. Prior to the merger, Dr. Chain beneficially owned 19.84% of Intellect’s common stock. Immediately following the merger, Dr. Chain beneficially owned approximately 28.84% of our common stock deemed, pursuant to applicable SEC rules, to be issued and outstanding, including those shares of common stock issuable upon the exercise of stock options, warrants or the conversion of other securities that are exercisable or convertible by Dr. Chain within 60 days. Dr. Chain is the record owner of 5,000,000 shares of our common stock and also owns currently exercisable stock options covering 7,190,816 shares of our common stock. Dr. Chain has expressly disclaimed beneficial ownership of the shares owned by Schole Investments Limited. See “Item 4—Security ownership of certain beneficial owners and management.”
•	Mindset Debt. Dr. Chain founded and is President of Mindset and MindGenix Inc., a wholly-owned subsidiary of Mindset. He also served as Chief Executive Officer of Mindset Biopharmaceuticals until he joined Intellect. Pursuant to the 2005 Asset Transfer Agreement, we purchased, for nominal amounts, claims against Mindset of (i) $610,000 held by Dr. Chain and (ii) $375,000 held by Mindset Ltd. Dr. Chain has released us in full from any obligation owing pursuant to this Mindset debt.
•	Dr. Benjamin Chain — Chimeric Peptide Assignment License Agreement. Dr. Benjamin Chain is Dr. Daniel Chain’s brother. Dr. Benjamin Chain serves us as a member of our Scientific Advisory Board. Dr. Benjamin Chain is the inventor of our RECALL-VAX technology platform. In 2000, Dr. Benjamin Chain assigned to Mindset all of his right, title and interest in certain of his patented inventions related to the use of chimeric peptides for the treatment of Alzheimer’s disease. In exchange for such assignment, Mindset agreed to pay a royalty to Dr. Benjamin Chain equal to 1.5% of net sales of any drug products sold or licensed by Mindset utilizing the chimeric peptide technology. Also in 2000, Dr. Benjamin Chain and Mindset entered into an assignment agreement, dated as of June 6, 2000, pursuant to which Dr. Benjamin Chain assigned to Mindset all of his right, title and interest in, to and under certain inventions relating to chimeric peptides as described in a United States patent application filed on December 3, 2000, which is the patent underlying RECALL-VAX. Pursuant to the 2005 Asset Transfer, the rights and obligations of Mindset under the assignment agreement were assigned to us. In consideration for the assignment of the patent application, with respect to each product covered by the patent, we are required to pay Dr. Benjamin Chain a 1.5% royalty on the net sales of the patented products covered by the agreement. Under the agreement, net sales is the total amount invoiced in connection with sales of the product after the deduction of credits and allowances or adjustments, trade and cash discounts, sales, tariff duties and outbound transportation, as detailed in the agreement. The agreement continues on a country-by-country basis, if not previously terminated, until the later of 10 years from the date the product is first sold, marketed or publicly made available for sale in such country or the expiration date of the patent. The license agreement expires upon the expiration date of the last to expire patent or 15 years from the date of first commercial sale of products, whichever is later.
Certain Relationships Involving Mark Germain
Mark Germain is one of our founders, vice chairman of our board of directors and a significant stockholder. He also serves us as a consultant. Mr. Germain’s spouse, Margery Germain, is also one of our principal stockholders.
•	Stockholder. Prior to the merger, Mr. Germain and Ms. Germain shared beneficial ownership of approximately 20.00% of Intellect’s common stock, including 2,065,753 shares of common stock held by Mr. Germain and 1,800,000 shares of common stock held by Ms. Germain. In addition, two of their children were the record owners of an aggregate of 1,350,000 shares of Intellect common stock. Each of Mr. Germain and Ms. Germain is deemed, pursuant to applicable SEC rules, to share beneficial ownership of the shares of our common stock held of record by the other and by their two children. Immediately following the merger, Mr. Germain and Ms. Germain shared beneficial ownership of approximately 14.87% of our common stock deemed, pursuant to applicable SEC rules, to be issued and outstanding, including those shares of common stock issuable upon the exercise of stock options, warrants or the conversion of other securities that are exercisable or convertible by Mr. Germain or Ms. Germain within 60 days. As of January 30, 2007, Mr. Germain is the record owner of 2,065,753 shares of our common stock and Ms. Germain is the record owner of 1,800,000 shares of our common stock. Mr. Germain and Ms. Germain’s two children are the record owners of an aggregate of 1,350,000 shares of our common stock. Mr. Germain and Ms. Germain have expressly disclaimed beneficial ownership of certain of the shares that applicable SEC rules deem them to beneficially own. See “Item 4—Security ownership of certain beneficial owners and management.”
•	Mindset Debt. Pursuant to the 2005 Asset Transfer Agreement, we purchased for a nominal amount certain claims, in an aggregate amount of $649,000, held by Mr. Germain against Mindset. Mr. Germain has released us in full from any obligation owing pursuant to this Mindset debt.
•	Consultant Services and Fees. During 2005, Mr. Germain provided consulting services to us in connection with our formation. In consideration for such services, we paid Mr. Germain $85,000, of which $54,000 was owed on December 31, 2005 and paid in the first quarter of 2006. In addition, we are party to a consulting agreement with Mr. German pursuant to which Mr. Germain is entitled to consulting fees of $120,000 per year, payable at the rate of $10,000 per month, beginning in January 2006 plus, to the extent permitted under our applicable group health insurance policy, health insurance coverage for Mr. Germain and his family without any reimbursement from him. Under this consulting agreement, Mr. Germain also is entitled to receive cash payments in an amount equal to 2.5% of all revenues received by us (excluding revenues from the issuance of securities). The amounts payable under the consulting agreement may not exceed $1 million, at which time the consulting agreement will terminate. Fees previously paid to Mr. Germain, as well as the value of health insurance provided by us to Mr. Germain and his family and revenue participation payments are accounted for as fees paid toward the $1 million maximum amount. As of the date of this Current Report on Form 8-K, we have paid approximately $119,000 to Mr. Germain, all of which is treated as fees paid pursuant to the consulting agreement.
•	Lease Guarantor. As an inducement for the landlord of our New York headquarters facilities to enter into a lease with us for those premises, Mr. Germain gave a personal guaranty to the landlord for the rental and other payments we owe under the lease. We have not been nor are we now in default under this lease. Annual lease payments under this lease amount to approximately $142,000.

Item 8. Description of Securities.
Authorized Capital Stock
Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 1,000,000 shares of blank check preferred stock.
Capital Stock Issued and Outstanding
Following the consummation of the merger there were 35,075,442 shares of our common stock issued and outstanding. In addition there were outstanding warrants to acquire 5,766,473 shares of our common stock. And, as of the date of this report, there are options for 12,785,049 shares of our common stock under the 2005 plan and the 2006 plan.
Description of common stock
The following description of our common stock is derived from various provisions of our certificate of incorporation and bylaws as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of our certificate of incorporation and bylaws filed with this Current Report on Form 8-K as Exhibit 3.4 and Exhibit 3.6, respectively.
Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock may vote in person or by proxy at stockholder meetings.
The board may declare dividends in its discretion but shares of one class or series may not be issued as a share dividend to stockholders of another class or series unless certain conditions are met. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.
Description of preferred stock
We are authorized to issue 1,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which is currently designated, issued or outstanding. Our board is vested with the authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.
Description of Convertible Notes
We assumed Convertible Notes issued by Intellect in the aggregate principal amount of $1,980,000 in connection with the merger. As of the date of the merger, the outstanding Convertible Notes were convertible into an aggregate of 1,155,973 shares of our common stock.
Each Convertible Note may be converted into shares of common stock equal to the sum of the principal owed and interest that has accrued on such note divided by the conversion price of $1.75. The Convertible Notes are not entitled to dividends, distributions or other payments and carry no registration rights related to the underlying common stock. Generally, the Convertible Notes bear interest at 10% annually and mature 5 years from the date of issuance. Certain of the Convertible Notes issued from September 13, 2006 to January 14, 2006 in the aggregate principal amount of $1,050,000 differ in that they bear interest at 8% annually and mature 1 year from the date of issuance. Also, certain other Convertible Notes issued from December 12, 2006 to December 22, 2006 in the aggregate principal amount of $780,000 differ in that they mature upon the earlier of six months from the date of issuance, the closing of an equity financing or financings with one or more third parties with gross proceeds to us of not less than $5,000,000, or the closing of a licensing transaction with a collaborative partner resulting in an upfront payment to us of not less than $4,000,000.
Description of warrants
Prior to the merger, Intellect issued warrants exercisable for an aggregate of 5,766,473 shares of Intellect’s common stock. In connection with the merger, we assumed these warrants which are now exercisable for 5,766,473 shares of our common stock.
Convertible Promissory Note Warrants. In connection with its Convertible Note investment units, Intellect issued warrants for common stock (“Convertible Note Warrants”) for the purchase of up to 2,171,424 shares of common stock at a price of $0.875 per share, other Convertible Promissory Note warrants for the purchase of up to 428,571 shares of common stock at a price of $1.75 per share and other Convertible Promissory Note warrants for the purchase of up to 8,571 shares of common stock at a price of $2.50 per share. Upon the merger, we assumed these outstanding Convertible Note Warrants which are currently exercisable for an aggregate of 2,608,566 shares of our common stock.
The number of shares issuable on exercise of the Convertible Note Warrants is subject to adjustment for subdivision, combination, recapitalization, reclassification, exchange or substitution, as well as in the event of merger or sale of all or substantially all of our assets. The Convertible Note Warrants also benefit from anti-dilution adjustments upon some issuances of shares of our capital stock. If we issue capital stock (other than certain types of excluded stock or stock issued for the purposes of adjustment) at a price that is less than $1.75, the exercise price of the Convertible Note Warrants will be lowered to equal the sum of (i) the shares of common stock outstanding, calculated on a fully diluted basis multiplied by the current exercise price and (ii) the consideration received by us on the new issuance, all divided by the shares of common stock outstanding, calculated on a fully diluted basis, immediately following issuance triggering the anti-dilution provision. The Convertible Note Warrants carry piggyback registration rights whereby holders of Convertible Note Warrants are entitled to compel us to include the common stock issuable pursuant to such holder’s Convertible Note Warrants in each registration statement that we file other than registration statements which relate exclusively to an employee stock option, purchase, bonus or other benefit plan. Each Convertible Note Warrant expires on the fifth anniversary of the date of its issuance.
Extension Warrants. As of September 30, 2006, Intellect was in default on the payment of principal and interest on Convertible Notes with an aggregate face amount of $250,000. On October 5, 2006, the holders of these Convertible Notes agreed to extend the maturity date thereof to October 31, 2006 in exchange for the issuance of common stock warrants. Intellect subsequently issued to these noteholders common stock warrants (“Extension Warrants”) for the purchase of an aggregate of up to 25,870 shares of common stock at a price of $0.875 per share. As of December 1, 2006, Intellect remained in default on the Convertible Notes. The noteholders agreed to a further extension of the maturity date of the Convertible Notes to December 20, 2006 and the cancellation of the Extension Warrants previously granted to these noteholders for the October 31, 2006 extension in exchange for the issuance of new Extension Warrants for the purchase of common stock. Intellect subsequently issued to these noteholders new Extension Warrants for the purchase of an aggregate of up to 111,150 shares of common stock at a price of $2.50 per share. Upon the merger, we assumed these outstanding Extension Warrants which are now exercisable for an aggregate of 111,150 shares of our common stock.
The number of shares of common stock issuable upon exercise of the Extension Warrants is subject to adjustment for subdivision, combination, recapitalization, reclassification, exchange or substitution. The Extension Warrants benefit from anti-dilution adjustment for issuance of shares of capital stock. If we issue capital stock (other than certain types of excluded stock or stock issued for the purposes of adjustment) at a price that is less than the current exercise price of the Extension Warrants, the exercise price of the Extension Warrants will be lowered to equal the sum of (i) the shares of common stock outstanding, calculated on a fully diluted basis multiplied by the current exercise price and (ii) the consideration received by us on the new issuance, all divided by the shares of common stock outstanding, calculated on a fully diluted basis, immediately following issuance triggering the anti-dilution provision. The Extension Warrants expire on December 1, 2011 and are subject to automatic exercise upon expiration or termination if, at such time, the fair market value of a share of our common stock exceeds the applicable exercise price of the Extension Warrant.
Series B Investment Unit Warrants. In connection with the sale of its Series B Preferred stock investment units, Intellect issued warrants for the purchase of up to 3,046,757 shares of common stock (“Series B Warrant”). Upon the merger, we assumed these outstanding Convertible Note Warrants which are now exercisable for an aggregate of 3,046,757 shares of our common stock.
The number of shares of common stock issuable on exercise of the Series B Warrants is subject to adjustment for subdivision, combination, recapitalization, reclassification, exchange or substitution, as well as in the event of merger or sale of all or substantially all of our assets. Each Series B Warrant provides for the purchase of shares of common stock at an exercise price of the lesser of (i) $2.50 (except for the initial 725,080 Series B Warrants, which were issued with an effective strike price of 1.75) or (ii) the price per share of the securities issued in the next equity financing with resulting in gross proceeds to us of not less than five million dollars. The exercise rights of holders of Series B Warrants are limited to the extent necessary to prevent any holder (along with such holder’s affiliates and any person’s whose beneficial ownership of stock would be aggregated with such holder under Section 13(d) of the Exchange Act) from beneficially owning more than 4.999% of the shares of issued and outstanding shares of common stock, when calculated on a fully diluted basis. This limitation may be waived by any holder upon 61 days prior written notice to us. The Series B Warrants contain anti-dilution provision whereby the issuance of shares of capital stock by us at a price lower than the conversion price of the Series B Warrant (other than certain types of excluded stock or stock issued for the purposes of adjustment) will cause the lowering of the exercise price of the Series B Warrant to (i) 142% of the conversion price of the Series B Warrant (currently $1.75) if common stock is issued or (ii) the applicable conversion, exchange or exercise price of the securities if convertible securities are issued. The Series B Warrants carry piggyback registration rights whereby holders of Series B Warrants are entitled to compel us to include the common stock issuable pursuant to such holder’s Series B Warrants in each registration statement we file other than registration statements which related exclusively to an employee stock option, purchase, bonus or other benefit plan.
Description of stock options
Prior to the merger, Intellect issued options to purchase an aggregate of 1,207,501 shares of common stock under its 2005 equity incentive plan. Upon the merger, we adopted the 2005 plan and granted additional options to purchase 38,000 shares of our common stock under the 2005 plan, such that, as of the date of filing of this current report, 999 shares remain available for issuance in connection with potential future grants under the 2005 plan. As of the date of this current report, there are options outstanding to purchase 1,207,501 shares of our common stock at a purchase price of $0.65 per share pursuant to the 2005 Plan. Approximately 31.16% of the shares issued to each 2005 optionee have vested and the remaining shares vest in equal increments over the following 16 months.
Our board and stockholders approved our 2006 equity incentive plan, which we refer to as our 2006 plan, effective as of the merger. Immediately following the merger, we granted options to purchase 11,577,548 shares of our common stock under the 2006 plan. Therefore, as of the date of filing of this current report, 422,452 shares remain available for issuance in connection with potential future grants under the 2006 plan. Of the shares issued under the 2006 Plan, 10,335,605 shares or 89.27% have vested. The options granted under the 2006 Plan which did not vest at the time of the merger will vest in equal monthly installments over 24 months beginning on the date of grant.

PART II
Item 1. Market Price Of and Dividends On Common Equity And Other Stockholder Matters
As of the date of the filing of this Current Report, there were approximately 140 holders of record of shares of our Common Stock issued and outstanding.
Trades in the Common Stock may be subject to Rule 15g-9 of the Exchange Act, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of the Common Stock. As a result of these rules, investors may find it difficult to sell their shares.
As of the Closing Date, there were 35,075,442 shares of our Common Stock issued and outstanding with an additional 26,316,921 shares of Common Stock issuable upon the exercise of outstanding warrants and options. The shares of Common Stock issued in connection with the merger, are “restricted securities” which may be sold or otherwise transferred only if such shares are first registered under the Securities Act or are exempt from such registration requirements.
Dividend Policy
We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs and restrictions under Delaware law and our organizational documents.
Securities Authorized for Issuance Under Equity Compensation Plans
2005 Plan. Pursuant to the merger agreement, we assumed outstanding stock options issued under the 2005 Plan. The maximum aggregate number of shares of common stock authorized for issuance under the 2005 Plan is 1,246,500 shares. Prior to the merger options which may be exercised for an aggregate of 1,207,501 shares of common stock had been issued under the 2005 Plan. The 2005 Plan was adopted by the board and Intellect stockholders before the merger and we assumed the Plan in the merger, and subsequent to the merger we granted additional options to acquire 38,000 shares. As a result, 999 shares remain available for grant under the 2005 Plan.
2006 Plan. Under the 2006 Plan, the maximum aggregate number of shares of common stock available for issuance is 12,000,000 shares, subject to adjustment for any stock split, stock dividend, stock combination, recapitalization or similar transaction, for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, awards of restricted stock, conditional grants of stock, convertible securities, stock appreciation rights, phantom stock awards or stock units. As of the date of this Current Report on

Form 8-K, options exercisable for an aggregate of 11,577,548 shares of common stock have been granted or awarded under the 2006 Plan and 422,475 remain available for future grants.
The following table discloses the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Number of securities
	Number of		remaining
	securities to		available for
	be issued		future issuance
	upon	Weighted-average	under equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,207,501	$0.65	38,999
Equity compensation plans not approved by security holders	0	—	0
Total	1,207,501	$0.65	38,999
Item 2. Legal Proceedings
From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against or involve us that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business and financial condition.
Item 4. Recent Sales of Unregistered Securities
Issuances by Intellect, converted into our securities in connection with the merger.
All shares of common stock, Series A Convertible Preferred Stock and Series B Convertible Stock issued by Intellect prior to the merger were converted to and exchanged for shares of our common stock pursuant to the merger. The convertible notes issued by Intellect were assumed by us pursuant to the merger and became notes convertible into shares or our common stock. The issuances of shares of our common stock pursuant to the merger was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder and Regulation S.
Pursuant to the merger, we assumed all options granted by and warrants issued by Intellect and such options and warrants were converted to options and warrants to acquire shares of our common stock. The assumption of the options under the 2005 Plan was exempt pursuant to an exemption from registration under Regulation 701 of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.
Issuances of our securities immediately following the merger.
The description below sets forth the details of our issuance of securities immediately following the merger:
2006 and 2005 Equity Incentive Plan. Concurrently with the merger, we adopted the 2006 Plan and authorized 12,000,000 shares of common stock for issuance thereunder. Immediately following the merger, we granted options to purchase 11,577,548 shares of our common stock under the 2006 and options to purchase 38,000 shares of our common stock under the 2005 Plan. The options granted under the 2006 Plan and 2005 Plan were granted, and the shares of common stock issuable upon exercise of such options will be issued, pursuant to an exemption from registration under Regulation 701 of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.
The below descriptions set forth the details of recent sales of securities by Intellect prior to the merger:
Intellect Common Stock. On April 25, 2005, Intellect issued 12,078,253 shares of common stock to 11 accredited investors who were its initial stockholders, namely, Esther Blech, Miriam Blech, Rina Blech, Margie Chassman, Miriam Fischer, Aaron Eiger, Emily Germain, Lauren Germain, Lucy Germain, Margery Germain and Mark Germain. The shares were sold for par value of $0.001 per share, resulting in aggregate cash consideration of $12,078. The shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

On May 17, 2005, Intellect issued 9,175,247, shares of its common stock to 35 accredited investors, including Daniel Chain, Meira Eliash-Chain, Harvey Kellman, and Vivi Ziv. The shares were sold for par value of $0.001 per share, resulting in aggregate cash consideration of $9,175. The shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder and Regulation S.
In June 2005, Intellect issued a warrant to purchase 100,000 shares of its common stock at par value, $0.001 per share, to Goulston & Storrs. The warrant was issued pursuant to the engagement of Goulston & Storrs as Intellect’s general counsel. The warrant was exercised in April 2006 for aggregate cash consideration of $100. The shares issued pursuant to the exercise of the warrant were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.
Intellect Series A Convertible Preferred Stock. On January 6, 2006, Intellect issued 2,255 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) to the Institute for the Study of Aging (“ISOA”). The shares were sold in connection with and in partial consideration for the assignment by ISOA to Intellect of ISOA’s right, title and interest in and to certain claims against Mindset Biopharmaceuticals, Inc. and its wholly owned subsidiary, Mindset Biopharmaceuticals, Ltd. (the “Assignment”). The Series A Preferred shares were issued for par value of $0.001 per share, resulting in aggregate cash consideration of $2. The shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. At the time of the merger, the conversion price was equal to $1.75 per share and all shares of the Series A Preferred were converted into 128,851 shares of our common stock.
Intellect Series B Convertible Preferred Stock. From February 8, 2006 through the date hereof, Intellect issued 4,593,091 shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”) by way of private placement to 35 accredited investors. Total proceeds from issuance of the Series B Units, including the Series B Preferred, are $8,037,910, which includes the value of cancellation of certain convertible promissory notes with an aggregate face amount of $1,200,000 and accrued interest of $76,766. The Series B Preferred shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. At the time of the merger, the conversion price was equal to $1.75, and all shares of the Series B Preferred were converted into 4,593,091 shares of our common stock.

Intellect Series B Investment Unit Warrants. From February 8, 2006 through the date hereof, Intellect issued Series B Warrants to purchase 3,046,757 shares of common stock by way of private placement to 35 accredited investors, namely, the Series B Preferred stock investment unit purchasers. Total proceeds from issuance of the Series B Units, including the Series B Warrants, were $8,037,910, which included the value of cancellation of certain convertible promissory notes with an aggregate face amount of $1,200,000 and accrued interest of $76,766. [We have determined the fair value of the Series B Warrants, as of September 30, 2006, to be $812,332, which has been recorded as a liability on our balance sheet with an offsetting charge to interest expense.] The Series B Warrants were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Pursuant to the merger, we assumed the Series B Warrants issued by Intellect and such warrants were converted to warrants to acquire shares of our common stock. As of January 30, 2007, Series B Warrants exercisable for an aggregate of 3,046,757 shares of our common stock remain outstanding.
Intellect Convertible Promissory Notes. From May 10, 2005 through December 22, 2006, Intellect issued convertible promissory notes (“Convertible Notes”) in a private placement to 25 accredited investors. Total proceeds from issuance of the Convertible Units, including the Convertible Notes and Convertible Note Warrants, are $3,730,000. The Convertible Units were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Pursuant to the merger, we assumed the Convertible Notes issued by Intellect and such notes were converted to notes to acquire shares of our common stock. As of January 30, 2007, Convertible Notes in the aggregate principal amount of $1,980,000 convertible into an aggregate of 1,155,973 shares of our common stock remain outstanding, of which Convertible Notes in the aggregate amount of $150,000 are in default.
Convertible Note Warrants. From May 10, 2005 through December 22, 2006, Intellect issued Convertible Note Warrants to purchase 2,608,566 shares of common stock by way of private placement to 25 accredited investors, namely, certain of the Convertible Note holders. Total proceeds from issuance of the Convertible Units, including the Convertible Notes and Convertible Note Warrants, are $3,730,000. We have determined the fair value of the Convertible Note Warrants, as of September 30, 2006, to be $792,878 which has been recorded as a liability on our balance sheet with an offsetting charge to interest expense.] The Convertible Note Warrants were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Pursuant to the merger, we assumed the Convertible Note Warrants issued by Intellect and such warrants were converted to warrants to acquire shares of our common stock. As of January 30, 2007, Convertible Note Warrants exercisable for an aggregate of 2,608,566 shares of our common stock remain outstanding.

Extension Warrants. As of December 1, 2006, Intellect had issued Extension Warrants exercisable for an aggregate of 111,150 shares of common stock in exchange for an extension of the maturity date of certain Convertible Notes. The Extension Warrants were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Pursuant to the merger, we assumed the Extension Warrants issued by Intellect and such warrants were converted to warrants to acquire shares of our common stock. As of January 30, 2007, Extension Warrants exercisable for an aggregate of 111,150 shares of our common stock remain outstanding.
Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan. As of the date of the merger, Intellect had issued options to purchase up to 1,207,501 shares of common stock to 21 directors, advisory board members and employees pursuant to the Intellect Neurosciences, Inc. 2005 Plan. Pursuant to the merger, we assumed the stock options issued by Intellect under the 2005 Plan and such options were converted to options to acquire shares of our common stock. Immediately following the merger, we granted additional options to purchase 38,000 shares of our common stock under the 2005 plan. The options granted under the 2005 Plan were granted, and the shares of common stock issuable upon exercise of such options will be issued, pursuant to an exemption from registration under Regulation 701 of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.

Item 5. Indemnification of Directors and Officers
Sections 145(a) and (b) of The Delaware General Corporation Law, or the DGCL, provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.
Section 145(c) of the DGCL provides that, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
The Registrant’s bylaws generally provide that the corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as a director or officer of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law. This indemnification includes, but is not limited to, indemnification of any such person (other than a party plaintiff suing on his or her behalf or in the right of the corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
The Registrant’s bylaws further generally provide that the corporation may indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as an employee or agent of the corporation against any claim, liability or expense incurred as a result of such service (or as a result of any other service on behalf of or at the request of the corporation) to the maximum extent permitted by law or to such lesser extent as the corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
The Registrant’s bylaws also provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against liability under the indemnification provisions of the corporation’s bylaws. The corporation has obtained director and officer liability insurance.
The foregoing represents a summary of the general effect of the indemnification and insurance provisions of the DGCL, the certificate of incorporation, the bylaws and such agreements. Additional information regarding indemnification of directors and officers can be found in Section 145 of the DGCL, the certificate of incorporation and the bylaws.
We have also entered into indemnification agreements with our directors who do not otherwise have contractual indemnification protection provided by us. A copy of the form of Indemnification Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
PART F/S
Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

PART III
1.	INDEX TO EXHIBITS

See Item 9.01(d) below, which is incorporated by reference herein.

2.	DESCRIPTION OF EXHIBITS

See Exhibit Index below and the corresponding exhibits, which are incorporated by reference herein.
Item 3.02. Recent Sales of Unregistered Securities.
Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 5.01. Changes in Control of Registrant.
Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
On the effective date of the merger, Intellect’s code of ethics and business conduct became our code of ethics and business conduct. Our code of ethics and business conduct is Exhibit 14.1 to this current report and is incorporated herein by reference.
Item 5.06. Change in Shell Company Status.
Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the merger described under Item 2.01 of this Current Report on Form 8-K, the registrant believes that it is no longer a “shell company” as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a)(b)(c) Financial Statements
The financial statements of Intellect Neurosciences, Inc. for the periods and dates indicated below are filed with this report. A list of the financial statements filed as a part of this report appears on page F-1.

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
FINANCIAL STATEMENTS
DECEMBER 31, 2005
and
September 30, 2006 (UNAUDITED)

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)

Contents	Page
Consolidated Financial Statements

Report of independent registered public accounting firm	F - 1

Balance sheets as of September 30, 2006 (unaudited) and December 31, 2005	F - 2

Statements of operations for the nine-month period ended September 30, 2006 (unaudited) and for the period April 25, 2005 (inception) though September 30, 2005 (unaudited) and for the period April 25, 2005 (inception) through September 30, 2006 (unaudited), and for the period April 25, 2005 (inception) through and December 31, 2005
F - 3

Statements of changes in capital deficiency for the period April 25, 2005 through December 31, 2005 and for the nine-month period ended September 30, 2006 (unaudited)	F - 4

Statements of cash flows for the nine-month period ended September 30, 2006 (unaudited) and for the period April 25, 2005 (inception) through September, 2006 (unaudited) and for the period April 25, 2005 (inception) through September 30, 2005 (unaudited), and for the period April 25, 2005 (inception) through and December 31, 2005
F - 5

Notes to financial statements	F - 6

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Intellect Neurosciences, Inc.
We have audited the accompanying consolidated balance sheet of Intellect Neurosciences, Inc. and subsidiary (a development stage company) (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, consolidated changes in capital deficiency and consolidated cash flows for the period from April 25, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intellect Neurosciences, Inc. and subsidiary as of December 31, 2005, and the consolidated results of their operations and their consolidated cash flows for the period from April 25, 2005 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a negative working capital position, a total capital deficiency, generated cash outflows from operating activities, incurred a net loss, is delinquent on certain obligations, and has been dependent on equity and debt financing to support its business efforts. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Eisner LLP
New York, New York
November 15, 2006

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Consolidated Balance Sheets

	September 30,
	2006	December 31,
	(unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	549,762	113,021
Preferred stock subscriptions receivable (subsequently collected)	100,200	177
Restricted cash	64,254	45,966
Note receivable	104,137	—
Prepaid expenses & other current assets	57,244	31,616

Total current assets	875,597	190,780

Fixed Assets, net	812,745	60,023
Security deposits	122,075	97,830
Deferred financing costs, net	466,950	53,036

Total Assets	2,277,367	401,669

LIABILITIES AND CAPITAL DEFICIENCY
Accounts payable and accrued expenses	1,468,441	1,094,140
Convertible promissory notes (past due)	250,000	1,650,000
Accrued interest convertible promissory notes	18,195	62,736
Derivative instruments	1,605,210	—
Preferred stock liability	2,868,389	—
Accrued interest preferred stock	222,819	—
Shareholders’ loans	100,000	123

Total current liabilities	6,533,054	2,806,999

Deferred lease liability	10,542	2,636
Other long-term liabilities	112,741	—

Total Liabilities	6,656,337	2,809,635

COMMITMENTS AND OTHER MATTERS
Capital Deficiency:
Preferred stock, $.001 par value, 15,000,000 shares authorized

Series A Convertible Preferred stock 2,255 shares designated and issued at September 30, 2006 (Liquidation preference $225,500)	2	—

Series B Convertible Preferred stock - 7,164,445 shares designated and 4,493,092 shares issued at September 30, 2006 (classified as liability above) (liquidation preference $8,085,730)

Common stock, par value $0.001 per share, 100,000,000 shares authorized; 21,353,500 issued at September 30, 2006 and 21,253,500 shares issued at December 31, 2005	21,353	21,253

Additional paid in Capital	5,106,890	8,890
Deficit accumulated during the development stage	(9,507,215)	(2,438,109)

Total capital deficiency	(4,378,970)	(2,407,966)

Total liabilities and stockholders’ equity	2,277,367	401,669

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Consolidated Statements of Operations

		April 25, 2005	April 25, 2005	April 25, 2005
	Nine-Month	(inception)	(inception)	(inception)
	Period ended	through	through	through
	September 30,	September 30,	September 30,	December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Costs and Expenses:
Research and development	2,910,161	736,837	4,228,797	1,318,636
General and administrative	2,058,152	439,693	3,054,279	996,127

Total cost and expenses	(4,968,313)	(1,176,530)	(7,283,076)	(2,314,763)

Loss from operations	(4,968,313)	(1,176,530)	(7,283,076)	(2,314,763)

Other income/(expenses):
Interest expense	(1,439,727)	(41,370)	(1,564,093)	(124,366)
Interest Income	35,143	1,014	36,163	1,020
Other	(696,209)		(696,209)

Total other income/(expense):	(2,100,793)	(40,356)	(2,224,139)	(123,346)

Net loss	$(7,069,106)	$(1,216,886)	$(9,507,215)	$(2,438,109)

See notes to consolidated financial statements

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Consolidated Statements of Changes in Capital Deficiency

	Common Stock		Preferred Shares
	Number of		Number of			Accumulated
	Shares	Amount	Shares	Amount	APIC	Deficit	Total
Issuance of common stock (April 2005) ($.001 per share)	12,078,253	$12,078					$12,078

Issuance of common stock (May 2005) ($.001 per share)	9,175,247	9,175					9,175

Value of warrant issued to Goulston and Storrs (G&S)	—				8,890		8,890

Net loss for period						(2,438,109)	(2,438,109)

Balance as of December 31, 2005	21,253,500	21,253	—	—	8,890	(2,438,109)	(2,407,966)

Issuance of preferred stock (January 2006) ($.001 per share)	—		2,255	2	198,866		198,868

Exercise of Warrant April 2006 ($.001 per share)	100,000	100					100

Excess of proceeds over fair value of Series B preferred					4,758,508		4,758,508

Stock based compensation
- Clinical and Advisory Board					66,333		66,333
- Employees and Directors					74,293		74,293

Net loss for period						(7,069,106)	(7,069,106)

Balance as of September 30, 2006	21,353,500	$21,353	2,255	$2	$5,106,890	$(9,507,215)	$(4,378,970)
(unaudited)

See notes to consolidated financial statements

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Consolidated Statements of Cash Flows

		April 2005	April 2005	April 2005
		through	through	through
	September 30,	September 30,	September 30,	December 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Cashflows from operating activities:

Net (loss)	(7,069,106)	(1,216,886)	$(9,507,215)	$(2,438,109)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	48,495		49,371	876
Amoritization of financing costs	400,636	15,815	462,265	61,629
Accretion of discount on note receivable	(28,123)		(28,123)
Change in unrealized loss of derivative instruments	622,223		622,223
Stock compensation	339,494	8,890	348,384	8,890
Interest expense related to warrants	746,972		746,972
Warrant investment written off	73,986		73,986

Changes in:
Increase in prepaid expenses and other assets	(25,628)	(1,410)	(57,244)	(31,616)
Increase in accrued interest	255,042	25,555	317,778	62,736
Increase in accounts payable and accrued expenses	374,301	360,770	1,468,441	1,094,140
Increase in deferred lease liability	7,906		10,542	2,636
Increase in other long term liabilities	112,741		112,741
			—

Net cash used by operating activities:	(4,141,061)	(807,266)	(5,379,879)	(1,238,818)

Cashflows from investing activities:
Capital expenditures	(801,217)	(10,916)	(862,116)	(60,899)
Security deposit	(24,245)	(68,150)	(122,075)	(97,830)
Acquistion of property and equipment	—		—	—
Restricted cash	(18,288)	(45,850)	(64,254)	(45,966)
Investment in Ceptor	(150,000)		(150,000)

Net cash used by investing activities:	(993,750)	(124,916)	(1,198,445)	(204,695)

Cashflows from financing activities:
Borrowings from stockholders	125,000	248,000	377,002	252,002
Proceeds from sale of common stock	277	21,076	21,353	21,076
Proceeds from sale of preferred stock	6,485,948		6,485,948
Preferred stock issuance costs	(803,110)		(803,110)
Proceeds from sale of Convertible Promissory Notes	250,000	1,100,000	1,900,000	1,650,000
Repayment of borrowings from stockholder	(25,123)	(249,076)	(277,002)	(251,879)
Convertible Promissory Notes issuance cost	(11,440)	(39,367)	(126,105)	(114,665)
Repayment of borrowings from noteholders	(450,000)		(450,000)

Net cash provided by financing activities:	5,571,552	1,080,633	7,128,086	1,556,534

Net increase in cash	436,741	148,451	549,762	113,021

Cash and cash equivalents beginning of the period	113,021	—	—	—

Cash and cash equivalents end of the period	549,762	148,451	$549,762	$113,021

Supplemental disclosure of cash flow informations:
Cash paid during the period for:
Interest	$26,833		$26,833
Non-cash investing and financing tranactions:
Common Stock Subscription Receivable	$100,200		100,377	$177
Conversion of Convertible Notes payable and accrued interest into Series B preferred stock	$1,276,666		$1,276,666

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
1. Nature of Operations and Basis of presentation
     Nature of Operations. Intellect Neurosciences, Inc. (“Intellect”, “our”, “us” or “we”), a Delaware corporation, is a biopharmaceutical company specializing in the research development of drugs to treat Alzheimer’s Disease (“AD”) and other major disorders of the central nervous system. Since our inception in 2005, we have devoted substantially all of our efforts and resources research and development activities. We have no product sales to through September 30, 2006. We operate under a single segment.
     Our lead drug candidate, OXIGON™, is a chemically synthesized form of a small, potent, dual mode of action, naturally occurring molecule. We commenced human Phase I clinical trials for OXIGON™ on December 1, 2005 in the Netherlands and completed Phase I clinical trials on November 15, 2006.
     We were incorporated on April 25, 2005 under the name Eidetic Biosciences, Inc. and changed our name to Mindset Neurosciences, Inc. on April 28, 2005, to Lucid Neurosciences, Inc. on May 17, 2005 and finally to Intellect Neurosciences, Inc. on May 20, 2005. Our wholly-owned subsidiary, Intellect Neurosciences (Israel) Ltd., (“Intellect Israel”) was incorporated in Israel as a private limited company in July 2005 for the purpose of conducting research relating to our proprietary compounds. We conduct all of our research at our laboratory facility in Rehovot, Israel. As of September 30, 2006 and December 31, 2005, approximately $652,000 and $204,000, respectively of our assets are located in Israel.
     We are a development stage company and our core business strategy is to develop our proprietary compounds that we have purchased, developed internally or in-licensed from universities and others, through human proof of concept (Phase II) studies, or earlier if appropriate and then seek to enter into collaboration agreements, licenses or sales to complete product development and commercialize the resulting drug products. Our objective is to obtain revenues from sub-licensing fees, milestone payments, development fees, royalties and/or sales related to the use of our proprietary compounds for specific therapeutic indications or applications. As of September 30, 2006 we had no products approved for sale by the U.S. Food and Drug Administration (“FDA”). There can be no assurance that our research and development will be successfully completed, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, we operate in an environment of rapid change in technology and are dependent upon the continued services of our current employees, consultants and subcontractors.
     Basis of presentation. These consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business over a reasonable length of time. Due to the start up nature of our activities, we have incurred significant operating losses since inception. As a result, we have generated negative cash flows from operations, and have an accumulated deficit at September 30, 2006 and December 31, 2005 of $9,507,215 and $2,438,109, respectively. We have limited capital resources and operations to date have been funded with the proceeds from private equity and debt financings and income earned on investments. We anticipate that our existing capital resources will not enable us to continue operations past mid-March of 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. These conditions raise substantial doubt about our ability to continue as a going concern. We are currently seeking additional funding through equity and/or debt financing. If we fail to raise additional capital or obtain substantial cash inflows from potential partners prior to mid-March 2007, we will be forced to cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty.
2. Summary of Significant Accounting Policies
     Unaudited Interim Information. The accompanying financial statements as of September 30, 2006 and for the period ended September 30, 2006 and for the period April 25, 2005 through September 30, 2005 are unaudited but, in the opinion of our management, reflect all adjustments necessary for a fair presentation of the results for the periods covered. All

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
such adjustments are of a normal recurring nature unless disclosed otherwise. The results of operations for the nine-month period ending September 30, 2006 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2006.
     Use of Estimates. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States involves the use of estimates and assumptions that affect the recorded amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the fair value of derivative instruments, including stock options and warrants to purchase our common stock, recognition of on-going clinical trial costs, certain consulting expenses and deferred taxes. Actual results may differ substantially from these estimates.
     Principles of Consolidation. The consolidated financial statements include the accounts of our wholly-owned subsidiary, Intellect Israel. All inter-company transactions have been eliminated in consolidation.
     Cash, Cash Equivalents and Investments. Cash and cash equivalents includes all highly liquid, interest-bearing instruments with maturity of three months or less when purchased. Cash and cash equivalents may include demand deposits held in banks and interest bearing money market funds.
     Restricted Cash. Restricted cash at September 30, 2006 and December 31, 2005 was approximately $64,000 and $46,000, respectively. These amounts, which are on deposit with a financial institution in Israel, include salaries for a key employee and payments related to potential severance for key employees.
     Research and Development Costs and Clinical Trial Expenses. Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, materials, supplies, maintenance of research equipment, costs related to research collaboration and licensing agreements, the cost of services provided by outside contractors, including services related to our clinical trials, clinical trial expenses, the full cost of manufacturing drugs for use in research, preclinical development, and clinical trials. All costs associated with research and development are expensed as incurred. We have classified the payments to acquire the assets described below in Note 3 as research and development expenses.
     Clinical research expenses include obligations resulting from our contracts with various research organizations in connection with conducting clinical trials for our product candidates. We account for those expenses on an accrual basis according to the timeline and payment schedule defined in the contract. All changes to the contract amounts due to change orders are analyzed and recognized in accordance with the updated signed agreement. Change orders are triggered by changes in the scope, time to completion and the number of clinical sites. During the course of a trial, we adjust our rate of clinical expense recognition if actual results differ from our estimates.
     Fixed assets. Fixed assets are stated at cost less accumulated depreciation. To the extent laboratory equipment has alternative uses it has been capitalized. Depreciation and amortization are provided for on a straight-line basis over the estimated useful life of the asset. Leasehold improvements are amortized over the life of the lease or of the improvements, whichever is shorter. Expenditures for maintenance and repairs that do not materially extend the useful lives of the respective assets are charged to expense as incurred. The cost and accumulated depreciation or amortization of assets retired or sold is removed from the respective accounts and any gain or loss is recognized in operations.
     Foreign currency translation and foreign assets. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (“SFAS 52”), assets and liabilities of our foreign subsidiary are translated into United States dollars at the exchange rates in effect on the reporting date. Income and expenses are translated at actual exchange rates at the time of the transaction. Our foreign subsidiary is not a self-contained entity and utilizes the United States dollar as its functional currency. The resulting transaction gains and losses are reflected in earnings.
     Fair value of financial instruments. The carrying amount reported in the balance sheet for cash and cash equivalents, stock subscriptions receivable, convertible promissory notes, accounts payable, and accrued expenses

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
approximates fair value due to the short-term nature of the accounts.
     Concentration of credit risk. Financial instruments, which potentially subject us to concentrations of credit risk, consist of cash equivalents and investments. We attempt to invest excess funds in accordance with a policy objective seeking to preserve both liquidity and safety of principal. We generally invest our excess funds in short term money market accounts at high credit quality financial institutions.
     Deferred financing costs. Deferred financing costs attributable to the issuance of convertible promissory notes and other instruments have been amortized to interest expense over the term of the notes.
     Deferred Lease Liability. The lease on our New York facility provides for escalations of the minimum rent during the lease term, as well as additional rent based upon increases in real estate taxes and common maintenance charges. We record rent expense from leases with escalations using the straight-line method, thereby prorating the total rental commitment over the term of the lease. Under this method, the deferred lease liability represents the difference between the minimum cash rental payments and the rent expense computed on a straight-line basis.
     Income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. These liabilities and assets are determined based on differences between the financial reporting and tax basis of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, we consider estimates of future taxable income.
     Derivative Instruments. We have issued and outstanding certain instruments with embedded derivative features which we analyze in accordance with the pronouncements relating to accounting for derivative instruments and hedging activities to determine if these instruments are derivatives or have embedded derivatives that must be bifurcated. Under the applicable accounting literature the estimated value of the embedded derivative, if any, is bifurcated from its host instrument on the date of sale or issuance of the securities or debt based on a valuation utilizing the appropriate valuation model. The embedded derivative liability is classified as such and is marked-to-market and adjusted to fair value at each reporting date and the change in fair value is record to other (income) expense, net. In addition, freestanding warrants are accounted for as equities or liabilities in accordance with the provisions of the applicable accounting literature. As the conversion rate or exercise price of all outstanding instruments vary with the fair value of our common stock, they are recorded as an obligation at fair value, marked-to-market at each reporting date, and are carried on a separate line of the accompanying balance sheet. If there is more than one embedded derivative, their value is considered in the aggregate.
     Stock based compensation. On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment”, which establishes standards for share-based transactions in which an entity receives employee’s services for equity instruments of the entity, such as stock options, or liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) supersedes the option of accounting for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and requires that companies expense the fair value of stock options and similar awards, as measured on the awards’ grant date, after the date of adoption, and to awards modified, repurchased or cancelled after that date.
As a result of adopting SFAS 123(R) on January 1, 2006, our net loss for the nine months ended September 30, 2006, included $74,293 of compensation expense. The following table sets forth the assumptions we used in calculating the fair value of stock options granted in 2006.

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)

Nine Months Ended
September 30, 2006
Expected life in years	10
Interest rate	4.62%
Volatility	93.00%
Dividend yield	0.00%
     New Accounting Pronouncements.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”). SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and addresses the application SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our consolidated financial condition or results of operations.
     In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS No. 156”) which also amends SFAS No. 140. SFAS No. 156 provides guidance on the accounting for servicing assets and servicing liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our consolidated financial condition or results of operations.
     In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. This interpretation also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for us beginning January 1, 2007. We do not anticipate that the adoption of FIN 48 will have a material impact on our financial position, results of operations or cash flows.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” (“SFAS No. 157”) Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. We are evaluating the impact of SFAS No. 157 on our financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (“SFAS No. 158”). SFAS No. 158 requires the recognition of an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in the statement of financial position, measurement of the funded status of a plan as of the date of its year-end statement of financial position and recognition for changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur as a component of other comprehensive income. The provisions of SFAS No. 158 will be effective for the Company beginning with its fiscal year 2007. We do not expect that the adoption of SFAS No. 158 to have an impact on our financial position, results of operations or cashflows.
3. Asset Transfer Agreement

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
          Effective June 23, 2005, we entered into an agreement (the “Mindset Asset Transfer Agreement”) with Mindset Biopharmaceuticals, Inc. (“Mindset”) to acquire certain intellectual property related assets (the “Mindset Assets”), including certain related patents, patent applications, trademarks, licenses, know-how, inventions and certain inventories from Mindset (the “2005 Asset Transfer”).
          Pursuant to the Mindset Asset Transfer Agreement, Mindset sold, assigned, conveyed and transferred to us the Mindset Assets. As consideration for the Mindset Assets, we agreed to the following:
1.	To purchase certain trade debt owed by Mindset to third parties in the face amount of approximately $1,277,438 (the “Annex I Debt”) for a discount from face amount;

2.	To reduce the Annex I Debt that would be owed by Mindset to us by 30%, subject to further reduction or elimination under certain circumstances, and to extend Mindset’s obligation to pay the remaining balance of such debt until June 23, 2008 (the “Mindset Maturity Date”), subject to acceleration or further deferral under certain events;

3.	Subject to satisfaction of certain condition precedents, to acquire certain debt owed by Mindset to Mindset Biopharmaceuticals Ltd. (“Mindset Ltd.”), a wholly-owned subsidiary of Mindset, in the principal amount of $743,282 (the “Annex II Debt”);

4.	To reduce the Annex II debt that would be owed by Mindset to us by 50%, and to defer Mindset’s obligation to pay the remaining balance of such claims until the Mindset Maturity Date;

5.	To purchase for a nominal amount certain claims held by certain of our officers/shareholders aggregating $1,634,000 (the “Annex III Debt”) and to defer Mindset’s obligation to pay such claims until the Mindset Maturity Date;

6.	To assume certain trade and other debt owed by Mindset to third parties in the aggregate amount of approximately $1,623,730 (the “Annex IV Debt”) ;

7.	To assume certain obligations of Mindset (the “Annex V Debt”) amounting to approximately $60,405 related to certain research and development costs previously incurred by Mindset; and

8.	To assume the obligations of Mindset under certain licenses that would be assigned to us pursuant to the 2005 Asset Transfer.
          As of December 31, 2005, we acquired the Annex I and Annex III Debt (collectively, the “Purchased Debt”) for approximately $385,181. Collection of amounts owed under the Purchased Debt is highly unlikely due to the financial condition of Mindset, and as of June 23, 2005, such amounts had a fair value of $0. Therefore, the payments for the Purchased Debt aggregating $385,181 are accounted for as a cost of acquiring the research and development related intellectual assets of Mindset and are included in research and development costs for the period ended December 31, 2005. Also in 2005, we paid $60,405 in full satisfaction of the Annex V Debt. Such payments have been included in research and development expenses for the period ended December 31, 2005.
          During 2006, pursuant to the Asset Transfer Agreement, we entered into a separate agreement with the trustee in bankruptcy for Mindset Limited to acquire the Annex II Debt (amounting to approximately $743,282) for a total payment of $150,000 payable in two semi-annual installments. Such payment has been included in research and development expenses for the nine months ended September 30, 2006. We paid $75,000 plus associated legal fees of approximately $14,000 in June 2006. As of September 30, 2006 we owe $75,000 which is included in accounts payable and accrued expenses (See Note 7).
          We settled the Annex IV Debt of $1,623,730 in the first quarter of 2006 for $248,314, including $193,299 due

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
below, of which $27,541 was still outstanding at September 30, 2006 (See Note 7), except for certain claims owed to Goulston & Storrs, LLP in the amount of $192,095 which we settled in June 2005 through the issuance of a warrant for 100,000 shares of our common stock at an exercise price of $0.001 per share (See Note 12). Such settlements have been treated as research and development expenses in the respective period.
     In January 2006, we entered into a Letter Agreement, Assignment of Claim Agreement and Subscription Agreement with the Institute for the Study of Aging (the “ISOA”). Pursuant to these agreements, ISOA agreed to settle the Annex IV Debt of $570,000 in exchange for $193,299 payable in three equal installments of $64,433, each payable on January 31, 2006, April 28, 2006 and July 28, 2006, the issuance of 2,225 shares of Series A Convertible Preferred Stock (see Note 12) and our agreement to pay a total of $225,500 of milestone payments contingent upon clinical development of OXIGONTM.
     As a result of acquiring the Purchased Debt, we currently are a large creditor of Mindset. Such determination is based on the principal amount of the claims. Under the Mindset Asset Transfer Agreement, in the event of certain acceleration events, such as the liquidation, dissolution or institution against or by Mindset of bankruptcy proceedings, all amounts then owed by Mindset to us as a result of our acquiring the Purchased Debt will become immediately due, provided that if no such acceleration event has occurred on or before December 31, 2013, all obligations of Mindset arising from or relating to the Purchased Debt will be extinguished.
4. Note Receivable
     On June 1, 2006 we invested $150,000 in a 6% convertible promissory note issued by CepTor Corporation, a public company, focused on the development of proprietary and cell targeted therapeutic products for neuromuscular and neurodegenerative diseases (“CepTor” and the “CepTor Note”). One of our significant shareholders is a significant shareholder of CepTor. The CepTor Note is convertible into CepTor common shares at a price per share of $0.15. The CepTor Note is due on June 1, 2007. Additionally, we received five-year warrants to purchase 1,000,000 shares at $0.30 per share.
     We have calculated the fair market value of the warrants on the issue date as $0.146 based on a Black-Scholes Option Pricing Model assuming risk free value of 4.9%, volatility of 140%, dividend yield of 0%, 5 year term and a stock price of $0.18. We determined the relative fair value of the warrants to be $73,986 based on the proportionate value of the warrants to the sum of the amount we paid for the CepTor Note plus the fair value of the warrants. We have allocated the relative fair value to our investment in the warrants with a corresponding decrease in the carrying amount of the CepTor Note. This difference will accrue to income over the life of the CepTor Note as interest income calculated using an effective interest method.
     At September 30, 2006 the company has determined that the decline in market price of CepTor is other than temporary and has written off the carrying value of the warrant ($73,986) to other expenses.

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
5. Fixed Assets
     Fixed assets consist of the following:

	September	December 31,
	30, 2006	2005
Furniture, fixtures and office equipment	$250,237	$13,737

Laboratory Equipment	76,611	—

Leasehold Improvements	535,268	—

Less accumulated depreciation	(49,371)	(876)

Construction in progress	—	47,162

	$812,745	$60,023

     Depreciation expense amounted to $48,495 and $876 for the nine-months ended September 30, 2006 and the period ended December 31, 2005, respectively.
6. Research and License and Assignment Agreements
     South Alabama Medical Science Foundation Research and License Agreement. Effective August 10, 1998 and as amended as of September 1, 2002, Mindset entered into a Research and License Agreement with the South Alabama Medical Science Foundation (the “SAMS Foundation”). On June 17, 2005, in connection with the 2005 Asset Transfer, SAMS Foundation consented to Mindset’s assignment of the Research and License Agreement to us. Under the Research and License Agreement, we have an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses, under certain patents and know-how relating to the use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as antioxidants and to the use of indole-3-propionic acid to prevent a cytotoxic effect of amyloid-beta protein to treat a fibrillogenic disease, including AD, or generally to treat a disease or condition where free radicals and/or oxidative stress contribute to pathogenesis. The SAMS Foundation reserved the right to use the licensed patents and know-how for its own non-commercial, educational or research purposes and to distribute certain research materials to third parties for non-commercial uses. Under the Research and License Agreement, we have the first right to enforce the underlying intellectual property against unauthorized third parties. In addition, we are obligated to make future payments to the SAMS Foundation totaling approximately $1,500,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay the SAMS Foundation a royalty on the sales, net of various customary deductible items, subject to certain minimum royalties, attributable to each product utilizing the licensed technology.
     Under the September 2002 amendment to the Research and License Agreement, the initiation of a Phase I trial of an AD licensed product anywhere in the world triggered a milestone payment obligation of $50,000. On December 1, 2005, we commenced a Phase I trial for OXIGONTM in The Netherlands and thus triggered this payment obligation. On January 11, 2006, the SAMS Foundation agreed to amend the Research and License Agreement to provide that the $50,000 milestone payment would be payable in five equal monthly installments of $10,000, the first of which was payable on February 1, 2006. We paid the $50,000 to the SAMS Foundation in 2006 in monthly installments when due.
     New York University Research and License Agreement. Effective August 10, 1998 and as amended in 2002, Mindset entered into a license agreement with New York University (“NYU”) with terms similar to the terms described above with respect to the research and License Agreement with the SAMS Foundation. On June 17, 2005, in connection with the 2005 Asset Transfer, NYU consented to Mindset’s assignment of the license agreement with NYU to us. Under the license agreement with NYU, we have an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses, under certain patents and know-how relating to the use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as antioxidants and to the use of indole-3-propionic acid to prevent a cytotoxic effect of amyloid-beta protein, treat a fibrillogenic disease, including AD, or generally to treat a disease or condition where free radicals and/or oxidative stress contribute to pathogenesis. Under the licensing agreement, we have the first right to enforce the underlying intellectual property against unauthorized third parties. We are obligated to make

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
future payments totaling approximately $1,500,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay NYU a royalty on the sales, net of various customary discounts subject to certain minimum royalty payments, attributable to each product utilizing the licensed technology and a percentage of sales of sublicenses.
     Under the September 2002 amendment to the Research and License Agreement, the initiation of a Phase I trial of an AD licensed product anywhere in the world triggered a milestone payment obligation of $50,000. On December 1, 2005, we commenced a Phase I trial for OXIGONTM in The Netherlands and thus triggered this payment obligation. On January 11, 2006, NYU agreed to amend the Research and License Agreement to provide that the $50,000 milestone payment would be payable in five equal monthly installments of $10,000, the first of which was payable on February 1, 2006. We paid the $50,000 to NYU in 2006 in monthly installments when due.
     New York University Option Agreement and License Agreement. On August 31, 2005, we entered into an Option Agreement with New York University for an option to license certain NYU inventions and know-how relating to a vaccine for the mitigation, prophylaxis or treatment of AD. Under the Option Agreement, we were entitled to acquire an exclusive, worldwide license to commercially use NYU’s inventions and know-how in the development of products for use in the mitigation, prophylaxis or treatment of AD. NYU retained the right to use the inventions and know-how for its own academic and research purposes and to allow other academic institutions to use the inventions and know-how for their academic and research purposes other than clinical trials, as well as any rights of the United States government. We paid a non-refundable, non-creditable option fee of $50,000 in 2005 and agreed to reimburse NYU for certain patent protection costs and expenses incurred by NYU. Patent costs are expensed as incurred to general and administrative costs. On August 31, 2005, we amended the Option Agreement to extend the period to November 2005 and paid NYU $20,000. On November 1, 2005, we amended the Option Agreement to extend the option period to January 2006 and to provide that any fees paid by us would offset the patent expenses payable by us to NYU. We paid NYU $30,000 upon execution of the amendment. In 2006, we paid NYU an additional $60,000 in option extension fees, which fully offset any patent expenses payable by us to NYU. We exercised the option to acquire the license on April 1, 2006 and entered into a License Agreement with NYU that was executed on April 21, 2006.
     Under the terms of the License Agreement, we are obligated to pay non-refundable, non-creditable license fees totaling $200,000, payable in five installments as follows: $25,000 on each of May 1 and June 1, 2006 and $50,000 payable on each of April 1, 2007, 2008 and 2009. We paid these license payments in 2006 when due. The Agreement did not provide for interest payments, consequently, the principal payments have been discounted to their present value at an interest rate of 10% resulting in a principal amount of $172,699. The future minimum payments due are as follows:

September 30, 2006
2007	$50,000
2008	50,000
Thereafter	50,000

Total Minimum Payments	150,000
Less amounts representing interest	24,619

Present value of future payments	125,381
Less current portion (included in Due to Licensor — Note 7)	(39,150)

Long term portion (included in other long term liabilities)	$86,231

     In addition, we are obligated to pay NYU non-refundable research payments for performance by NYU of certain

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
ongoing research activities totaling $200,000, payable in eight equal installments of $25,000 every three-months beginning on April 1, 2006. We have made these payments when due except for the payment due October 1, 2006. Also, we are obligated to make future payments totaling approximately $2,000,000 upon achievement of certain milestones based on phases of clinical development and approval of the FDA (or foreign equivalent) and also to pay NYU a royalty on the sales, net of various customary discounts, attributable to each licensed product.
     Mayo Foundation for Medical Education and Research License and Sponsored Research Agreement. Effective October 24, 1997 as amended on September 1, 2001 and on February 1, 2005, Mindset acquired from the Mayo Foundation for Medical Education and Research (“Mayo”) a non-exclusive license to use certain transgenic mice and related technologies as models for AD and other neurodegenerative diseases. Under the amended agreement with Mayo, Mindset is obligated to pay Mayo a royalty of 2.5 % of any net revenue that Mindset receives from the sale or licensing of a drug product for AD in which the Mayo transgenic mice were used for research purposes. The Mayo transgenic mice were used by the SAMS Foundation to conduct research with respect to OXIGONTM. Pursuant to the Consent to Assignment that we executed with the SAMS Foundation in June 2005, we agreed to assume all of Mindset’s obligations with respect to the License with the SAMS Foundation, which includes Mindset’s obligations to pay royalties to Mayo.
     Chimeric Peptide Assignment Agreement. Effective as of June 6, 2000, Dr. Benjamin Chain assigned to Mindset all of his right, title and interest in certain of his inventions and patent applications related to the use of chimeric peptides for the treatment of AD. Dr. Benjamin Chain is the brother of our Chairman and Chief Executive Officer. In exchange for such assignment, Mindset agreed to pay a royalty to Dr. Benjamin Chain equal to 1.5% of net sales of any drug products sold or licensed by Mindset utilizing technology that would infringe upon Dr. Benjamin Chain’s patents. We acquired these inventions and patent applications as part of the asset estate that we acquired from Mindset under the Asset Transfer Agreement and are obligated to make royalty payments to Dr. Benjamin Chain upon successful development of a drug utilizing this chimeric peptide technology.
7. Accounts Payable and Accrued Expenses
     Accounts payable and accrued expenses consist of the following:

	September 30, 2006	December 31, 2005
Accounts Payable	$118,373	$158,898
Due to Licensors	$39,150	$100,000
Professional Fees	731,458	510,184
Consulting Expenses	103,834	147,833
Payroll related Expenses	68,107	22,480
Annex II and IV payable	102,541	—
Other	304,978	154,745

Total	$1,468,441	$1,094,140

8. Convertible Promissory Notes Payable
     During the period beginning on May 10, 2005 through January 10, 2006, we issued Convertible Promissory Notes in a private placement to accredited investors. Each investor purchased an investment unit consisting of a convertible promissory note (the “Notes”) and a warrant to purchase shares of our common stock (the “Warrants”). The Notes were due on the earlier of May 10, 2006 or the closing of an equity financing or financings with one or more third parties with gross proceeds to us of not less than $5,000,000 (the “Next Equity Financing") except for the Note issued to HCP Intellect Neurosciences, LLC, with a face amount of $250,000, which was due on the earlier of January 5, 2006 or the closing of the Next Equity Financing. We repaid the HCP Intellect Note on February 16, 2006. The Next Equity Financing occurred on or about May 12, 2006.

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
     The Notes bear interest at 10% and are unsecured obligations except for the Note issued to HCP Intellect Neurosciences, LLC for $250,000, which was secured by certain publicly traded securities owned by one of our founding shareholders and pledged to such investor under the terms of a Pledge and Security Agreement dated October 7, 2005. At the option of the holder, principal and all accrued but unpaid interest on the Notes are convertible into the class of equity securities that we issue in the Next Equity Financing at a price per share equal to 100% of the price per equity security issued in the Next Equity Financing. There is no cash payment obligation related to the conversion feature and there is no obligation to register the common shares underlying the Notes.
     Under the terms of the Warrants, the number of shares underlying each Warrant is the quotient of the face amount of the related Note divided by 50% of the price per equity security issued in the Next Equity Financing. The Warrant exercise price is 50% of the price per equity security issued in the Next Equity Financing. The maximum number of shares available for purchase by an investor is equal to the principal amount of such holder’s Note divided by the warrant exercise price. We recorded the liability for the Notes at an amount equal to the full consideration received upon issuance, without considering the Warrant value because the determination of the number of warrants and the exercise price of the warrants is dependent on the stock price issued in the Next Equity Financing, which did not take place until May 12, 2006, subsequent to the issue date of the Notes. On May 12th, 2006 we issued Warrants to purchase up to 2,171,424 shares of our common stock. The warrants expire five years from date of issuance of the convertible note. We valued the Warrants as of May 12, 2006, the measurement date, and recorded a charge to interest expense and a corresponding liability of $746,972. See Note 10 for a further discussion of the liability related to the issuance of the Warrants.
     As of September 30, 2006 and December 31, 2005, Notes with an aggregate principal amount of $250,000 (past due) and $1,650,000, respectively, were outstanding. As of September 30, 2006, we were in default on the payment of principal and interest on Notes with an aggregate face amount of $250,000. On October 5, 2006 the notes were extended to October 31, 2006 in exchange for warrants. On December 1, 2006, the holders agreed to a further extention of the maturity date of the Notes to December 20, 2006 in exchange for the issuance of 111,150 warrants to purchase our common stock at a price of $2.50 per share and the previous warrants granted for the October 31, 2006 extension were cancelled. On December 29, 2006, notes in the aggregate amount of $100,000 plus accrued interest of $10,000 were paid. As of December 20, 2006, we were still in default on the payment of principal and interest on Notes with the aggregate face amount of $150,000.
     We incurred placement fees and other legal expenses of approximately $114,666 in connection with the Notes issued in 2005 and $11,440 of legal expenses in connection with the Notes issued in 2006. We recorded these costs as deferred financing costs, which have been amortized over the term of the Notes, without regard to any extension of the maturity date of the Notes and without any allocation to the Warrants because, as more fully described in Note 10, the liability for the Warrants became determinable at approximately the same time as the maturity of the Notes.
     The Notes essentially contain a call option on our common stock. APB 14 generally provides that debt securities which are convertible into common stock of the issuer or an affiliated company at a specified price at the option of the holder and which are sold at a price or have a value at issuance not significantly in excess of the face amount are not bifurcated into separate obligations. The terms of such securities generally include (1) an interest rate which is lower than the issuer could establish for nonconvertible debt, (2) an initial conversion price which is greater than the market value of the common stock at time of issuance, and (3) a conversion price which does not decrease except pursuant to anti-dilution provisions. The Notes do not satisfy these conditions, and accordingly the determination of whether the conversion feature should be accounted for separately should be governed by FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities”.
     We have determined that based on the provisions of FASB Statement 133, the embedded conversion feature present in the Notes should not be valued separately at the commitment date. Under FASB 133, a contract that contains an “embedded” derivative instrument; i.e., implicit or explicit terms that affect some or all of the cash flows or the value of other exchanges required by the contract in a manner similar to a derivative instrument, must, under certain circumstances, be bifurcated into a host contract and the embedded derivative, with each component accounted for separately. The issuer’s accounting depends on whether a separate instrument with the same terms as the embedded written option would be a derivative instrument pursuant to paragraphs 6–11 of this Statement. Because the option is indexed to the our own stock and a separate instrument with the same terms as the option would be classified in stockholders’ equity in the statement of

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
financial position, the written option is not considered to be a derivative instrument under paragraph 11(a) and should not be separated from the host contract.
     EITF Issues No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” provide that when the fair value of the common stock into which the note can be converted exceeds the proceeds (a beneficial conversion feature), the issuer should allocate a portion of the proceeds equal to that excess to paid-in capital or to a liability if the issuer has a cash payment obligation. Under the guidance of EITF issues 98-5 and 00-27, we determined that the Notes do not contain an embedded beneficial conversion feature because at the time of determination of the number of shares into which the Notes are convertible, the fair value of our common stock was less than the proceeds from the issuance of the Notes. We compared the value of our common stock to the amount received from issuance of the Notes after allocating a portion of the proceeds of the Notes to the associated Note Warrants.
     During the nine-months ended September 30, 2006, Notes with an aggregate face amount of $450,000 and accrued interest of $26,833 had been repaid and Notes with an aggregate face amount of $1,200,000 and accrued interest of $76,766 had been converted into Series B preferred shares.
      Subsequent to September 30, 2006, we issued $375,000 in Convertible promissory notes that are due within one year from date of issuance. The Notes bear interest at 8% and are unsecured obligations.
     In December 2006, we issued $750,000 in Convertible promissory notes along with warrants to purchase up to 428, 571 of our common stock at $1.75. The Notes are due in June 2007, bear interest at 10% annually and are unsecured obligations.
     In December 2006, we also issued an additional $30,000 in Convertible promissory notes along with warrants to purchase up 8,571 shares of our common stock at $2.50 a share. The notes are due in June 2007, bear interest at 10% and are unsecured obligations.
9. Series B Convertible Preferred Stock
     In February 2006, our Board of Directors authorized the issuance of up to 7,164,445 shares of convertible preferred stock to be designated as “Series B Convertible Preferred Stock” (“Series B Preferred") with a par value per share of $0.001. The shares carry a cumulative dividend of 6% per annum, provided however, that the annual dividend will be reset to 0% in the event we consummate an equity financing with one or more third parties with gross proceeds to us of at least $5 million at a price per share equal to or greater than 150% of the Series B Preferred issue price within 180 days from the original issue date. The initial conversion price of the Series B Preferred is $1.75 and is subject to certain anti-dilution adjustments to protect the holders of the Series B Preferred in the event that we subsequently issue share of common stock or warrants with a price per share or exercise price less than the conversion price of the Series B Preferred. The amount of additional common shares underlying potential future conversions of Series B Preferred is indeterminate. A holder of Series B Preferred is entitled to vote with holders of our common stock as if such holder held the underlying common stock. In the event of liquidation, dissolution or winding up of the company, the Series B Preferred stockholders are entitled to receive, after payment of liabilities and satisfaction of Series A Convertible Preferred Stock but before the holders of common stock have been paid, $1.75 per share subject to adjustment for stock splits and dividends in certain other circumstances, plus accrued but unpaid preferred dividends. In addition, our Board of Directors authorized the issuance of warrants to purchase our common stock in connection with each sale of Series B Preferred.
     During the period February 8, 2006 through September 30, 2006, we issued 4,493,091 shares of Series B Preferred in a private placement to accredited investors. Each investor purchased an investment unit consisting of a share of Series B Preferred and a warrant to purchase 0.5 shares of our common stock (the “Series B Warrants”). Total proceeds from issuance

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
of the Series B Preferred through September 30, 2006 were $7,862,910, which included the cancellation of Notes with an aggregate face amount of $1,200,000 and accrued interest of $76,766 as described above. In connection with the Series B Preferred, we incurred legal fees of $143,045, guarantee fees of $700,000 as described below and $75,000 of placement agent fees. In connection with the issuance of the Series B Preferred, through September 30, 2006, we issued warrants to purchase up to 2,996,757 shares of our common stock. See Note 10 for a further discussion of the liability related to the issuance of the Series B Warrants.
     In addition to the rights provided to each holder under the terms of the Series B Preferred, one of our principal shareholders provided each holder of Series B Preferred with a limited guaranty of their investment through a form of guaranty. Specifically, the principal shareholder posted as collateral with an escrow agent 1,000,000 shares of certain publicly traded securities owned, as collateral to the holders of 1,450,159 Series B Preferred, and 3,042,932 shares of restricted Intellect stock owned as collateral for all other Series B Preferred issued to investors during the period ending on September 30, 2006. We paid the principal stockholder a guaranty fee of $700,000 during the nine month period ended September 30, 2006 for providing this collateral to the Series B investors (see Note 13).
     APB Opinion 14 (as amended), states that a portion of the proceeds of debt securities issued with detachable stock purchase warrants is allocable to the warrants and should be accounted for as paid-in capital. The allocation should be based on the relative fair values of the two securities at time of issuance. APB 14 by its terms does not apply to preferred stock. However, the Emerging Issues Task Force noted in EITF Issues No. 98-5, that a similar methodology would be used in circumstances in which convertible securities are issued along with another security, and that proceeds from the issuance of convertible preferred stock with detachable warrants should be allocated between the preferred stock and the other securities based on the relative fair values of the components. EITF 00-19 provides that proceeds from the issuance of warrants or other derivative instruments that give the counterparty the choice of cash settlement or settlement in shares, should be reported as a liability, which is measured at fair value, with changes in fair value reported in earnings. EITF 00-19 further provides that a contract that contains an indeterminate number of shares to be delivered in a share settlement is essentially a contract that gives the counterparty a choice of cash settlement or settlement in shares and should be recorded as a liability.
     Both the Series B Preferred and the Series B Warrants contain such provisions as a result of the anti-dilution features contained in the Statement of Designation of the Series B Convertible Preferred Stock, the Warrant and other relevant contracts. Accordingly we have accounted for the Series B Preferred and the Series B Warrants as derivative liabilities at the time of issuance using the Black Scholes Option pricing model. We recorded the amount received in consideration for the Series B Preferred as a liability for the Series B Preferred shares with an allocation to the Series B Warrants and the difference recorded as additional paid in capital. The liability related to the Series B preferred stock and the Warrants will be marked to market for all future periods they remain outstanding with an offsetting charge to earnings. At September 30, 2006, the value of the Series B preferred stock liability was $2,868,389, with a net unrealized loss of $417,149 recorded in other expenses as the change in the derivative liability.
     Total issuance costs associated with the issuance of the Series B Preferred were $918,045, of which $869,948 has been allocated to the Series B Preferred and $48,097 has been allocated to the Series B Warrants and are being amortized over 5 years which is the life of the Series B Warrants. Guaranty fees of $700,000 are included in the financing costs and are being amortized over one year (see Note 14). Issuance costs of $169,948 associated with the issuance of the Series B Preferred have been charged to expense as the holder of Series B Preferred can convert immediately and the $700,000 of guarantee fees are being amortized over a year.
     EITF Issues No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” which under certain circumstances require the bifurcation of an embedded conversion feature from the host instrument provide that when the fair value of the common stock into which the preferred stock can be converted exceeds the proceeds (a beneficial conversion feature), the issuer should allocate a portion of the proceeds equal to that excess to paid-in capital or to a liability if the issuer has a cash payment obligation. Under the guidance of EITF issues 98-5 and 00-27, we determined that the Series B Preferred do not contain an embedded beneficial conversion feature because the fair value of our common stock was less than the proceeds from the issuance of the Series B Preferred. We compared the value of our common stock to the amount received from issuance of the Series B Preferred after allocating a portion of the proceeds of the Series B Preferred to the

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
Series B Warrants.
     The Series B Preferred shares carry a cumulative dividend of 6% per annum because we have failed to satisfy the conditions for resetting the dividend amount to zero. We intend to settle our obligation to pay interest by delivering additional shares of Series B Preferred to the holders thereof. The dividend is payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2006. The amount of dividends payable for the period ending on July 1, 2006 (and for any dividend payment period shorter than a full semi-annual dividend period) is computed on the basis of a 360-day year of twelve 30-day months. We have accrued $222,819 of interest payable with respect to these dividends as of September 30, 2006.
     On October 9, 2006, we issued an additional 100,000 shares of Series B Convertible Preferred Stock for $175,000 of gross proceeds along with 50,000 warrants to purchase our common stock at a price of $2.50 per share.
10. Derivative Instrument Liability
Derivative instruments consist of the following:

September 30, 2006
Warrants issued with Convertible Promissory Notes:	$812,332

Warrants issued with Series B Convertible Preferred Stock:	$792,878

Total	$1,605,210

          Warrants issued with the Convertible Promissory Notes. In connection with the issuance of the Notes through January 10, 2006, we issued warrants to purchase up to 2,171,424 shares of our common stock (see Note 8). At September 30, 2006, the liability associated with the Convertible Promissory Notes was $812,332, with a change in fair value of the liability of $65,360 recorded to other expenses for the period ended September 30, 2006.
     As of September 30, 2006, 2,171,429 warrants issued in connection with the issuance of the Notes were outstanding. The weighted average exercise price of the warrants is $0.875 per common share and the weighted average remaining life of the warrants is 3.93 years.
     Warrants issued with the Series B Convertible Preferred Stock. In connection with the issuance of the Series B Preferred described above, through September 30, 2006, we issued warrants to purchase up to 2,996,757 shares of our common stock (see Note 9).
     Each investor purchased an investment unit consisting of a share of Series B Preferred and a Series B Warrant to purchase 0.5 shares of our common stock. The initial strike price of 1,521,677 Series B Warrants is $2.50 per share of our common stock and for 725,080 Series B Warrants that we issued to the investor who purchased the initial 1,450,159 shares of Series B Preferred, the strike price of those Series B Warrants was $1.75. As an incentive for this initial investor, Intellect issued to them an additional 750,000 warrants at a strike price of $2.50. The Series B Warrants have a 5-year term.
     On October 9, 2006, we issued an additional 50,000 Series B Warrants with a strike price of $2.50 per share of our common stock.
     The Series B Warrants contain certain anti-dilution adjustments to protect the holders of the Series B Warrants in the event that we subsequently issue share of common stock or warrants with a price per share or exercise price less than the exercise price of the Series B Warrants. The amount of additional shares underlying potential future issuances of Series B Warrants is indeterminate. There is no cash payment obligation related to the Series B Warrants and there is no obligation to

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
register the common shares underlying the Series B Warrants except in the event that we decide to register any of our common stock for cash (“piggyback registration rights”).
     EITF 00-19 requires liability treatment for a contract that contains a provision for an indeterminate number of shares to be delivered in a share settlement. The Series B Warrants contain such a provision as a result of the anti-dilution feature contained in the relevant contract. Accordingly we have accounted for the Series B Warrants as liabilities. The liability for the Series B Warrants, measured at fair value as determined in the manner described below, has been offset by a charge to earnings rather than as a discount from the carrying value of the Series B Preferred. The liability for the Series B Warrants will be marked to market for each future period they remain outstanding. At September 30, 2006, the value of the Series B Warrant liability was $792,878, with a change in the fair value of the liability of $139,714 recorded in other expenses.
     As of September 30, 2006, we had 2,996,757 Series B Warrants outstanding issued in connection with the issuance of the Series B Preferred were outstanding. The weighted average strike price of the Series B warrants is $2.32 per common share and the weighted average remaining life of the warrants is 4.47 years.
11. Income Taxes
     At December 31, 2005, we had approximately $1,600,000 of net operating loss carry forward (“NOL’s”) available, which expire in years beginning in 2025. Future ownership changes may limit the e utilization of the net operating loss carry-forward as defined by the Internal Revenue Code. At December 31, 2005 we had a deferred tax asset of approximately $914,000, representing the benefit of our net operating loss carryforward and certain costs such as certain research and development capitalized for tax purposes. The net deferred tax asset has been fully offset by a valuation allowance due to uncertainty regarding our ability to generate sufficient taxable income in the future to utilize these deferred tax assets. The difference between the statutory federal tax rate of 34% and our effective tax rate is due to certain expenses not deductible for tax purposes and valuation allowance for the period ended April 25, 2005 through December 31, 2005.
12. Capital Deficiency
     Common stock. In April and May 2005, we issued 12,078,253 and 9,175,247 shares of common stock at $0.001 per share to founders of Intellect yielding proceeds of $12,079 and $9,175, respectively. At December 31, 2005, we had $177 of stock subscription receivable which was paid in January and February 2006.
     On March 10, 2006, we amended our Articles of Incorporation to provide for the issuance of up to 100,000,000 shares of common stock and up to 15,000,000 shares of preferred stock each with a par value of $.001 per share.
     Warrants. In June 2005, we issued to Goulston & Storrs, LLP, (“Goulston & Storrs”) a law firm, a warrant to purchase 100,000 shares of our common stock at a purchase price of $0.001 per share, expiring June 20, 2008, in settlement of Annex IV debt in the amount of $192,095. There is no cash payment obligation related to the Goulston & Storrs warrant except for certain indemnification payments arising from any untrue statements regarding Intellect that we make during a public offering process and there is no obligation to register the common shares underlying the warrant except in the event that we decide to register any of our common stock for cash (“piggyback registration rights”). In connection therewith, we recorded a charge of $8,890, estimated using the Black-Scholes Option Pricing Model and a common stock valuation of $0.09 per common share. In April 2006, the warrant was exercised to purchase 100,000 shares and we subsequently delivered to them a share certificate representing 100,000 shares of our common stock.
     Series A Convertible Preferred Stock. In January 2006, our Board of Directors authorized the issuance of 2,225 shares of Series A Convertible Preferred Stock, par value per share of $0.001 (the “Series A Preferred”), to the Institute for the Study of Aging (the “ISOA”) as partial consideration for settlement of an Annex IV claim equal to $570,000. In January 2006, we entered into an Assignment of Claim Agreement, a Subscription Agreement and a Letter Agreement with the ISOA pursuant to which we issued the Series A Preferred to the ISOA and agreed to pay $193,297 in three equal monthly installments of $64,432 quarterly through July 28, 2006, and agreed to pay specific milestone payments totaling $225,500 as

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
we develop our lead product candidate, OXIGONTM. We valued the Series A Preferred at $198,868 and charged such amount to research and development expenses. The ISOA is not entitled to receive any dividends, distributions or other payments. In the event of liquidation, dissolution or winding up of the company, the ISOA is entitled to receive, after payment of liabilities but before the holders of Series B Preferred and common stock have been paid, $100 per share subject to adjustments for stock splits and dividends in certain other circumstances. The Series A Preferred is convertible into shares of our common stock immediately following the execution of the Next Equity Financing. The Series A Preferred is convertible at a price per share equal to the lesser of the conversion price of the convertible preferred stock issued in the Next Equity Financing , the price per share of the convertible preferred stock issued in that financing, or $0.94 if a Next Equity Financing fails to occur. We are entitled to redeem the Series A Preferred for $0.001 per share at our option, provided the shares have not been converted into common stock, if the milestone payments are made. The Series A Preferred is redeemable at our option at $100 per share upon thirty days prior written notice. The ISOA is permitted to convert the Series A Preferred into common stock at the then applicable conversion price if we deliver to them a notice of redemption. We have no cash payment obligations with respect to the Series A Preferred and there are no registration rights attendant with the Series A Preferred.
     As described above, the “Next Equity Financing” occurred on or about May 12, 2006 when aggregate gross proceeds from the sale of Series B Convertible Preferred Stock exceeded $5 million. The conversion price of the convertible preferred stock issued in the Next Equity Financing and the price per share of the convertible preferred stock issued in that financing both were $1.75. Accordingly, the conversion price of the Series A Preferred as of May 12, 2006 is $1.75 per share of our common stock.
     Based on FASB Statement No. 123R, “Share Based Payment” and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, we have recorded the value of the Series A Preferred as a research and development expense with a corresponding charge to Additional Paid In Capital on the issue date because all matters required to be attended to by the IOSA was completed as of that date. The fair value of the Series A Preferred has been estimated as $88.19 per share, for a total value of $198,868.
     In general, the proceeds from the sale of preferred stock convertible into equity securities of the issuer should be allocated entirely to the preferred stock and not the conversion feature. However, under EITF Issues No. 98-5 and 00-27, when the fair value of the common stock into which the preferred stock can be converted exceeds the proceeds (a beneficial conversion feature) the issuer should allocate a portion of the proceeds equal to that excess to paid-in capital or to a liability if the issuer has a cash payment obligation, to a liability. The value of the common stock into which the Series A Preferred can be converted was indeterminable at the time of the issuance of the Series A Preferred as the Next Equity Financing had not yet occurred. On or about May 12, 2006, when the Next Equity Financing had been completed, the terms of the Series A Preferred were established to include a conversion feature at $1.75 per share. Under the guidance of EITF issues 98-5 and 00-27, we determined that the Series A Preferred do not contain an embedded beneficial conversion feature because at the time of determination of the number of shares into which the Series A Preferred are convertible, the fair value of our common stock was equal to or less than the value ascribed to the issuance of the Series A Preferred.
13. Related Party Transactions
     Shareholder Loans in Connection with Formation and Operation. During the period from April 25, 2005 through December 31, 2005, we borrowed a total of $252,000 (the “2005 Loans”), and during 2006, we borrowed $125,000 (the “2006 Loans”), to fund costs related to formation and operation of Intellect. We borrowed these funds from one of our principal stockholders. The 2005 Loans are non interest bearing and are unsecured. We repaid the 2005 Loans prior to December 31, 2005, except for $121 that was outstanding at December 31, 2005. We repaid $25,000 of the 2006 Loans in 2006. As of September 30, 2006, $100,000 remains outstanding. Subsequent to September 30, 2006, we borrowed an additional $575,000 from this shareholder to fund operations. In December 2006 these outstanding loans became convertible notes that are payable within one year and bear interest annually at 8%. In addition, this stockholder incurred $112,081 of costs on behalf of Intellect during 2005 prior to the formation of Intellect, which has been included in general and administrative costs. We reimbursed this stockholder for such expenditures prior to December 31, 2005.

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
     On December 2, 2005, we paid $35,000 to a company controlled by this stockholder for administrative services provided to us during the period from May 1, 2005 to November 30, 2005.
     Purchase of Claims against Mindset. During 2005, pursuant to the Asset Transfer Agreement (see Note 3), we purchased for a nominal amount a claim against Mindset of $610,000 (which amount was included in the Annex III Debt) held by Dr. Daniel Chain, Intellect’s Chairman and Chief Executive Officer, who subscribed for 5 million of our common shares upon formation of Intellect.
     During 2005, pursuant to the Asset Transfer Agreement (see Note 3), we purchased for a nominal amount a claim against Mindset of $649,000 (which amount was included in the Annex III Debt) held by one of our principal stockholders, who together with parties related to such stockholder, subscribed for approximately 5,890,753 of the common shares initially issued upon formation of Intellect.
     During 2005, pursuant to the Asset Transfer Agreement (see Note 3), we purchased for a nominal amount a claim against Mindset of $375,000 held by Mindset Ltd, a subsidiary of Mindset Biopharmaceuticals, Inc. (which amount was included in the Annex III Debt). Dr. Daniel Chain, our Chairman and Chief Executive Officer, is President of Mindset Biopharmaceuticals, Inc.
     Series B Preferred Stock Guarantee. In connection with the issuance of the Series B Preferred Stock, the stockholder described above in the paragraph Shareholder Loans in Connection with Formation and Operation provided collateral as a limited guarantee to protect the Series B Preferred investors against any losses arising from their investment in the Series B Preferred. As of September 30, 2006, the stockholder deposited with an escrow agent 1,000,000 shares of publicly traded securities as a guaranty for the benefit of the investor who purchased 1,450,159 shares of Series B Preferred and 3,042,923 shares of restricted, legended Intellect common stock for the benefit of the other Series B investors. The number of Intellect shares available for each Series B investor as a guaranty is based on the number of shares of Series B Preferred purchased by such investor.
     Under the Escrow Agreement, if during the period ending one year from the date of the Escrow Agreement or, if earlier, the date on which the last of the shares of Intellect Common Stock underlying the Series B Preferred purchased investor was sold, a Series B Preferred investor incurs a loss arising from the sale of any Intellect common stock, as measured by the difference between the purchase price per unit of Series B Preferred and the sale price of a share of underlying Intellect common stock, then the Escrow Agent will release securities from the escrow account to reimburse the investor for such loss. Any Series B Preferred or Series B Warrants held by such investor at the end of the one year period is deemed to be converted for Intellect common stock and sold at prevailing market prices. If Intellect common stock is not listed on any national securities exchange or the OTC Bulletin Board, the value of the shares held by such investor will be deemed to be zero. As compensation for providing this limited guaranty, we paid this stockholder a total of $700,000 during 2006.
     As of September 30, 2006, the 1 million public traded securities shares posted as collateral had a fair market value of $900,000 and the 3,042,932 shares of Intellect common stock posted as collateral had a fair value of approximately $1,978,000, based on an assumed value of $0.65 per share.
     Related Party Consulting Fees. During 2005, the stockholder described above in the paragraph Purchase of Claims against Mindset provided consulting services to us in connection with the formation of Intellect. In consideration for such services, we paid this stockholder $80,000, of which $54,000 was owed on December 31, 2005 and the remainder was paid in 2006.
     Note Receivable. As described above in Note 4, on June 1, 2006, we purchased for $150,000 a convertible promissory note issued by CepTor Corporation with a face amount of $150,000 and bearing interest at 6%. CepTor is a company in which one of our significant shareholders owns a significant equity interest. In connection with the purchase of the CepTor Note, we received warrants to purchase one million shares of CepTor common stock at an exercise price of $0.30 per share. The stockholder described above in the paragraph Shareholder Loans in Connection with Formation and

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
Operation is a significant shareholder of CepTor.
     Shareholder Consulting Contracts. We have entered into consulting contracts with various members of our Board of Directors and the members of our Clinical and Scientific Advisory Boards. Certain of these individuals are shareholders of Intellect. The consulting contracts are for services to be rendered in connection with ongoing research and development of our drug candidates. The contracts provide for either per-diem payments or monthly retainers.
     In addition, on January 3, 2007 we have entered into a consulting contract with a member of our Board of Directors, to provide consulting services related to identifying, soliciting and procuring collaboration agreements on behalf of Intellect. Under the agreement, Intellect is obligated to pay this director consulting fees of $10,000 per month beginning in 2006. In addition to the extent permitted under our applicable group health insurance policy, we are obligated to provide health insurance to this director and his family without any reimbursement from him. In further consideration of the provision of services by this director , he is entitled to receive cash payments in an amount equal to 2.5% of all revenues received by us (excluding revenues from the issuance of securities), including payments we receive from collaboration agreements, as we realize the revenue through the receipt of cash payments from third parties. Total amounts payable to this director under the Consulting Agreement are limited to $1 million, calculated by taking into account all consulting fees paid to this director, cost of health insurance and revenue participation payments. The agreement may be terminated by us with or without cause at any time, provided however, that we have fulfilled our monetary obligations described above.
14. Commitments and Other Matters.
     Leases. On August 1, 2005, we entered into an operating lease for office space in New York City that extends through July 2010. This agreement includes provisions for inflation-based rate adjustments and payments of certain operating expenses and property taxes.
     On October 2, 2005, we entered into an operating lease for laboratory and office space in Israel. This lease includes provisions for payments of certain operating expenses, property taxes and value added tax.
     Future minimum rental payments required under non-cancelable operating leases are as follows:

Year Ended
December 31,	Amount
2006	$221,921

2007	$295,841

2008	$300,105

2009	$304,496

2010	$243,182

2011	$128,080

Total	$1,493,625

     Rent expense amounted to $131,843 and $75,268 for the nine-months ended September 30, 2006 and the period ended December 31, 2005, respectively. Rent expense from April 25, 2005 to September 30, 2006 was $24,122. As of December 31, 2005, we had commitments to make capital expenditures of $261,679, respectively for leasehold improvements to our New York facility. Costs for leasehold improvements amounted to $488,107 and $47,162 for the nine-months ended September 30, 2006 and the period ended December 31, 2005, respectively. A stockholder has given a

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
personal guarantee to the landlord for rental and other payments we may owe under the lease. Such guarantee has been given for no consideration.
     Research and Development Agreements. We enter into various contracts with service providers in connection with our research and development and clinical trial activities. We have completed Phase I single dose and multiple dose studies to determine the safety and tolerability of our lead product candidate, OXIGONTM. The studies were conducted in The Netherlands. We engaged Kendle International B.V., one of the leading global clinical research organizations (“CRO”), to act as our CRO for these trials. We estimate that we will incur costs of approximately 1,000,000 euros (approximately $1,250,000) with Kendle during 2006 in connection with these trials.
     Employment Agreements. Effective August 1, 2005, we entered into an employment agreement with our Chief Operating Officer. The Employment Agreement provides for an initial two year employment term and an initial annual base salary of NIS 420,000 (approximately $96,812) and the obligation to provide the officer with a company car for their use. Severance payments under Israeli law are due in the event of termination under certain circumstances.
     On January 15, 2007, we amended and restated our employment agreement with our Chief Executive Officer which we had entered into on June 30, 2005. The Employment Agreement provides for a five year employment term and is automatically renewed on each anniversary of the date of the agreement for successive one-year terms unless either party terminates. No such notice of termination has been given by or to either party. The Employment Agreement provides for an annual base salary of $450,000. In the event of a voluntary termination of the employment agreement by Intellect, the Chief Executive Officer is entitled to his annual base salary then in effect for 18 months after the date of termination. The Chief Executive Officer is entitled to reimbursement of $10,000 per annum for life insurance. In addition the Chief Executive Officer is entitled an immediate grant of options in an amount such that taking into account his current holdings, his ownership interest in the company will increase to 20% of our outstanding common stock on a fully diluted basis upon adoption of the 2006 Equity Incentive Plan.
     On January 15, 2007 we amended and restated our employment agreement with the Chief Financial Officer which we originally entered into on May 16, 2006. The Employment Agreement provides for a five year employment term and an annual base salary of no less than $300,000. The Chief Financial Officer is also entitled to reimbursement for automobile expenses, up to $1,000 each month and $10,000 per annum towards life insurance. In the event of a voluntary termination of employment by Intellect, the Chief Financial officer is entitled to his annual base salary then in effect for 18 months after the date of termination. In addition the Chief Financial Officer is entitled to an immediate grant of options to purchase 5% of the outstanding common stock of the company on a fully diluted basis upon adoption of a 2006 Equity Incentive Plan.
15. Stock Option Plan
     On April 25, 2005 our stockholders approved the adoption of the “2005 Employee, Director and Consultant Stock Option Plan” (the “2005 Stock Option Plan”). Under the 2005 Stock Option Plan, a maximum of 1,246,500 shares of our common stock are available for issuance under the Plan. The 2005 Stock Option Plan is available to employees, directors and consultants. The 2005 Stock Plan provides for the grant of either incentive stock options (“ISOs”), as defined by the Internal Revenue Code, or non-qualified stock options, which do not qualify as ISOs. Option grants vest over 2 years. No options were granted in 2005.
     On September 8, 2006, our Board of Directors approved the grant of 600,000 stock options to the members of our

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)
Board of Directors and 550,000 stock options to our Clinical and Scientific Advisory Board members and 80,000 stock options to two employees. The grant was effective as of that date with a strike price of $0.65, the fair value of stock on that date. The stock options vest over a two year period and are exercisable through September 8, 2016.
     At September 30, 2006 there were 16,500 options available for grant under the Plan. The following tables present information relating to stock options under the plan as of September 30, 2006.

		Weighted
	Nine Months Ended	Average	Instrinisic
	September 30, 2006	Exercise Price	value
Options outstanding at the beginning of the period	—
Granted	1,230,000	$0.65	—

Options outstanding at the end of period	1,230,000	$0.65	—

Options excercisable at the end of period	191,666	$0.65	—
Options not vested at the end of the period	1,038,334	$0.65	—

Options vested or expected to vest	1,230,000	$0.65	—

	OPTIONS OUTSTANDING			OPTIONS EXCERCISABLE
Weighted
		Weighted	Average		Weighted
Range of Exercise		Average	Remaining		Average
Price	Shares	Exercise Price	Life in Years	Shares	Exercise Price
$0.65	1,230,000	$0.65	9.9	191,666	$0.65
     As of September 30, 2006 there was $319,359 of total unrecognized compensation cost related to non-vested employee share based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 20 months.
     The company recorded a charge of $66,331 for the nine months ended September 30, 2006 in connection with stock options granted to the Clinical and Advisory Board members. We will record additional charges as and when the options vest at the then fair value.
     The weighted-average fair value at date of grant for options granted during the nine months ended September 30, 2006 was $0.65. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

INTELLECT NEUROSCIENCES, INC. AND SUBSIDIARY
(a development stage company)
Notes to the Financial Statements
(unaudited with respect to the nine months ended September 30, 2006 and April 25, 2005 (inception) through September 30, 2005)

Nine Months Ended
September 30, 2006
Expected life in years	10
Interest rate	4.62%
Volatility	93.00%
Dividend yield	0.00%

PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Financial Statements
     The merger between Intellect Neurosciences, Inc. (“IN”) and Globepan Resources, Inc. (“GR”) is treated as a merger between a private operating company and a public shell company (i.e. a capital transaction) and is accounted for as a reverse acquisition. In addition, IN Series A preferred and Series B preferred will convert into 4,721,942 shares of common stock upon merger (“Preferred conversion”).
Unaudited Pro Forma Combined Statement of Operations Data
     The following unaudited pro forma combined statement of operations data of GR for the year ended June 30, 2006 and the three months ended September 30, 2006 present the results of GR assuming the merger with IN occurred on July 1, 2005.
     All material adjustments required to reflect the forgoing transactions are set forth in the columns labeled “Pro Forma Adjustments”. The data contained in the column labeled “Historical IN” is derived from IN’s historical unaudited consolidated statements of operations for the period ended June 30, 2006, the historical audited consolidated statement of operations for the period ended December 31, 2005 and the unaudited consolidated statement of operations for the three months ending September 30, 2006. The data contained in the column labeled “Historical GR” is derived from GR’s historical audited statement of operations for the period ended June 30, 2006, the historical unaudited consolidated statement of operations for the three months ending September 30, 2006. The unaudited pro forma combined statement of operations should be read in conjunction with the consolidated financial statements of IN, including the notes thereto and the financial statements of GR, including the notes thereto. The condensed pro forma data is for illustrative purposes only and may not necessarily reflect IN’s results for the year ended June 30, 2006 and the three months ended September 30, 2006 assuming the merger with GR.
Intellect Neuroscineces, Inc.
Globepan Resources, Inc.
Unaudited Pro Forma Combined Statement of Operations
Year Ended June 30, 2006

							Conversion of
				Pro Forma		Pro Forma	Series B	Pro Forma
	Historical IN	Historical GR		Adjustments		Combined	Preferred Stock	Combined

Costs and Expenses:
Research and development	3,118,618					3,118,618		3,118,618
General and administrative	1,892,495	31,537				1,924,032		1,924,032

Total cost and expenses	5,011,113	31,537		—		5,042,650	—	5,042,650

Loss from operations	(5,011,113)	(31,537)		—		(5,042,650)	—	(5,042,650)

Other income/(expenses):

Interest expense	(1,237,830)					(1,237,830)		(1,237,830)
Interest Income	13,054					13,054		13,054
Other	(1,222,202)					(1,222,202)		(1,222,202)

Total other income/(expense):	(2,446,978)	—		—		(2,446,978)	—	(2,446,978)

Net loss	$(7,458,091)	$(31,537)		$—		$(7,489,628)	$—	$(7,489,628	)(2)

Basic and diluted net loss per share						$(0.25)		$(0.25)

Weighted average shares outstanding	21,276,788	20,545,780	(1)(a)	(11,545,780	)(1)(b)	30,276,788		30,276,788

(1)	After giving effect to the exchange on reincorporation in Delaware and the retirement of 11,545,780 shares of common stock.

(2)	Does not give effect to the fair value difference by the price paid between investors in GR and the fair value of IN at the time of the merger. Such difference will be recorded as a cost of the merger which could be significant.

Intellect Neurosciences
Globepan Resources, Inc.
Unaudited Pro Forma Combined Statement of Operations
Three Months Ended September 30, 2006

							Conversion of
		Historical		Pro Forma		Pro Forma	Series B Preferred	Pro Forma
	Historical IN	GR		Adjustments		Combined	Stock	Combined

Costs and Expenses:
Research and development	570,684					570,684		570,684
General and administrative	922,544	5,927				928,471		928,471

Total cost and expenses	1,493,227	5,927				1,499,154	—	1,499,154

Loss from operations	(1,493,227)	(5,927)		—		(1,499,154)	—	(1,499,154)

Other income/(expenses):

Interest expense	(314,982)					(314,982)	—	(314,982)
Interest Income	22,270					22,270		22,270
Other	525,993					525,993	—	525,993

Total other income/(expense):	233,281	—		—		233,281	—	233,281

Net loss	$(1,259,947)	$(5,927)				$(1,265,874)	$—	$(1,265,874	)(2)

Basic and diluted net loss per share						$(0.04)		$(0.04)

Weighted average shares outstanding	21,353,500	20,545,780	(1)(A)	(11,545,780	)(1)(B)	30,353,500		30,353,500

(1)(A)	After giving effect to the exchange on reincorporation in Delaware. (1)(B) The retirement of 11,545,780 shares of common stock upon spin-out of assets of GR.

(2)	Does not give effect to the fair value difference between the price paid between investors in GR and the fair value of IN at the time of the merger. Such difference will be recorded as a cost of the merger which could be significant.
Unaudited Pro Forma Combined Balance Sheet Data
     The following unaudited pro forma combined balance sheet data of GR as of September 30, 2006 presents the financial position of GR assuming the merger with IN occurred on September 30, 2006. All material adjustments required to reflect the forgoing transactions are set forth in the columns labeled “Pro Forma Adjustments”. The data contained in the column labeled “Historical IN” is derived from IN’s historical unaudited consolidated balance sheet as of September 30, 2006. The data contained in the column labeled “Historical GR” is derived from GR’s historical unaudited balance sheet as of September 30, 2006. The unaudited pro forma balance sheet should be read in conjunction with the consolidated financial statements of IN, including the notes thereto and the financial statements of GR, including the notes thereto. The pro forma data is for illustrative purposes only and may not necessarily reflect IN’s financial position or what IN’s financial position would have been assuming (1) the merger with GR occurred as of September 30, 2006 and (2) the Preferred conversion occurred as of September 30, 2006.

Intellect Neurosciences, Inc.
Globepan Resources, Inc.
Unaudited Pro Forma Balance Sheet
September 30, 2006

						Conversion of
	Historical	Historical	Pro Forma		Pro Forma	Series B		Pro Forma
	IN	GR	Adjustments		Combined	Preferred Stock		CombinedA
ASSETS
Current assets:
Cash and cash equivalents	549,762	3,949	(3,949	) (3)	549,762	157,500	(4)	707,262
Preferred stock subscriptions receivable (subsequently collected)	100,200				100,200			100,200
Restricted cash	64,254				64,254			64,254
Note receivable	104,137				104,137			104,137
Prepaid expenses & other current assets	57,244				57,244			57,244

Total current assets	875,597	3,949	(3,949)		875,597	157,500		1,033,097

Fixed Assets, net	812,745				812,745			812,745
Security deposits	122,075				122,075			122,075
Deferred financing costs, net	466,950				466,950			466,950

Total Assets	2,277,367	3,949	(3,949)		2,277,367	157,500		2,434,867

LIABILITIES AND CAPITAL DEFICIENCY
Accounts payable and accrued expenses	1,468,441	17,102	(17,102	) (3)	1,468,441			1,468,441
Convertible promissory notes (past due)	250,000				250,000	—		250,000
Accrued interest convertible promissory notes	18,195				18,195	—		18,195
Derivative instruments	1,605,210				1,605,210	11,685	(4)	1,616,895
Preferred stock liability	2,868,389				2,868,389	(2,868,389	) (4)(5)	—
Accrued interest preferred stock	222,819				222,819	(222,819	) (6)	—
Shareholders’ loans	100,000	657	(657	) (3)	100,000	—		100,000

Total current liabilities	6,533,054	17,759	(17,759)		6,533,054	(3,079,523)		3,453,531

Deferred lease liability	10,542				10,542			10,542
Other long-term liabilities	112,741	—			112,741			112,741

Total Liabilities	6,656,337	17,759	(17,759)		6,656,337	(3,079,523)		3,576,814

COMMITMENTS AND OTHER MATTERS
Capital Deficiency:
Preferred stock, $.001 par value, 15,000,000 shares authorized

Series A Convertible Preferred stock 2,255 shares designated and issued at September 30, 2006 (Liquidation preference $225,500)	2				2	(2)	(5)	—

Series B Convertible Preferred stock — 7,164,445 shares designated and 4,493,092 shares issued at September 30, 2006 (classified as liability above) (liquidation preference $8,085,730)

Common stock, par value $0.001 per share, 100,000,000 shares authorized; 21,353,500 outstanding September 30, 2006 and 35,075,442 shares proforma	21,353	7,919	1,081	(3)	30,353	4,722	(5)	35,075

Additional paid in Capital	5,106,890	30,871	(39,871	) (3)(7)	5,097,890	3,249,803	(4)(5)(6)	8,347,693
Deficit accumulated during the development stage	(9,507,215)	(52,600)	52,600	(3)(7)	(9,507,215)	(17,500	) (4)	(9,524,715)

Total capital deficiency	(4,378,970)	(13,810)	13,810		(4,378,970)	3,237,023		(1,141,947)

Total liabilities and capital deficiency	2,277,367	3,949	(3,949)		2,277,367	157,500		2,434,867

(3)	To record, as a capital contribution, $50,000 paid by a stockholder and the spin-out of assets of GR.

(4)	Reflects the issuance of $175,000 of Series B Convertible Preferred Stock with warrants (convertible into 100,000 shares of IN common stock, proceeds received from such issuance after expense of the offering estimated to be approximately $158,000). The Series B Preferred and the Series B Warrants contain such provisions as a result of the anti-dilution features contained in the Statement of Designation of the Series B Convertible Preferred Stock, the Warrant and other relevant contracts. Accordingly we have accounted for the Series B Preferred and the Series B Warrants as liabilities at the time of issuance. We recorded the amount received in consideration for the Series B Preferred as a liability ($63,840) for the Series B Preferred shares with an allocation to the Series B Warrants ($11,685) and the difference recorded as additional paid in capital ($99,475).

(5)	To record the conversion of Series A preferred shares and Series B preferred shares into 4,721,942 shares of common stock.

(6)	To record accrued interest payable to preferred stockholders treated as a capital contribution upon merger.

(7)	Reflects the elimination of GR’s historical accumulated deficit.

A	The Unaudited Pro Forma Balance Sheet assumes that the stockholders who did not consent to the conversion and merger do not demand payment for their shares. Accordingly, the pro forma combined amounts have not been adjusted to reflect payments for shares to stockholders who choose to exercise their dissenters’ and demand appraisal rights. Such rights, if exercised, require the company to pay for shares instead of issuing shares in the conversion or merger. See Page 6.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of January 25, 2007, by and among GlobePan Resources, Inc., INS Acquisition, Inc., and Intellect Neurosciences, Inc.

2.2	Sale, Assignment, Assumption and Indemnification Agreement, dated January 25, 2007, by and between GlobePan Resources, Inc. and Russell Field

3.1	Plan of Conversion of GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.2	Articles of Conversion for GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.3	Certificate of Conversion for GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.4	Certificate of Incorporation of GlobePan Resources, Inc. (Delaware), dated January 24, 2007[1]

3.5	Certificate of Merger of INS Acquisition, Inc. with and into Intellect Neurosciences, Inc., dated January 25, 2007

3.6	Bylaws of GlobePan Resources, Inc., dated January 25, 2007[1]

3.7	Certificate of Amendment to Certificate of Incorporation of GlobePan Resources, Inc., dated January 26, 2007

4.1	Form of Employee Incentive and Nonqualified Stock Option Agreement under the 2005 Stock Option Plan

4.2	Form of Director Stock Option Agreement under the 2005 Stock Option Plan

4.3	Form of Notice of Stock Option Award under 2006 Equity Incentive Plan

4.4	Form of Convertible Note Warrant

4.5	Form of Convertible Note Warrant

4.6	Form of Series B Warrant

4.7	Form of Extension Warrant

10.1	Form of Indemnification Agreement by and between Intellect Neurosciences and each of: Kelvin Davies, Mark S. Germain, Harvey L. Kellman, Kathleen P. Mullinix, Eliezer Sandberg and David Woo

10.2	2005 Employee, Director and Consultant Stock Option Plan

10.3	2006 Equity Incentive Plan

10.4	Asset Transfer Agreement, dated as of June 23, 2005, by and between Intellect Neurosciences, Inc. and Mindset Biopharmaceuticals (USA), Inc.

10.5	License Agreement by and between New York University and Mindset Limited, effective as of August 10, 1998; Amendment to the 1998 Agreement, effective as of September 2002[2]

10.6	Research and License Agreement by and between the South Alabama Medical Science Foundation and Mindset Limited, effective as of August 10, 1998 (the “1998 Agreement”); Amendment I to the 1998 Agreement, effective as of September 11, 2000 (the “Amendment I”); and Amendment II to the 1998 Agreement, effective as of September 1, 2002[2]

10.7	Transgenic Animal Non-Exclusive License and Sponsored Research Agreement, dated as of October 24, 1997, by and between Intellect Neurosciences, Inc. and Mayo Foundation for Medical Education and Research

10.8	Assignment Agreement, dated as of June 6, 2000, by and between Mindset Biopharmaceuticals (USA), Inc. and Dr. Benjamin Chain

10.9	Research and License Agreement by and between New York University and Intellect Neurosciences, Inc., effective as of April 1, 2006[2]

10.10	Lease Agreement, dated as of July 11, 2005, by and between Intellect Neurosciences, Inc. and Scandia Realty Partnership Limited

10.11	English Summary of Israel Lease Agreement in Hebrew Language by and between Intellect Neurosciences (Israel) Ltd. and Africa Israel Nechasim Ltd.

10.12	Amended and Restated Employment Agreement, dated as of January 15, 2007, by and between Intellect Neurosciences, Inc. and Daniel Chain

10.13	Amended and Restated Employment Agreement, dated as of January 15, 2007, by and between Intellect Neurosciences, Inc. and Elliot Maza

10.14	Employment Agreement, dated as of June 25, 2005, by and between Intellect Neurosciences, Inc. and Vivi Ziv

10.15	Consulting Agreement, dated as of January 3, 2007, by and between Intellect Neurosciences, Inc. and Mark Germain

10.16	Consulting Agreement, dated as of July 1, 2005, by and between Intellect Neurosciences, Inc. and Harvey Kellman

10.17	Consulting Agreement, dated as of December 1, 2005, by and between Intellect Neurosciences, Inc. and Kelvin Davies

14.1	Code of Ethics and Business Conduct

21.1	List of Subsidiaries

[1]	Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 30, 2006 (File No. 333-128226).

[2]	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: January 31, 2007	INTELLECT NEUROSCIENCES, INC.

	By:	/s/ Elliot Maza

	Name:	Elliot Maza

	Title:	Chief Financial Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of January 25, 2007, by and among GlobePan Resources, Inc., INS Acquisition, Inc., and Intellect Neurosciences, Inc.

2.2	Sale, Assignment, Assumption and Indemnification Agreement, dated January 25, 2007, by and between GlobePan Resources, Inc. and Russell Field

3.1	Plan of Conversion of GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.2	Articles of Conversion for GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.3	Certificate of Conversion for GlobePan Resources, Inc. (Nevada), dated January 24, 2007[1]

3.4	Certificate of Incorporation of GlobePan Resources, Inc. (Delaware), dated January 24, 2007[1]

3.5	Certificate of Merger of INS Acquisition, Inc. with and into Intellect Neurosciences, Inc., dated January 25, 2007

3.6	Bylaws of GlobePan Resources, Inc., dated January 25, 2007[1]

3.7	Certificate of Amendment to Certificate of Incorporation of GlobePan Resources, Inc., dated January 26, 2007

4.1	Form of Employee Incentive and Nonqualified Stock Option Agreement under the 2005 Stock Option Plan

4.2	Form of Director Stock Option Agreement under the 2005 Stock Option Plan

4.3	Form of Notice of Stock Option Award under 2006 Equity Incentive Plan

4.4	Form of Convertible Note Warrant

4.5	Form of Convertible Note Warrant

4.6	Form of Series B Warrant

4.7	Form of Extension Warrant

10.1	Form of Indemnification Agreement by and between Intellect Neurosciences and each of: Kelvin Davies, Mark S. Germain, Harvey L. Kellman, Kathleen P. Mullinix, Eliezer Sandberg and David Woo

10.2	2005 Employee, Director and Consultant Stock Option Plan

10.3	2006 Equity Incentive Plan

10.4	Asset Transfer Agreement, dated as of June 23, 2005, by and between Intellect Neurosciences, Inc. and Mindset Biopharmaceuticals (USA), Inc.

10.5	License Agreement by and between New York University and Mindset Limited, effective as of August 10, 1998; Amendment to the 1998 Agreement, effective as of September 2002[2]

10.6	Research and License Agreement by and between the South Alabama Medical Science Foundation and Mindset Limited, effective as of August 10, 1998 (the “1998 Agreement”); Amendment I to the 1998 Agreement, effective as of September 11, 2000 (the “Amendment I”); and Amendment II to the 1998 Agreement, effective as of September 1, 2002[2]

10.7	Transgenic Animal Non-Exclusive License and Sponsored Research Agreement, dated as of October 24, 1997, by and between Intellect Neurosciences, Inc. and Mayo Foundation for Medical Education and Research

10.8	Assignment Agreement, dated as of June 6, 2000, by and between Mindset Biopharmaceuticals (USA), Inc. and Dr. Benjamin Chain

10.9	Research and License Agreement by and between New York University and Intellect Neurosciences, Inc., effective as of April 1, 2006[2]

10.10	Lease Agreement, dated as of July 11, 2005, by and between Intellect Neurosciences, Inc. and Scandia Realty Partnership Limited

10.11	English Summary of Israel Lease Agreement in Hebrew Language by and between Intellect Neurosciences (Israel) Ltd. and Africa Israel Nechasim Ltd.

10.12	Amended and Restated Employment Agreement, dated as of January 15, 2007, by and between Intellect Neurosciences, Inc. and Daniel Chain

10.13	Amended and Restated Employment Agreement, dated as of January 15, 2007, by and between Intellect Neurosciences, Inc. and Elliot Maza

10.14	Employment Agreement, dated as of June 25, 2005, by and between Intellect Neurosciences, Inc. and Vivi Ziv

10.15	Consulting Agreement, dated as of January 3, 2007, by and between Intellect Neurosciences, Inc. and Mark Germain

10.16	Consulting Agreement, dated as of July 1, 2005, by and between Intellect Neurosciences, Inc. and Harvey Kellman

10.17	Consulting Agreement, dated as of December 1, 2005, by and between Intellect Neurosciences, Inc. and Kelvin Davies

14.1	Code of Ethics and Business Conduct

21.1	List of Subsidiaries

[1]	Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 30, 2006 (File No. 333-128226).

[2]	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.